As filed with the Securities and Exchange Commission on September 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWGENIVF GROUP LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	8090	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wing Fung Alfred Siu

Chief Executive Officer

36/39-36/40, 13th Floor, PS Tower
Sukhumvit 21 Road (Asoke)
Khlong Toei Nuea Sub-district
Watthana District, Bangkok 10110
Thailand

Tel: +1 (212) 537-4406

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin

Han Kun Law Offices LLP

Rooms 4301-10, 43/F., Gloucester Tower

The Landmark

15, Queen’s Road Central

Hong Kong

+852 2820 5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders named in this preliminary prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this preliminary prospectus is a part, is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders named in this preliminary prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated            , 2025.

50,000,000 Class A Ordinary Shares

NewGenIvf Group Limited

This prospectus relates to the resale by the selling securityholders identified in this prospectus (“Selling Securityholders”) of up to 50,000,000 Class A Ordinary Shares, no par value per share (“Class A Ordinary Shares”), consisting of (i) 20,000,000 Class A Ordinary Shares issuable by the Company to White Lion Capital, LLC (“White Lion”) in connection with the Common Stock Purchase Agreement dated as of November 21, 2024, by and between the Company and White Lion (the “White Lion Purchase Agreement”); and (ii) 30,000,000 Class A Ordinary Shares issuable to JAK Opportunities VI LLC upon the conversion of (a) the Remaining Additional Notes (as defined below), (b) the senior convertible notes exchanged on August 8, 2024 (“Exchange Notes”), (c) the exercise of the Series A warrants to purchase Class A Ordinary Shares (the “Series A Warrants”), (d) the exercise of Series B warrants to purchase Class A Ordinary Shares (the “Series B Warrants”), (e) the exercise of Series C warrants to purchase Class A Ordinary Shares (the “Exchange Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”), and (f) the New CB Initial Note (as defined below) (the “Resale Shares”). The Resale Shares were issued in private placements to certain Selling Securityholders.

We are registering the offer and resale of the Resale Shares to satisfy certain registration rights we have granted. The Resale Shares will be resold from time to time by the Selling Securityholders listed in the section titled “Selling Securityholders” beginning on page 93.

The Resale Shares represent more than the number of our outstanding Class A Ordinary Shares, and the sales of the Resale Shares, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell these securities. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may offer and sell these securities directly to purchasers, through agents in ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.” White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The actual number of Class A Ordinary Shares issuable to White Lion will vary depending on the then-current market price of Class A Ordinary Shares sold or issuable to White Lion under the White Lion Purchase Agreement and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Resale Shares by the Selling Securityholders. However, we may receive gross proceeds of up to $500 million from the sale of our Class A Ordinary Shares to White Lion pursuant to the White Lion Purchase Agreement. The actual proceeds from White Lion may be less than this amount, depending on the number of Class A Ordinary Shares sold and the price at which the Class A Ordinary Shares are sold. In addition, we may receive proceeds from the conversion of the Additional Notes, Exchange Notes, Warrants, New CB Initial Note which proceeds will be used for working capital and other general corporate purposes.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of the Resale Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Resale Shares, including legal and accounting fees. See “Plan of Distribution.”

Our Class A Ordinary Shares currently trade on The Nasdaq Capital Market under the symbol “NIVF.” The last reported closing price of our Class A Ordinary Shares on September 12, 2025 was $1.97.

We qualify as a “foreign private issuer,” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, thus we are eligible for reduced public company reporting requirements, and are permitted to rely on certain exemptions from Nasdaq corporate governance rules.

NewGenIvf Group Limited (“NewGenIvf,” “Company,” “our,” “we,” or “us”) is a British Virgin Islands holding company with our operations conducted through our subsidiaries in the Cayman Islands (our wholly-owned subsidiary, NewGenIvf Limited), Asia (Hong Kong, Thailand, Kyrgyzstan, and the Kingdom of Cambodia), and in the United States. Under this holding company structure, investors are purchasing equity interests in NewGenIvf, a British Virgin Islands holding company, and obtaining indirect ownership interests in our Cayman Islands and Asian operating subsidiaries. Substantially all of NewGenIvf’s operations and assets are based in Thailand, Cambodia and Kyrgyzstan. As a result, its businesses and operations are subject to the changing economic conditions prevailing from time to time in such countries.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. As of the date of this prospectus, in accordance with the Panel’s extension, the Company has already made progress on its compliance plan, including carrying out a 1-for-20 reverse stock split of its issued and unissued shares which was effected on February 11, 2025. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the minimum bid price rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 25 to read about the factors you should consider before buying the Ordinary Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our” and the “Company” refer to NewGenIvf Group Limited and its wholly owned subsidiary, NewGenIvf Limited, a Cayman Islands company.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The number of Class A Ordinary Shares and Class B Ordinary Shares currently issued and outstanding was 2,152,702 as of September 12, 2025. No new shares are being issued by the Company pursuant to this offering.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Securityholders identified in this prospectus may offer from time to time up to 50,000,000 Class A Ordinary Shares through any means described in the section entitled “Plan of Distribution.” You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Resale Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

“ASCA” means A SPAC I Acquisition Corp., a British Virgin Islands business company.

“A SPAC I Mini Acquisition Corp.” means A SPAC I Mini Acquisition Corp., a British Virgin Islands business company.

“Business Combination” means the transactions contemplated by the Merger Agreement, pursuant to which (i) ASCA reincorporated to the British Virgin Islands by merging with and into the Company; and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company.

“BVI” means British Virgin Islands.

“BVI Act” means BVI Business Companies Act (As Revised).

“Class A Ordinary Share” means Class A ordinary shares of the Company, no par value per share.

“Class B Ordinary Share” means (x) the Company’s Class B ordinary shares with no par value per share, and (y) any shares into which such ordinary shares shall have been changed or any shares resulting from a reclassification of such ordinary shares.

“Closing” means the consummation of the Business Combination, which occurred on April 3, 2024.

“Company” means NewGenIvf Group Limited, a British Virgin Islands business company, the surviving entity of the Business Combination.

“First Reverse Stock Split” means the 1-for-20 reverse stock split effected by the Company on February 11, 2025.

“Legacy NewGenIvf” means NewGenIvf Limited, a Cayman Islands exempted company, which became a wholly owned subsidiary of ASCA upon the Closing.

“Merger Agreement” means the Merger Agreement entered into on February 15, 2023, and as amended on June 12, 2023 and December 6, 2023, between ASCA, A SPAC I Mini Acquisition Corp., Merger Sub, Legacy NewGenIvf, and certain shareholders of Legacy NewGenIvf, pursuant to which the Reincorporation Merger and Acquisition Merger were consummated.

“Merger Sub” means A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and former wholly-owned subsidiary of A SPAC I Mini Acquisition Corp.

“Memorandum and Articles of Association” means the Company’s Amended and Restated Memorandum and Articles of Association, as and restated on July 4, 2025.

“NewGenIvf” means NewGenIvf Group Limited, a British Virgin Islands business company, the surviving entity of the Business Combination, unless the context so requires.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

“Preferred Shares” means preferred shares of the Company, no par value per share.

“Reincorporation Merger” means the first step of the Business Combination which occurred pursuant to the Merger Agreement, in which ASCA reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp.

“Reverse Stock Splits” means the First Reverse Stock Split, the Second Reverse Stock Split, and the Third Reverse Stock Split. In this prospectus, where we state historical share and per-share numbers, we have, where appropriate, reflected a retroactive adjustment due to the Reverse Stock Splits in parentheses.

“Second Reverse Stock Split” means the 1-for-10 reverse stock split effected by the Company on May 5, 2025.

“Third Reverse Stock Split” means the 1-for-5 reverse stock split effected by the Company on August 4, 2025.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Unless the context otherwise requires, all references in this Prospectus Summary to “NewGenIvf,” “we,” “our,” and “us” refer to Legacy NewGenIvf and its subsidiaries as they existed prior to the Closing if described in relation to a date prior to April 3, 2024. Any references to “NewGenIvf,” “we,” “our,” and “us” with respect to the present time, a future time, or a date after April 3, 2024 refers to NewGenIvf, a British Virgin Islands company, and its subsidiaries, whose existence continued after the Closing.

Overview

We are an assisted reproductive services (“ARS”) provider in Asia-Pacific. Since the opening of our first clinic in Thailand in 2014, we have established ourselves as a long-standing ARS provider in this region. Our strategic presence in Thailand, Cambodia, and Kyrgyzstan positions us to take advantage of opportunities across Asia-Pacific. According to China Insights Consultancy (“CIC”), from 2014 to 2022, there was a rising number of women in the key ARS-targeted age group (ages 15 to 49) in Asia Pacific and a growing trend towards later maternal age. The number of married women of reproductive age in Asia Pacific has risen from 816.4 million in 2014 to 833.2 million in 2022. Additionally, according to CIC, there was increasing social acceptance of ARS use in Asia Pacific countries such as China, India, and Thailand during the same period. For example, the number of ARS users in China has risen from 136.8 thousand in 2017 to 184.9 thousand in 2022 approximately and that in Japan has risen from 98.0 thousand in 2017 to 128.5 thousand in 2022.

According to CIC, the prevalence of infertility in Asia-Pacific developing countries is substantial. For example, the infertility rate in Thailand, India and China was about 15.4%, 13.8% and 17.8%, respectively, in 2022. In India, the infertility rate in 2020 was approximately 13.1%, representing an annual growth of 2.6%. The infertility rate in China was around 17.6% in 2020, representing an annual growth of 0.6%. Infertility is increasingly gaining society’s attention as individuals are more openly discussing their struggles. Despite the prevalence of infertility, access to treatment is often limited in the Asia Pacific region. According to CIC, financial challenges, costs of treatment, and limited availability or capacity of fertility medical care are some of the main challenges in the fertility marketplace in Asia-Pacific region. Religious, social and cultural roadblocks can also prevent hopeful couples from realizing their dream to have children. We believe that we can help address some of these key challenges of Asia-Pacific fertility industry.

History and Development of the Company

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”); and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

NewGenIvf’s Business

With a focus on providing fertility treatments to fulfil the dreams of building families, NewGenIvf mainly offers two services, namely: (i) in vitro fertilization (“IVF”) treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. Currently, we have four clinics: two clinics in Thailand (one of which, whilst licensed, is yet to commence operations), one clinic in Cambodia, and one clinic in Kyrgyzstan.

●	IVF treatment service: For the years ended December 31, 2024 and 2023, we generated approximately 100% and 78.3%, respectively of our revenue from IVF treatment services. We primarily provide our clients with conventional IVF/intracytoplasmic sperm injection (“ICSI”) and embryo transfer services. As technology has progressively advanced, we have been able to, through technologies and facilities provided by MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases. IVF treatment involves the performance of a series of medical treatment as well as procedures and eventually brings benefits to clients when embryo is successfully implanted. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure completed in clinic. The completion of the various and procedures are evidenced by written treatment cards and reports maintained in the patient files.

●	Surrogacy and ancillary caring services: We also generate revenue from surrogacy services and related ancillary caring services in Kyrgyzstan. For the years ended December 31, 2024 and 2023, we generated approximately Nil % and 21.7%, of our revenue from surrogacy and ancillary caring services. For surrogacy services, NewGenIvf conducts implantation of embryos from biological parents in surrogate mothers. In addition, NewGenIvf provides a “success guarantee” program for egg donation services in Cambodia and surrogacy services in Kyrgyzstan. Under this optional program, patients pay additional fees of approximately 40% of the original price and can have repeated attempts of IVF cycles, egg donation services and/or surrogacy services until the procedures are successful. The additional costs to NewGenIvf are generally limited and amount to approximately 30% of the original costs because NewGenIvf’s clinics, together with the patients, can choose suitable egg donors and surrogate mothers to limit the additional costs. During the pregnancy period, NewGenIvf provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. Revenue from surrogacy and ancillary caring services is recognized at a point in time when the surrogate mother gives birth. Surrogacy services provide infertile couples with an alternative method of having children. During 2024, we did not generate any revenue from surrogacy as we went through a series of reorganization in Kyrgyzstan, resulting in a sale of 100% equity interest in First Fertility Bishkek Limited Liability Company and acquisition of 100% equity interest in Bi Clinic Limited Liability Corporation.

For the years ended December 31, 2024 and 2023, NewGenIvf’s revenue was US$5,433,375 and US$5,136,153, and its net income/(loss) was US$(474,101) and US$108,418, respectively.

Competitive Strengths

NewGenIvf believes that the following competitive strengths have positioned it to meet growing opportunities in the fertility market across Asia-Pacific, and have differentiated it from its competitors:

Broad-range Assisted Reproductive Service (“ARS”) Provider Offering Comprehensive Fertility Treatment Services

With almost a decade of experience in the fertility market, NewGenIvf has built a reputation in the IVF industry in Asia-Pacific. NewGenIvf has reinforced its long-standing position through expanding its service offerings and locations to address the evolving clients’ needs or requests.

NewGenIvf’s comprehensive fertility treatment offerings in Thailand, Cambodia, and Kyrgyzstan, primarily including IVF, egg donation (in Cambodia) and surrogacy services (in Kyrgyzstan), make it convenient for clients in Asia-Pacific market to have access to various fertility services but with a relatively low cost, as compared with the US market. Meanwhile, the average cost per IVF cycle by NewGenIvf is around US$7,000 (excluding medication). Each of NewGenIvf’s clinics in Thailand, Cambodia, and Kyrgyzstan has its own specialty, and together, NewGenIvf is able to provide more flexibility and options to its patients. For example, NewGenIvf’s Thailand clinic focuses on IVF and related ancillary services including HIV sperm washing, egg freezing, and chromosome screening. The clinic in Cambodia specializes in providing both IVF services and egg donation services. NewGenIvf opened the clinic in Kyrgyzstan in 2019, which broadened NewGenIvf’s services by being legally qualified/received approval letter from The Ministry of Health of Kyrgyzstan to offer surrogacy services. As of December 31, 2024, NewGenIvf was the one of the few ARS providers in Kyrgyzstan and one of the few companies in Kyrgyzstan that is licensed to offer surrogacy services in Kyrgyzstan.

NewGenIvf attributes its track record of success to its experienced physicians and its ability to provide comprehensive ARS services, allowing it to meet patients’ increasing demand for advanced, high-end, and sophisticated ARS, a higher standard and a wider range of advanced services.

NewGenIvf has extensive experience serving Asia-Pacific patients and a deep understanding of their general profiles. In particular, NewGenIvf has personnel speaking multiple languages, including nurses, facilitators, and translators, who are familiar with the health condition and culture of Asia-Pacific patients from different countries in the region. NewGenIvf believes that it is therefore well-positioned to benefit from market growth driven by Asia-Pacific patients travelling to its clinics for treatment.

Attractive Market with Significant Demand and Fast Growth

NewGenIvf operates in the ARS market in Asia Pacific, positioning it to leverage on an attractive market with compelling underlying growth potential.

Built on years of experience, NewGenIvf has established a strong reputation in its industry, which in turn attracted potential business partners to approach NewGenIvf to negotiate cooperations and referrals. Over the years, NewGenIvf sends representatives to medical expos mostly held in the PRC to approach potential business partners and establish new partnerships by entering into agency agreements with each agent. NewGenIvf has become a significant partner with agents and sub-agents throughout China and India. Normally, each agency agreement has a maximum term of one year, which is renewable upon mutual agreement. Agents typically market and promote NewGenIvf’s services by word-to-mouth referrals and other measures and NewGenIvf pays the agents commission at a range of 10% to 25% of the treatment fees upon the completion of client’s treatment. Normally, agents provide potential clients’ contact information to the sales team of NewGenIvf, who then approach potential clients and provide consultation on services. With its partnerships in various countries, NewGenIvf believes it is able to better benefit from the growing market opportunities.

Exclusively Owned and Licensed Technology for Family Planning and Access to Mature Fertility Technologies

NewGenIvf believes that its licenses and/or access to mature technologies contribute to its ability to identify and tailor ARS services to individual patient’s needs. These technologies include:

●	MicroSort Technology: NewGenIvf acquired the MicroSort Technology from Genetics & IVF Institute, Inc. (“GIVF”) pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”). As such NewGenIvf exclusively owns the MicroSort Technology. Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of the Genetics & IVF Institute, Inc. to use MicroSort technology in Thailand and Cambodia. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

●	Preimplantation Genetic Screening (“PGS”): PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

●	Next-Generation Sequencing (“NGS”): NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”) to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

●	Preimplantation Genetic Diagnosis (“PGD”): Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a process more enhanced than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women better achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Well Established Brand with Reliable Reputation

The founders of NewGenIvf entered the fertility market as agents in 2011 by introducing patients in need to a Thailand clinic for fertility treatments. The founders of NewGenIvf started to operate their own clinic in Thailand in 2014 and subsequently added clinics in Cambodia and Kyrgyzstan. Since then, NewGenIvf has attracted clients from countries throughout Asia-Pacific, including Mainland China, Hong Kong, India, Thailand, Australia and Taiwan.

NewGenIvf benefits from the favourable geographic locations of its clinics, especially its clinic in Thailand. Located in central Bangkok and situated in one of the biggest shopping malls of the city, the clinic is located in close proximity to various transportation facilities and popular tourist attractions, such as the Erawan Shrine. In this regard, NewGenIvf believes that its business has benefited from, and will continue to benefit from, the convenience of its locations.

NewGenIvf has developed a relatively replicable and scalable operating model that supports high productivity at its assisted reproductive medical facilities in Asia. Under this model, NewGenIvf’s medical facilities have established standardized operating procedures to select the treatment process according to each patient’s profile. NewGenIvf’s medical and operational personnel are organized into specialized teams according to the different stages of the treatment process and different patient profiles. When patients are initially admitted or would like to seek additional medical services later on, they are assigned to one of the optimal medical teams, which NewGenIvf believes is better suited after taking into account the patient’s diagnosis and preferences. NewGenIvf believes that this model allows each team to improve its efficiency and arrange suitable physicians for patients.

The physicians of NewGenIvf have also developed and employed an operating model that seeks to increase the effectiveness of physicians by utilizing standardized workflows and operating procedures with teams of supporting nurses and medical assistants. This helps to increase the number of IVF treatment cycles that physicians can perform while providing treatment customized based on patient conditions.

With its established client service history, accumulated experience as well as its continuous upgrades and development of treatment models, NewGenIvf believes that it will be able to better monetize its brands through its business.

Experienced Management Team

The NewGenIvf management team has considerable experience in the ARS market and the broader healthcare industry. A considerable number of NewGenIvf’s management are physicians or laboratory technicians who possess extensive experience in the ARS industry and are experts in their respective fields. NewGenIvf’s Chief Executive Officer, Mr. Alfred Siu, has more than 13 years of experience in the fertility service market. Dr. Wiphawee Luangtangvarodom had over 8 years of experience as an obstetrician and gynecologist. NewGenIvf’s two lab supervisors, Ms. Anussara Phinyong, and Ms. Araya Boonchaisitthipong, each had over eight years of experience in the embryologist field. These individuals have extensive experience in managing assisted reproductive medical facilities. NewGenIvf is also led by other members of the professional management team, who are intimately involved in the operational and financial management of NewGenIvf’s Group. Leveraging their experience, NewGenIvf believes that it is well positioned to expand its network and aims to become a leader in the Asia Pacific ARS market.

Strategies

NewGenIvf’s vision is to provide tailored ARS solutions to fulfil patients’ dreams of becoming a parent. To realize this vision, NewGenIvf plans to adopt the following strategies:

Offer Broad Fertility Services for Fertility Tourists across Asia Pacific

NewGenIvf intends to provide broad fertility services for fertility tourists seeking high quality, cost effective and comprehensive fertility solutions. According to CIC, the demand for fertility tourism is driven by a variety of factors including the prevalence of infertility, the introduction of the Three-Child policy in China, the improved understanding of assisted reproductive technology and increased affordability of ARS. To address these needs, NewGenIvf plans to offer its customers a “hassle-free”, seamless and integrated ARS and hospitality arrangement experience. To complement its fertility services, NewGenIvf intends to integrate its offerings with additional services for traveling patients, most of whom are first-time fertility tourists, such as translation service, hotel arrangement and airport pickup services. NewGenIvf plans to enhance its customers’ experience by entering into exclusive cooperation arrangements with local premium hospitality providers.

Continue to Invest in Laboratories and Facilities

NewGenIvf believes laboratories and treatment facilities are critical to supporting its future research, development and clients experience. NewGenIvf currently operates two laboratories that offer IVF services, one in Thailand and one in Cambodia, and plans to continue to scale up its existing laboratories. NewGenIvf plans to continue to invest in upgrading its laboratories and facilities to complement its growth and expansion, which it believes will help NewGenIvf maintain an edge over its competitors with regard to technology, operational efficiency, scalability, and client experience.

NewGenIvf intends to develop advanced facilities for its existing laboratories, which will be conducting research on ARS related basic science and experiments relating to emerging technologies to improve ARS success rates and lower costs. NewGenIvf also plans to correlate its data on patient treatment protocols to the embryo physiologic data and the pregnancy success rate-related data to identify better treatment protocols to increase ARS success rates. NewGenIvf intends to continue to actively promote technological cooperation with tertiary institutions to discover ways to improve its IVF success rates. Furthermore, NewGenIvf seeks to actively deploy the technology that it possesses to expand the services it provides.

NewGenIvf has accumulated experience in treating patients over 40 years old with premature ovarian failure and patients who have had recurrent ARS implementation failure, by, for the example, injecting platelet rich plasma into the ovaries to stimulate and support growth of the follicles. NewGenIvf is also implementing certain technological advancements relevant to the ARS industry, including microfluidics, automated sperm analysers, time lapsed incubators, non-invasive preimplantation genetic testing (“PGT”) of cell-free DNA in spent media, automated systems for oocyte/embryo vitrification to reduce reagent consumption and decrease labor intensity, mitochondria replacement therapy to reconstruct oocytes by nuclear transfer of polar body genome from an MII oocyte into an enucleated donor MII cytoplasm, to increase the number of oocytes available for the treatment of infertile women, preimplantation methylome screening. There are also breakthrough developments in science including organ culture systems, induced pluripotent stem cells, embryonic stem cells, spermatogonial stem cells for creation of functional gametes, but these techniques are not yet ready for human clinical trials.

NewGenIvf also intends to develop clinically customised interior design concepts for its medical facilities, including improved service rooms, consultation rooms, reception areas, nutrition food areas, and traditional Chinese medicine (such as acupuncture) facilities.

Increase Brand Awareness and Market Share

NewGenIvf intends to maintain and strengthen its brand awareness and market share in Asia Pacific. In order to expand its reach and increase patient numbers, NewGenIvf plans to collaborate with local hospitals, companies, premium hospitality providers and other key players in the ARS industry in Asia Pacific. Additionally, NewGenIvf intends to increase brand awareness through social media promotions and marketing initiatives, and is establishing its business development team with the goal of attracting new patients and partners across Asia Pacific. Meanwhile, NewGenIvf intends to provide innovative treatment services to attract more clients. For example, NewGenIvf plans to introduce IVF mental health services, which allows clients who fail in IVF treatments to access online consultation for further treatment plans such as egg donation and surrogacy. These new treatments services aim to enable NewGenIvf to attract potential clients. By adopting a comprehensive strategy to expand its market share, NewGenIvf aims to strengthen its reputation as a long-standing ARS provider and capture additional market share of the growingly ARS market in Asia-Pacific.

Expand Service Reach Through Acquisitions and Partnerships

Leveraging its reputation and footprint in its current markets, NewGenIvf intends to expand its reach, services offering and client base through strategic acquisitions and/or partnerships in Asia Pacific. Acquisitions of or by companies offering similar services could not only allow NewGenIvf to diversify its client base, but also allow it to benefit from potential economies of scale and increasing efficiency through consolidation. NewGenIvf could also leverage the acquired or acquiring company’s customer base, reputation and expertise to further improve its offerings and operations. NewGenIvf intends to focus on ARS providers in Asia Pacific which possess all conventional licenses and locally recognized brands. For the global market beyond Asia Pacific, NewGenIvf intends to expand its footprint through partnerships with other IVF clinics.

In addition, NewGenIvf plans to explore expanding its client base by offering its fertility services as part of corporate benefit programs in Asia. NewGenIvf believes that there is potential in Asia in offering fertility treatments as a benefit for employees, particularly in companies with a large number of female employees of childbearing age. By partnering with corporate clients to provide fertility benefits, NewGenIvf can increase its market reach, enhance its brand reputation, and drive client growth. NewGenIvf’s broad range of fertility services, including IVF and egg freezing, can help corporate partners differentiate their employee benefits in the competitive employment landscape, which could make them more attractive to potential employees. Additionally, by offering these services, companies can help address the growing concern of delayed childbearing, which is becoming more common among women according to CIC. NewGenIvf plans to collaborate with potential corporate clients to develop customized fertility benefit programs that cater to their specific needs, and to provide comprehensive support and counselling throughout the process.

Meanwhile, NewGenIvf also intends to attract more clients by establishing its “home country gynecologist partnership program”. Under the program, NewGenIvf may, subject to its discretion and screening process, offer treatment services to clients with reduced time requirements to be spent overseas. Depending on local laws, the potential clients may be able to complete their treatments with gynecologists NewGenIvf partners with, in their home countries.

NewGenIvf had entered into a non-binding term sheet dated June 3, 2024 (the “Term Sheet”) with COVIRIX Medical Pty Ltd (“COVIRIX”) for a proposed reverse merger (the “COVIRIX “Proposed Transaction”). However, on September 21, 2024, COVIRIX withdrew from the Proposed Transaction, as such the Proposed Transaction was terminated with no cost to the Company.  On December 11, 2024, NewGenIvf also announced its entry into a binding term sheet with European Wellness Investment Holdings Limited (“EWIHL”) for a proposed reverse merger (“EWIHL Proposed Transaction”), completion of which was subject to, among other conditions, the completion of due diligence, the negotiation of a definitive agreement, and obtaining adequate financing. On March 31, 2025, NewGenIvf terminated the term sheet for the EWIHL Proposed Transaction as EWIHL had failed to produce certain draft audited financials, which were specifically required in the term sheet.

On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”), NewGenIvf purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from GIVF for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (equivalent to 2,500 Class A Ordinary Shares post Third Reverse Stock Split) (“MicroSort Acquisition”).

White Lion Transaction

On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Class A Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of the registration statement of which this prospectus forms a part (the “Registration Statement”) registering the resale of the shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until (i) 36 months from the date of execution of the White Lion Purchase Agreement, or (ii) at the Company’s option, until 65 months from the date of the execution of the White Lion Purchase Agreement in the event that $100,000,000 of purchases under the White Lion Purchase Agreement have been completed prior to the 36 month anniversary of the Execution Date (the “Commitment Period”).

During the Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may exercise its right to sell its Class A Ordinary Shares to White Lion. The Company may deliver a Regular Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Ordinary Shares equal to the lesser of (i) $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five (5) Business Days immediately preceding the Purchase Notice, or (ii) 40% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement), subject to a maximum Investment Limit of $3,000,000.

The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company may require White Lion to purchase up to a number of Ordinary Shares equal to $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to a Regular Purchase Notice, the purchase price per share will be the lower of (i) the closing price of Ordinary Shares prior to the receipt of the applicable Purchase Notice, or (ii) the product of (a) the lowest daily VWAP of the Ordinary Shares during the Regular Purchase Valuation Period (as defined in the White Lion Purchase Agreement), and (b) 98%.

For shares being issued pursuant to a Rapid Purchase Notice, the Company may opt for the purchase price per share to be (i) equal to the lowest traded price of the Ordinary Shares on the date that the notice is delivered, or (ii) 97% of the lowest traded price of the Ordinary Shares one hour following White Lion’s written confirmation of the acceptance of the Rapid Purchase Notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% (subject to increase, in the sole discretion of White Lion, to 9.99%) of the number of Class A Ordinary Shares outstanding immediately prior to the issuance of Class A Ordinary Shares issuable pursuant to a purchase notice.

The Company has the right to terminate the White Lion Purchase Agreement in the event of a material breach of the White Lion Purchase Agreement by White Lion. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the Commitment Period and (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

In consideration for the commitments of White Lion, as described above, the Company agreed to issue to White Lion 700,000 Class A Ordinary Shares (“Commitment Shares” and equivalent to 700 Class A Ordinary Shares after Third Reverse Stock Split). Additional Class A Ordinary Shares may be issued to White Lion under certain conditions, including in connection with material transactions or upon achieving specified investment thresholds. The Commitment Shares will be fully earned by White Lion regardless of termination of the White Lion Purchase Agreement.

The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Business Model

With a focus on providing fertility treatments to fulfil couples and individuals’ dreams of raising children, NewGenIvf offers mainly two services, namely: (i) IVF treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. The following table sets forth NewGenIvf’s revenue by service offerings and as a percentage of total revenue for the periods indicated:

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
IVF Treatment Service	5,433,375	100	4,021,696	78.3
Surrogacy and Ancillary Caring Services	-	0	1,114,457	21.7
Total Revenue	5,433,375	100.0	5,136,153	100.0

IVF Treatment Service

NewGenIvf primarily provides its clients with conventional IVF/ICSI and embryo transfer services. NewGenIvf is also able to, through MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases.

IVF treatments that NewGenIvf provides address tubal factor, ovulatory dysfunction, diminished ovarian reserve, endometriosis, uterine factor, male factor, unexplained infertility and other causes. IVF bypasses the function of the fallopian tube by achieving fertilization within a laboratory environment. Ovarian hyper-stimulation is common with IVF treatments to recruit numerous follicles to increase the chances for success. Follicles are retrieved trans-vaginally using a vaginal probe and ultrasound guidance. Anaesthesia is frequently used due to the number of follicles retrieved and the resulting discomfort experienced by the patient. The eggs are identified in the follicular fluid and combined with sperm and culture medium in culture dishes, which are placed in an incubator with a temperature and gas environment designed to mimic the condition of the fallopian tubes. Once the embryos develop, typically over a 3-to-5-day period, they are transferred to the uterine cavity.

As a long-standing IVF treatments provider in Asia-Pacific, NewGenIvf had completed over 4,500 cycles of IVF treatments from 2014 to 2024. For the years ended December 31, 2024 and 2023, the revenue from NewGenIvf’s IVF treatments was US$5,433,375 and US$4,021,696, respectively, representing 100% and 78.3% of its total revenue in the corresponding periods.

IVF Treatments Process

A typical IVF treatment process mainly includes two stages, the pre-IVF treatment stage and the IVF treatment stage. During the IVF treatment process, NewGenIvf also provides support services such as nutrition guidance and psychological counselling. The flow chart below shows the stages involved in a typical IVF treatment process:

At the pre-IVF treatment stage, clients attend an initial consultation, undergo pre-IVF tests, and undergo treatment for gynaecological and andrological diseases, if needed. At the initial consultation, a physician reviews the clients’ detailed medical history to collect more information relating to the potential cause of their infertility. The client then undergoes various pre-IVF tests, which may include, among other things, blood pressure, hormone level, ultrasound, infectious disease screening, uterine evaluation and male fertility test. The physician will then design treatment plans based on the client’s medical history and results of the tests. If the client is satisfied with treatment plan and the test results are acceptable to the physician, the physician will prescribe medications and start stimulation treatment.

The first step of the cycle is to boost egg production through injecting synthetic hormones. Over about one week of ovarian stimulation, clients are monitored on a regular basis with blood test and transvaginal ultrasound. If follicles have reached at least 10 mm in size, an additional antagonist drug will be added into the daily injection schedule. This is used to prevent ovulation before ovum pickup time. After another few days of ovarian simulation, if follicle growth is consistent and majority of follicles are around 16 mm to 17 mm, the final injection of a human chorionic gonadotropin will be administered. The trigger injection is the final step of the stimulation process and is for the maturation of the eggs in the follicles before they are collected. The next major step is to retrieve the eggs with a minor surgical procedure called Trans Vaginal Follicle Aspiration conducted under anaesthesia. At the same time the male partner collects the sperms for fertilizing the eggs in the laboratory by a process known as intracytoplasmic sperm injection. The fertilized embryos are cultured in the laboratory for two to six days. Embryos that grow well are biopsied and tested by PGT to detect potential genetic diseases.

The final step is to transfer the embryos into the uterus using a catheter. Within eight days after the embryo transfer, a blood test can be conducted to detect whether the implantation was successful.

MicroSort Technology

MicroSort technology is a preconception process developed by the Genetics & IVF Institute, Inc (“GIVF”). that aims to improve the chances that the baby to be conceived will be of the desired gender and prevents certain gender-related hereditary diseases.

Semen samples usually contain equal amounts of sperm carrying the Y chromosome (which will produce a boy), and sperm carrying the X chromosome (which will produce a girl). During the MicroSort process, the sperm sample is washed to remove seminal liquid and nonmotile cells. After the washing, the sample is stained with a special fluorescent material that attaches to the DNA contained in the sperm. The stained sperm cells are analyzed one by one by a flow cytometer, in which cells pass through a laser to make the stain attach to the DNA fluoresce. The sperm containing the X chromosome (which have more DNA and therefore more stain) will shine brighter than the sperm containing the Y chromosome. The flow cytometer uses a special software to identify X and Y chromosome sperm based on their fluorescence signature. The sperm carrying the chromosome that will produce the desired gender are separated from the rest of the sample -resulting in an enriched sperm sample ready for use.

NewGenIvf held an exclusive license granted by a division of GIVF, MicroSort International, to use the MicroSort technology in Thailand and Cambodia. MicroSort’s licenses for NewGenIvf’s operation in Thailand and Cambodia were each provided under a lease and service agreement. In April 2019, First Fertility PGS entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Thailand and in March 2019, Phnom Penh Center entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Cambodia (together, the “Lease and Services Agreements”). Pursuant to the Lease and Services Agreements, First Fertility PGS and Phnom Penh Center each had the exclusive right to utilize the MicroSort equipment and to market and sell MicroSort sperm sorting services in Thailand and Cambodia, respectively. MicroSort International was responsible for the maintenance of MicroSort equipment and technical and engineering support. The term of each Lease and Service Agreements was initially from 2019 to 2024, which shall be automatically renewed for one year unless a written notice of at least 180 days prior to the intended termination date is provided. The consideration under each of the Lease and Services Agreements was US$9,000 per month after six months.

On January 21, 2025, the Company entered into a Purchase Agreement with Genetics & IVF Institute, Inc. (“Purchase Agreement”), pursuant to which the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from Genetics & IVF Institute, Inc. for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (“Share Consideration” and equivalent to 2,500 Class A Ordinary Shares after Third Reverse Stock Split). The Purchase Agreement is filed as Exhibit 10.30 of the Form F-1 registration statement filed on May 29, 2025. MicroSort Lab Services, LLC (“MicroSort”) was incorporated by Genetics & IVF Institute, Inc. in January 2025 to hold all of the Assets (as defined in the Purchase Agreement) to be transferred to the Company at closing. The Company’s acquisition of MicroSort was completed on February 28, 2025, and the Share Consideration was issued to GIVF on the same day.

The flow chart below shows the process involved in MicroSort:

Preimplantation Genetic Screening

PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

Next-Generation Sequencing

NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid DNA or RNA to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

Preimplantation Genetic Diagnosis

Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a more enhanced process than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Egg Freezing Service

NewGenIvf also provides egg freezing services which is a fertility preservation service that allows individuals to freeze and store their eggs for future use. The process begins with hormonal stimulation to encourage multiple egg production, followed by a minor surgical procedure to retrieve the eggs under sedation. The eggs are then rapidly frozen using vitrification, a technique that prevents ice crystal formation, and stored in liquid nitrogen at ultra-low temperatures. This service is ideal for those delaying childbearing due to career, medical reasons (like cancer treatment), or personal choice. When ready to conceive, the eggs can be thawed, fertilized with sperm, and transferred as embryos. While success rates vary by age and clinic, egg freezing offers a proactive option for preserving fertility.

Surrogacy and Ancillary Caring Services

NewGenIvf also generated revenue from surrogacy services and related ancillary caring services in Kyrgyzstan. NewGenIvf conducts implantation of embryos from biological parents in surrogate mothers. During the pregnancy period, NewGenIvf provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. Revenue from surrogacy and ancillary caring services is recognized when the surrogate mother gives birth. Surrogacy services provide infertile couples with an alternative method of having children. In general, NewGenIvf provides certain discount to clients if they wish to pursue additional services such as egg donation and surrogacy, after several cycles of IVF treatments failures due to medical reasons including, but not limited to, the poor egg quality of aged female clients.

As compared to other countries, Kyrgyzstan has the following features that allow NewGenIvf to operates its surrogacy services: (i) surrogacy is legal and regulated, which means that there are less restrictions on either intended parents or surrogate mothers, and a parent-child relationship can be requested before the child’s birth; and (ii) the costs of operation and surrogate mother is favorable, given the cost of living in Kyrgyzstan is relatively low.

In addition to the regular surrogacy services, NewGenIvf is also able to assist the clients with birth certificate applications and facilitate the application of infants’ passports and visas as supplemental services.

For the years ended December 31, 2024 and 2023, the revenue from NewGenIvf’s surrogacy and ancillary caring services was US$ Nil and US$1,114,457, respectively, representing Nil % and 21.7% of its total revenue in the corresponding periods. During 2024, we did not generate any revenue from surrogacy as we went through a series of reorganization in Kyrgyzstan.

The flow chart below shows the stages involved in a typical surrogacy process:

In Kyrgyzstan, NewGenIvf also provides ancillary fertility services when carrying out surrogacy services. These ancillary fertility services include: (i) maternity caring service, and (ii) documentation service.

Network of Facilities

As of December 31, 2024, NewGenIvf had one administrative support office located in Hong Kong and three clinics located in Thailand, in Cambodia, and in Kyrgyzstan, respectively. The integration of the medical facilities in Thailand help NewGenIvf provide a more seamless one-stop experience to its clients. Set out below is an illustration of the locations of NewGenIvf’s clinics and marketing and sales office:

The following table sets forth the approximate aggregate average gross floor area (“G.F.A.”) of each of NewGenIvf’s clinics that were under lease and actively used for client service as of August 1, 2025.

As of August 1, 2025
(Square Feet)
Thailand
First Fertility PGS Center Co., Ltd. – PS Tower (“First Fertility PGS Center”)	14,750
First Fertility PGS Center Co., Ltd – Erawan Hotel (“First Fertility PGS Center”)	2,615

Cambodia
First Fertility Phnom Penh Center (“Phnom Penh Center”)	18,567

Kyrgyzstan
Bi Clinic Limited Liability Company (“Bi Clinic”)	2,164

Aggregate G.F.A	38,096

To increase the scale of NewGenIvf’s operations, NewGenIvf expanded its Thailand fertility services by leasing a new property for its second clinic Erawan Consultation Clinic in May 2023. Consisting of approximately 2,600 sq. ft., Erawan Consultation Clinic has obtained its license and has been open since June 2025.

Currently, IVF treatments are performed in its Thailand and Cambodia clinics, egg donation services are provided in its Cambodia clinic, and surrogacy services are provided in its Kyrgyzstan clinic. The following table summarises the services available at NewGenIvf’s clinics:

	IVF Treatments	Surrogacy Services
Thailand
First Fertility PGS Centers	√	×

Cambodia
Phnom Penh Center (PS Tower)	√	×
First Fertility PGS Center (Erawan Hotel)	√	×

Kyrgyzstan
First Fertility Bishkek (Disposed of on December 18, 2024)	√	√
Bi Clinic (Acquired on December 17, 2024)	√	√

√	—	Yes

×	—	No

The following table sets forth a breakdown of revenue from services performed at NewGenIvf’s medical centers for the periods indicated:

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
HK SAR	-	-	34,038	0.7
Thailand	2,175,253	40.0	1,356,903	26.4
Cambodia	601,526	11.1	621,619	12.1
Kyrgyzstan	2,656,596	48.9	3,123,593	60.8
Total Revenue	5,433,375	100.0	5,136,153	100.0

Thailand Clinic

As of August 1, 2025, NewGenIvf had two operating clinics in Thailand. At the clinic in Thailand, NewGenIvf offers its clients customized fertility treatment solutions including IVF/ICSI, embryo culture, hormonal blood tests, infectious diseases tests, chromosome screening by PGT, hysteroscopy, sperm analysis, sorting, washing and freezing, and egg freezing. Its medical and operational personnel are organized into specialized teams according to the different stages of the IVF treatment process and different patient profiles. When clients are admitted, they are assigned to a team which NewGenIvf believes is better suited to the clients after taking into account the clients’ diagnosis and preferences. Furthermore, NewGenIvf also provides related value-added services such as nutrition guidance, psychological counselling, acupuncture, and translation interpreters to supplement the IVF treatment. NewGenIvf prides itself on providing quality and customized treatment to its clients on a day-to-day basis.

As of August 1, 2025, the clinics in Thailand had 8 nurses, 8 full time lab physicians and embryologists, 22 administrative staff, totaling 38 staff members.

Cambodia Clinic

As of August 1, 2025, NewGenIvf has one clinic, Phnom Penh Center, in Cambodia. Phnom Penh Center is staffed with 4 Cambodian physician, 2 embryologists, 6 nurses and 12 other staff, and offers similar IVF treatments as in Thailand and egg donation services. Phnom Penh Center operates under a license issued by Cambodia MOH for the Cambodian physician, who has entered into an agreement with Phnom Penh Center for the exclusive use of such license.

After eight years of development since its opening in 2015, Phnom Penh Center has become one of the long-standing ARS providers in Cambodia. According to CIC, it was the first to use conventional IVF technology which led to a successful birth in 2016 in Cambodia. Since its establishment, Phnom Penh Center achieved more than 1,800 IVF treatment cycles as of August 1, 2025. As of August 1, 2025, Phnom Penh Center’s IVF philosophy concentrates on three key points in the treatment process: the mother’s wellbeing, the technology used to assist mothers deliver a strong and healthy baby and the medical science used to ensure every chance of success for women in various age spectrums.

Clinic in Kyrgyzstan

NewGenIvf established First Fertility Bishkek in October 2019 in Kyrgyzstan for its surrogacy services, as Kyrgyzstan has supply of surrogate candidates at a relatively low cost and a more friendly legal environment for surrogacy services. In 2020, First Fertility Bishkek obtained the license to provide ARS and surrogacy services, becoming one of the few facilities licensed to offer ARS and one of the facilities licensed to offer surrogacy services in Kyrgyzstan as of December 31, 2024, according to CIC. In addition, NewGenIvf also provide related ancillary fertility services when carrying out surrogacy services. These ancillary fertility services include: (i) maternity caring service, and (ii) documentation service.

Physicians at First Fertility Bishkek have expertise in sourcing surrogate mothers, techniques of embryo transfers, prenatal care, baby delivery, and postnatal care. First Fertility Bishkek also collaborates closely with Phnom Penh Center in arranging shipment of frozen embryos. NewGenIvf hires local physicians and local staff. NewGenIvf also provides training for newly admitted Kyrgyzstan physicians and embryologists in Thailand. Some personnel who had relevant experience in Kyrgyzstan had also been sent from Cambodia to Kyrgyzstan to help manage such operations from time to time. However, during 2024, Kyrgyzstan operations had been reorganized, resulting in disposal of First Fertility Bishkek and acquisition of Bi Clinic Limited Liability Corporation in December 2024.

As of August 1, 2025, Bi Clinic had 1 full-time physician, 1 embryologist, 1 nurse, and 7 other staff.

Professionals

Licensed Physicians

As of August 1, 2025, NewGenIvf employed 5 licensed physicians, among which one was based in Cambodia, one was based in Kyrgyzstan, and the other three were based in Thailand. Most of NewGenIvf’s physicians had over 10 years of experience or above. The following table summarises the number and types of such licensed physicians as of August 1, 2025.

Country	Licensed physician	Licenses and Approvals	Effective Period	Issuing Authority
Cambodia	Mr. Keut Serey	Decision on permission for beauty treatment operation	December 14, 2022 – December 14, 2026	The Ministry of Health of Cambodia
Thailand	Dr Keatthisak Boonsimma	Number 31801 Medical Practitioner License	April 1, 2005 – Indefinite	Royal Thai College of Obstetricians and Gynaecologists of Thailand
		Number 22624/2554 OB-Gyn License	July 1, 2014 – Indefinite	Medical Council of Thailand
		Number 40962/2563 Reproductive Medicine Diploma	July 1, 2020 – Indefinite	Medical Council of Thailand
Thailand	Dr. Anurach Kulvanitchaiyanunt	Practice License No. 11755	February 1 2025 – Indefinite	Medical Council of Thailand
Thailand	Dr Wiphawee Luangtangvarodom	Number 38347/2562 OB-Gyn License	August 1, 2019 – Indefinite	Medical Council of Thailand
		Number 43217/2564 Reproductive Medicine License	July 1, 2021 – Indefinite	Medical Council of Thailand
		Number 48510 Medical Practitioner License	April 1, 2014 – Indefinite	Medical Council of Thailand
Kyrgyzstan	Dr Myrzalymbekova A.B.	Number & numero; CO170001836 Medical Certificate	June 23. 2017 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0002953 Medical Practitioner	25 April 2018 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;11373\2565 Medical Certificate	16 August 2024 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0003447 Medical Certificate	12 April 2023 – Indefinite	Medical Council of Kyrgyzstan

Customers

For the years ended December 31, 2024 and 2023, the majority of NewGenIvf’s clients were from China (including mainland China and Hong Kong). The number of Thai and Cambodian local patients generally increased in 2023 and 2024 compared with earlier years due to the impact of COVID-19 on international travel. NewGenIvf enters into a verbal contract with each of its customers that outline, among other things, the scope of services, service fees, payment terms and rights, responsibilities and obligations of each party. Consent is obtained from the patients prior to the provision of the various treatments. Customers are not entitled to enjoy the relevant services until outstanding amounts have been settled pursuant to the relevant contract. Sales to individual consumers did not vary significantly and none of the customers contribute more than 10% of NewGenIvf’s revenue for the years ended December 31, 2024 and 2023.

In addition to significant customers using NewGenIvf’s IVF treatment services and surrogacy and ancillary caring services, NewGenIvf also has customers who utilize the access to the freezing and storage facility and other relatively insignificant services, such as check-ups services, blood test services and other minor services (the latter category of customers are referred to as “consultation customers”).

Sales and Marketing

For the years ended December 31, 2024 and 2023, NewGenIvf promoted brand awareness through its sales teams and, in many cases, through cooperating with third-party agencies and partners.

NewGenIvf’s sales teams have broad experience in fertility services and are responsible for identifying potential clients and managing the overall sales process. NewGenIvf’s sales team primarily relies on social media marketing, word-of-mouth referrals, recognition of its brand, printed advertisements and marketing events. NewGenIvf spends marketing expenses on placing advertisements through popular social media platforms, maintaining the official website of NewGenIvf and sending information through its official accounts on social media platforms.

Supply and Procurement

NewGenIvf’s procurement is mainly for medications, laboratory media and reagents, laboratory consumables, and blood test reagents. As of December 31, 2024, there was no supplier that individually contributed more than 10% of the Group’s trade payable. As of December 31, 2023, there was one supplier that individually contributed more than 10% of the Group’s trade payable, accounting for 30.6% of the Group’s trade payables in aggregate. For both the years ended December 31, 2024 and 2023, no vendor contributed more than 10% of total direct cost of the Group. NewGenIvf’s procurement team is experienced in selecting cost-effective supplies as well as selecting reliable suppliers. NewGenIvf’s major suppliers are pharmaceutical companies.

Competition

NewGenIvf believes that it is a long-standing provider of ARS in Asia Pacific that competes primarily based on the following competitive factors:

●	the value and comprehensiveness of the solutions;

●	treatment that is effective and achieves desired outcomes;

●	clients’ experience, including dedicated patient education, clinical guidance and emotional support; and

●	access to a network of high-quality fertility specialists.

NewGenIvf competes primarily with other regional fertility service providers. While NewGenIvf does not believe any single competitor offers a comparably robust and integrated fertility solution package as NewGenIvf in the regions that it operates, NewGenIvf’s competitors may compete in a variety of ways, including by providing better services, having established local connections, fulfilling evolving client needs, as well as conducting brand promotions and other marketing activities.

As NewGenIvf may introduce new ancillary services and other companies may introduce similar fertility services as NewGenIvf’s, NewGenIvf may become subject to additional competition.

Facilities

As of December 31, 2024, in addition to its clinics, NewGenIvf leased one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices. NewGenIvf also operates its medical facilities as described above in “— Network of Facilities” above. NewGenIvf believes that its existing facilities are suitable and adequate to meet its current needs.

Organizational Structure

The following is a list of our principal subsidiaries and consolidated affiliated entities as of the date of this prospectus:

Name	Place of Formation	Relationship

NewGenIvf Limited	Cayman Islands	Wholly-owned subsidiary
Incorporated on January 16, 2019

MicroSort Lab Services LLC	U.S.A.	Wholly-owned subsidiary
Acquired on February 28, 2025

NewGenDigital Limited	British Virgin Islands	Wholly-owned subsidiary
Incorporated on June 16, 2025

FFPGS (HK) Ltd	Hong Kong	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on December 19, 2019

Bi Clinic LLC	Kyrgyzstan	Indirect subsidiary, wholly owned by NewGenIvf Limited
Acquired on December 17, 2024

First Fertility PGS Center Limited	Thailand	Indirect subsidiary, 74% owned by Well Image Limited HK directly and indirectly
Incorporated on March 6, 2014

First Fertility Phnom Penh Ltd	Kingdom of Cambodia	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on August 10, 2015

Med Holdings Limited	Thailand	Indirect subsidiary, 48.99% owned by Well Image Limited HK
Incorporated on January 21, 2015

Well Image Limited HK	Hong Kong	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on July 11, 2008		›

The following subsidiaries were disposed of::

First Fertility Bishkek LLC	Kyrgyzstan	Indirect subsidiary, wholly owned by NewGenIvf Limited
Disposed of on December 18, 2024

深圳前海豐泰仁匯健康科技有限公司 (Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd)	China	Indirect subsidiary, 99% owned by FFPGS (HK) Ltd
Disposed of on July 29, 2025

Property, Plants and Equipment

The Company leases the premises for its principal executive office located at 36/39-36/40, 13th Floor, PS Tower, Sukhumvit 21 Road (Asoke) Khlong Toei Nuea Sub-district, Watthana District, Bangkok 10110, Thailand. This property contains approximately 14,750 square feet. The Company leases one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices.

The Company also leases several premises to operate its clinics in various countries. In Kyrgyzstan, the Company operated the First Fertility Bishkek Limited Liability Company until December 18, 2024, of which premises have an aggregate area of 2,368 square feet. The Company operates the Bi Clinic Limited Liability Company starting from December 17, 2024 in Kyrgyzstan, which premises have an aggregate area of 2,100 square feet. In Cambodia, the Company operates the First Fertility Phnom Penh Center, which premises have an aggregate area of 18,567 square feet. In Thailand, the Company operates a clinic named First Fertility PGS Center Co., Ltd., which premises have an aggregate area of 14,750 square feet.

The Company also leases premises located in Thailand for its Erawan Consultation Clinic, with an aggregate area of approximately 2,500 square feet. Erawan has obtained its license in May 2025. This property is used as the Company’s second clinic in Thailand, which has been open since June 2025.

Nasdaq Deficiency

On October 8, 2024, the Company received a deficiency letter (“Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that it is currently not in compliance with the closing bid price requirement under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Bid Price Deficiency Letter stated that, for the preceding 30 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. The Company has an initial compliance period of 180 calendar days, or until April 7, 2025 to regain compliance with the Minimum Bid Price Rule. The Deficiency letter stated that if at any time the closing bid price of the Company’s Class A Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance with this requirement, as applicable. On February 11, 2025, the Company effected a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule.

On May 24, 2024, the Company received a deficiency letter (“MVLS Deficiency Letter”) from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Class A Shares did not meet the minimum $50,000,000 Market Value of Listed Securities requirement (“MVLS Requirement”) for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(A) (the “MVLS Requirement,” and the Company’s non-compliance with this requirement, the “MVLS Deficiency”). In accordance with Nasdaq Rule 5810(c)(3)(C), the Company has been provided an initial period of 180 calendar days, or until November 20, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If, at any time before the Compliance Date, the MVLS for the Class A Shares is at least $50,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVLS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting.

On May 24, 2024, the Company received a deficiency letter (“MVPHS Deficiency Letter”) from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum $15,000,000 Market Value of Publicly Held Shares (“MVPHS”) requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(C) (the “MVPHS Requirement,” and the Company’s non-compliance with this requirement, the “MVPHS Deficiency”). In accordance with Nasdaq Rule 5810(c)(3)(D), the Company has until the Compliance Date to regain compliance with the MVPHS Requirement. If, at any time before the Compliance Date, the MVPHS for the Class A Shares is at least $15,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVPHS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may apply to transfer the Company’s securities to The Nasdaq Capital Market.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s (“Nasdaq” or the “Exchange”) continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. On February 11, 2025, the Company carried out a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the minimum bid price rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025.

Capitalization and Indebtedness

Below is the Company’s capitalization and indebtedness as of December 31, 2024:

US$

Cash and Cash equivalents	457,740
EQUITY AND LIABILITIES
Share capital	0
Subscription receivable	(204,000)
Additional paid-in capital	122,505
Accumulated deficit	(985,994)
Total capitalization	(609,749)

As of December 31, 2024
US$

Total Net Book Value	(1,481,757)
Total Share Outstanding*	22,770

*	The shares as presented have been adjusted retrospectively for the Reverse Share Splits.

Statements of indebtedness as of December 31, 2024

US$
Current liabilities
Account payable	1,298,964
Accrued liabilities and other payables	500,729
Contract liabilities	63,489
Due to related parties	154,453
Operating lease liabilities, current	108,526
Convertible notes	82,447
Promissory note	500,000
Income tax payable	11,746

Total current liabilities	2,720,354

Non-current liabilities
Lease liabilities, operating leases	10,231
Convertible notes	2,328,916

Total non-current liabilities	2,339,147

Total Indebtedness	5,059,501

Dilution

The following information is presented as of December 31, 2024:

Existing shareholder
31/12/2024

Total comprehensive income attributable to the shareholders of the company	$(498,480)
Earning per share – basic	(66.2)
- diluted	(31.90)
Weighted average shares outstanding – Basic	7,162
- Diluted	14,866

●	Subsequent to 2024 year end, the Company carried out the Reverse Stock Splits. The shares above have been adjusted retrospectively for the Reverse Stock Splits.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and are not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” and in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F.

Risks Related to NewGenIvf’s Business and Industry

●	We may not be able to continue operating as a going concern.

●	The fertility market in which NewGenIvf participates is competitive, and if NewGenIvf does not continue to compete effectively, its results of operations could be materially and adversely affected.

●	NewGenIvf has a limited operating history with its current platform of solutions, which makes it difficult to predict its future prospects, financial performance and results of operations.

●	Our planned Solana strategy may not be successful and exposes us to various risks, including risks associated with the Solana network, SOL token and the blockchain sector.

●	Our Solana digital asset staking strategy is subject to unique and substantial risks related to the Solana network’s technology, governance, and ecosystem, which could result in a complete or partial loss of our investment.

●	SOL is a relatively novel digital asset, and is subject to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect the Company’s financial position, operations and prospects.

●	A cyberattack or other malicious attack on the Solana blockchain could have a material impact on the value of SOL held by the Company.

●	NewGenIvf’s marketing efforts depend significantly on its ability to receive positive references from its existing clients.

●	If NewGenIvf is unable to attract new clients, its business, financial condition and results of operations would be adversely affected.

●	NewGenIvf’s business depends on its ability to maintain its existing client demographics. Any failure to do so would harm its business, financial condition and results of operations.

●	If NewGenIvf fails to offer high-quality support, its reputation could suffer.

●	NewGenIvf’s failure to effectively develop and expand its marketing and sales capabilities could harm its ability to increase its client base and achieve broader market acceptance of solutions NewGenIvf provides.

●	NewGenIvf may experience net losses and may not sustain profitability in the future.

●	NewGenIvf’s future revenue may not grow at the rates it historically has, or at all.

●	NewGenIvf’s quarterly and annual results may fluctuate significantly and may not fully reflect the underlying performance of NewGenIvf’s business.

●	If the estimates and assumptions NewGenIvf uses to determine the size of the target markets for its services are inaccurate, its future growth rate may be impacted and its business would be harmed.

●	NewGenIvf may not be able to successfully manage its growth, and if NewGenIvf is not able to grow efficiently, its business, financial condition and results of operations could be harmed.

●	If NewGenIvf’s new solutions and services are not adopted by its clients, or if it fails to innovate and develop new offerings that are adopted by its clients, its revenue and results of operations may be adversely affected.

●	If NewGenIvf fails to adapt and respond effectively to the changing medical landscape, changing regulations, changing client needs, requirements or preferences, its offerings may become less competitive.

●	If NewGenIvf fails to maintain and enhance its brand, its ability to expand its client base will be impaired and its business, financial condition and results of operations may suffer.

●	If NewGenIvf fails to retain and motivate members of its management team or other key employees, or fails to attract additional qualified personnel to support its operations, its business and future growth prospects could be harmed.

●	To successfully market and sell its services and products in Asia-Pacific markets, NewGenIvf must address many international business risks with which NewGenIvf has limited experience.

●	Ethical, legal and social concerns related to the use of assisted reproductive technology could reduce demand for the fertility services provided by the medical facilities in NewGenIvf’s network, and thus may adversely affect the business, financial conditions and results of operations of the medical facilities in its network.

●	NewGenIvf is reliant on revenue from international clients.

●	Fluctuations in exchange rates could have a material and adverse effect on NewGenIvf’s results of operations and the value of your investment.

●	Governmental control of currency conversion may limit NewGenIvf’s ability to utilize NewGenIvf’s net revenue effectively and affect the value of your investment.

●	Substantially all of NewGenIvf’s assets and operations are located in Thailand, Cambodia and Kyrgyzstan and they are subject to economic, legal and regulatory uncertainties in such countries.

●	Failure to comply with the terms of future financing arrangements could result in default, which could have an adverse effect on NewGenIvf’s cash flow and liquidity.

●	NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.

●	The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect NewGenIvf’s business, financial condition, results of operations, and prospects.

●	NewGenIvf currently has no insurance coverage for its operations.

●	NewGenIvf may not be successful in adapting to technological developments, which may affect its business and results of operations.

●	If its computer systems, or those of its providers, specialty pharmacies or other downstream vendors lag, fail or suffer security breaches, NewGenIvf may incur a material disruption of its services, which could materially impact its business and the results of operations.

●	We may not be able to comply with the filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

●	If we are unable to continue to meet the listing requirements of Nasdaq, our Class A Ordinary Shares will be delisted

Risks Related to NewGenIvf’s Relationships with Third Parties

●	NewGenIvf’s business depends on its ability to maintain its network of high-quality fertility specialists and other healthcare providers. If NewGenIvf is unable to do so, its future growth would be limited and its business, financial condition and results of operations would be harmed.

●	The medical facilities and professionals in NewGenIvf’s network could become the subject of litigation, allegations and other claims, and NewGenIvf is not insured against these liabilities.

●	The assisted reproductive medical facilities in NewGenIvf’s network have limited control over the quality of the pharmaceuticals, medical equipment, medical consumables and other supplies used in its operations, and cannot guarantee that the products in use are not defective or counterfeit. NewGenIvf also has no control over independent sub-contractors and cannot guarantee the services thereof.

●	If NewGenIvf loses its relationship with one or more key pharmaceutical manufacturers, its business and results of operations could be adversely affected.

●	NewGenIvf has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on its business and results of operations.

●	NewGenIvf may be subject to claims and allegations relating to intellectual property and other causes.

●	Certain data and information in this prospectus relied on by NewGenIvf were obtained from third-party data and polls. These metrics were not independently verified by NewGenIvf and may not be accurate.

Risks Related to Government Regulation

●	NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations.

●	Advertising or offering of gender selection services in certain jurisdictions in which NewGenIvf operates could expose NewGenIvf and its directors and executive officers to significant legal and regulatory risks, including potential penalties.

●	Changes in NewGenIvf’s effective tax rate or tax liability may have an adverse effect on its results of operations.

●	NewGenIvf’s reported financial results may be adversely affected by changes in accounting principles generally accepted in relevant jurisdictions.

●	If NewGenIvf’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

●	NewGenIvf is subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business, financial condition and results of operations.

●	NewGenIvf’s digital strategy is subject to financial, operational and regulatory risks on investing Solana.

●	NewGenIvf’s investment in residential market of United Arab Emirates is exposed to significant market risks.

Recent Development

2025 Debt Financing

On April 1, 2025, the Company entered into a new Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing (and such initial closing, the “Initial Closing”) a senior convertible note (the “New CB Initial Note”) in the aggregate original principal amount not exceeding $3,200,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $25,600,000) (the “New CB Additional Notes”).

The 2025 Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated April 3, 2025 and is incorporated by reference herein. The first tranche of $3,200,000 was received on June 3, 2025.

Strategic Investments in Digital Assets

On December 19, 2024, the Company announced its engagement OSL Digital Securities (“OSL”), a leading regulated digital asset platform in Hong Kong, and its deployment of US$1 million to establish the Company’s digital asset portfolio. On June 2, 2025, the Company announced plans to invest up to US$30 million in staking the digital asset SOL (the native token of the Solana network) and funding such investment using its existing credit facilities. As of September 15, 2025, the Company has accumulated total SOL holdings of 13,000.23, valued at approximately US$3.16 million.

Strategic Investment in United Arab Emirates (“UAE”) Real Estate Market

On July 21, 2025, NewGenDigital Limited (“NewGenDigital”), a wholly owned subsidiary of the Company, signed a Memorandum of Understanding (the “MOU”) with BNW Real Estate Development LLC (“BNW”), a prominent real estate developer in Ras Al Khaimah and Dubai, UAE. Per the terms of the MOU, NewGenDigital and BNW will endeavor to negotiate and execute a definitive Joint Venture Agreement to form a special purpose vehicle with the intention of developing NewGenDigital’s recently acquired strategic plot of land in Ras Al Khaimah’s Beach District, UAE.

THE OFFERING

This prospectus relates to the resale by the Selling Securityholders identified in this prospectus of up to 50,000,000 Class A Ordinary Shares. All of the Class A Ordinary Shares, when sold, will be sold by the Selling Securityholders. The Selling Securityholders may sell their Class A Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Securityholders.

Ordinary Shares currently issued and outstanding	2,152,702 Ordinary Shares, consisting of 2,148,596 Class A Ordinary Shares and 4,106 Class B Ordinary Shares.

Ordinary Shares offered by the Selling Securityholders	Up to 50,000,000 Class A Ordinary Shares, consisting of (i) up to 20,000,000 Class A Ordinary Shares that may be issued by us to White Lion pursuant to the White Lion Purchase Agreement, and (ii) 30,000,000 Class A Ordinary Shares underlying the Remaining Additional notes, the Exchange Notes, the Warrants, and the New CB Initial Note.

Ordinary Shares after this offering	Up to 52,152,702 Ordinary Shares, consisting of 52,148,596 Class A Ordinary Shares and 4,106 Class B Ordinary Shares.

Use of proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. However, we may receive up to $500,000,000 in gross proceeds under the White Lion Purchase Agreement from sales of Class A Ordinary Shares that we may elect to make to White Lion pursuant to the White Lion Purchase Agreement. In addition, we may receive proceeds from the conversion of the Additional Notes, the Exchange Notes, the Warrants and the New CB Initial Note. All proceeds from the conversion of the Additional Notes, Exchange Notes, Warrants, New CB Initial Note, and the sales of Class A Ordinary Shares to White Lion will be used for working capital and other general corporate purposes.

Risk factors	You should read the “Risk Factors” section starting on page 25 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“NIVF” (Class A Ordinary Shares); “NIVFW” (Warrants to purchase Class A Ordinary Shares).

The number of Ordinary Shares issued and outstanding is 2,152,702 as of September 12, 2025. No new Class A Ordinary Shares will be issued by us under this offering.

RISK FACTORS

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risks in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Class A Ordinary Shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A Ordinary Shares could decline and you could lose part or all of your investment.

Additionally, we are also subject to the following risk factors.

Risks Related to NewGenIvf’s Business and Industry

We may not be able to continue operating as a going concern.

As of December 31, 2024, the Company’s cash and cash equivalents stood at approximately US$457,740. While the Company does not have immediate challenges to settle its obligations when payments become due, the Company can make no assurance that it will have sufficient capital to bridge potential financial and liquidity shortfalls.

The Company is always closely monitoring the market for opportunities and has also been carrying out various fundraising projects to improve the Company’s cash flow position. As of April 10, 2025, all promissory notes as of December 31, 2024 have been settled, and convertible bonds comprising the Initial Note, the First Mandatory Additional Note, and the Second Mandatory Additional Note, have been converted into shares in the Company. A further US$2,000,000 of the Third Mandatory Additional Note was issued subsequent to the 2024 year end and remains outstanding. Moreover, the Company has access to an equity line of credit facility of up to US$100,000,000 from White Lion Capital, of which approximately US$11.66 million has been drawn and become equity to date.

The Company can make no assurance that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and its financial statements.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

The fertility market in which NewGenIvf participates is competitive, and if NewGenIvf does not continue to compete effectively, its results of operations could be materially and adversely affected.

The market for NewGenIvf’s solutions is competitive and is likely to attract increased competition, which could make it hard for it to succeed. NewGenIvf faces significant competition from other fertility companies and other players in the fertility market. Some of NewGenIvf’s competitors are more established, have a longer operating history and a larger client base, benefit from greater brand recognition and have substantially greater financial, technical and marketing resources than NewGenIvf does. NewGenIvf’s competitors may compete with NewGenIvf in a variety of ways, including seeking to develop or integrating solutions and services that may become more efficient or appealing to NewGenIvf’s existing and potential clients, achieving superior clinical outcomes, having access to a network of more high-quality fertility specialists, establishing more comprehensive data reporting and sharing systems, conducting brand promotions and other marketing activities, and making investments in and acquisitions of NewGenIvf’s business partners. While NewGenIvf believes that one of its key competitive advantages is its ability to provide a broad range of services, and NewGenIvf does not believe any competitors have developed a similar broad range services in Asia Pacific at this time, current or future competitors may be successful in doing so in the future. If current or future competitors are successful at developing a similar broad range of services, NewGenIvf’s financial performance may be negatively impacted.

In addition, NewGenIvf believes that there is growing awareness of the demand for fertility services. As the fertility services field gains more attention, more competitors may be drawn into the market. NewGenIvf also could be adversely affected if NewGenIvf fails to identify or effectively respond to changes in market dynamics. As a result of any of these factors, NewGenIvf may not be able to continue to compete successfully against its current or future competitors, and this competition could result in the decrease in its clients base and market share and the failure of its platform to continue to maintain market acceptance, which would materially and adversely affect its business, financial condition and results of operations.

NewGenIvf has a limited operating history with its current platform of solutions, which makes it difficult to predict its future prospects, financial performance and results of operations.

The predecessor entity of the Company prior to the Business Combination in April of 2024, NewGenIvf Limited, a Cayman Islands exempted company, was established in 2019, and although its subsidiary First Fertility PGS Center Limited launched fertility services in 2014, has a limited operating history. As a result of its limited operating history with its current platform of solutions, as well as a limited amount of time serving a majority of its client base, its ability to accurately forecast its future results of operations, key operating data, net revenue, cash flows, and operating margins is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. NewGenIvf’s historical revenue growth should not be considered indicative of its future performance. Further, in future periods, its revenue growth could slow or decline for a number of reasons, including risks, challenges and uncertainties that NewGenIvf has encountered and may continue to encounter that are frequently experienced by companies at an early stage, slowing demand for its solutions and fertility services in general, changes in utilization trends by its clients, general economic slowdown, an increase in unemployment, an increase in competition, changes to health care trends and regulations, changes to science relating to the fertility market, a decrease in the growth of the fertility market, or its failure, for any reason, to continue to take advantage of growth opportunities. If NewGenIvf’s assumptions regarding these risks and uncertainties and its future revenue growth are incorrect or change, or if it does not address these risks successfully, its operating and financial results could differ materially from its expectations, and its business could suffer.

Our planned Solana strategy may not be successful and exposes us to various risks, including risks associated with the Solana network, SOL token and the blockchain sector.

On June 2, 2025, we announced plans to invest up to US$30 million in staking the digital asset SOL (the native token of the Solana network) and funding such investment using our existing credit facilities.

“Staking SOL” refers to the process of delegating our acquired SOL tokens to independent validator nodes on the Solana network to participate in its proof-of-stake consensus mechanism. In return for this delegation, we earn staking rewards, which are distributed approximately every 2-3 days (each period known as an “epoch”). This strategy is intended to generate returns through (i) these staking rewards, currently yielding approximately 6.78% APY, and (ii) potential appreciation in the value of the SOL tokens we hold. Our primary costs include validator commissions (typically 0-10% of rewards), network transaction fees, custodial service fees, and, if credit facilities are used for funding, interest expense on such credit facilities.

We have structured this strategy in phases:

●	Phase 1 (completed June-July 2025): We acquired an initial position of 6,703.99 SOL (approximately $1.24 million at acquisition) as an operational pilot.

●	Phase 2 (Q3 2025 – Q4 2026): We plan to systematically deploy the remaining capital (approximately $28.76 million) using a dollar-cost averaging methodology to mitigate market timing risk.

●	Phase 3 (ongoing): we will actively manage our validator relationships and reward optimization.

As of September 15, 2025, we hold 13,000.23 SOL tokens, with a total value of approximately $3.16 million and an unrealized gain of approximately $1.16 million. However, our past performance is not indicative of future results, and we face numerous material risks that could prevent us from realizing our strategy or result in a complete or partial loss of our investment, including:

●	Price Volatility of SOL: SOL is a highly volatile cryptocurrency asset that has traded below US$105 and above $270 per SOL in the 12 months preceding the date of this registration statement. The trading price of SOL has been highly volatile during prior periods, experiencing multiple previous significant decreases, and such declines may occur again in the future. A decline in the price of SOL could rapidly erase any staking rewards earned and result in a substantial loss of our principal capital.

●	Staking and Liquidity Risks: The Solana network imposes an “unbonding” period of several days when we wish to stop staking and liquidate our tokens. This lock-up period limits our ability to react to adverse market conditions, subjecting us to significant market timing risk and potential illiquidity during periods of volatility.

●	Operational and Validator Risks: Our ability to earn rewards is dependent on the performance and reliability of the third-party validators we delegate to. If a validator fails to perform its functions (e.g., through downtime or malicious activity), our share of staking rewards may be reduced or slashed (penalized). We bear costs for this service, typically validator commissions of 0-10% of rewards earned.

●	Custodial and Security Risks: All our SOL holdings are custodied with OSL Limited (“OSL”), a Hong Kong Stock Exchange listed company (0863.HK). While OSL is a qualified third-party custodian that provides segregated accounts and comprehensive cold storage insurance, the loss of private keys, a security breach, operational failure, or insolvency of the custodian could lead to a partial or total loss of our assets.

●	Regulatory Uncertainty: The regulatory landscape for digital assets and staking activities, particularly in the U.S., is evolving rapidly. New laws, regulations, or regulatory interpretations could deem our activities non-compliant, subject us to penalties, or force us to liquidate our position at a loss, potentially on short notice.

●	Lack of Experience: Our management team has limited experience in the digital asset and blockchain sector. Our inability to successfully navigate the complexities of this new and rapidly evolving industry could lead to operational errors, poor strategic decisions, and financial losses.

Our Solana digital asset staking strategy is subject to unique and substantial risks related to the Solana network’s technology, governance, and ecosystem, which could result in a complete or partial loss of our investment.

Our strategy is fundamentally dependent on the continuous and secure operation of the Solana blockchain. Solana is a high-throughput Layer 1 blockchain that utilizes a novel hybrid Proof-of-Stake and Proof-of-History consensus mechanism. While designed for performance, this architecture introduces specific risks, including:

●	Network Performance and Outages: The Solana network has a history of performance degradation and full outages due to high transaction volumes, spam attacks, and validator coordination failures. For example, the network experienced significant liveness disruptions in 2021 and 2022. Although upgrades have been implemented to address congestion, there can be no assurance that future issues will not occur. Any disruption, outage, or period of significant congestion could prevent us from staking, unstaking, or transacting our SOL, directly impairing our ability to execute our strategy and potentially eroding the value of our holdings.

●	Concentration and Reliance on Third-Party Software: The Solana validator set is relatively concentrated compared to other networks. Furthermore, a high percentage of validators rely on software provided by Jito Labs, a third party unaffiliated with Solana Labs. If Jito Labs were to discontinue support or if its software contained critical bugs, it could compromise network security and stability, increase the impact of spam transactions, and adversely affect the value of SOL.

●	Technological Obsolescence and Competition: The digital asset ecosystem is characterized by rapid innovation and intense competition. New protocols (e.g., Aptos, Sui, Ethereum Layer 2s like Base) or advancements, including the integration of artificial intelligence, may offer superior technology or attract developer activity away from Solana. If the Solana ecosystem fails to evolve, compete, or maintain its relevance, the utility and value of SOL could decline materially.

●	Lifecycle and Economic Mechanics of SOL: The value of SOL is influenced by its specific tokenomics:

o	Inflationary and Deflationary Pressures: New SOL is created through an inflationary protocol issuance, which began at 8% annually and decreases by 15% year-over-year to a terminal rate of 1.5%. Counteracting this is a deflationary mechanism where a portion of transaction fees is burned (permanently removed from circulation). The net effect on the SOL supply (inflationary or deflationary) depends on network usage and is uncertain.

o	Bonding and Unbonding Periods: Staking SOL involves a “warmup” period before rewards are earned and a “cooldown” or unbonding period of several days when unstaking. During this unbonding period, assets are illiquid and earn no rewards. Furthermore, the protocol limits how much stake can unbond per epoch (approximately 25% of the active stake), which could create a queue and further delay access to our capital during a market downturn, exacerbating liquidity risk.

SOL is a relatively novel digital asset, and is subject to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect the Company’s financial position, operations and prospects.

SOL and other digital assets, as well as applications on blockchain networks such as Solana, are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets and blockchain-based applications is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of SOL or other digital assets, or the ability of blockchain-based applications to operate.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SOL or the ability of individuals or institutions to own or transfer SOL and utilize blockchain-based applications on networks such as Solana. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others, have been active in recent years, and in the United Kingdom, the Financial Services and Markets Act 2023, or FSMA 2023, became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, Commodity Futures Trading Commission (“CFTC”), or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and SOL specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of SOL and in turn adversely affect the market price of our common stock.

Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of SOL in particular, may also impact the price of SOL and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of the Solana network and SOL may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to SOL, institutional demand for SOL as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for SOL as a means of payment, and the availability and popularity of alternatives to SOL. Even if growth in SOL adoption occurs in the near or medium-term, there is no assurance that SOL and Solana network usage will continue to grow over the long term.

Because SOL have no physical existence beyond the record of transactions on the Solana blockchain, a variety of technical factors related to the Solana blockchain could also impact the price of SOL. For example, malicious attacks by validators, inadequate validation and staking rewards to incentivize validating of Solana transactions, hard “forks” of the Solana blockchain into multiple blockchains, difficulties with upgrades to the Solana network (such as the proposed Alpenglow consensus upgrade or integration of the Firedancer validator client) and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Solana blockchain and negatively affect the price of SOL. The liquidity of SOL may also be reduced and damage to the public perception of Solana may occur, if financial institutions were to deny or limit banking services to businesses that hold SOL, provide Solana-related services or accept SOL as payment, which could also decrease the price of SOL. Similarly, the open-source nature of the Solana blockchain means the contributors and developers of the Solana blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the Solana blockchain could adversely affect the Solana blockchain and negatively affect the price of SOL.

The liquidity of SOL may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for SOL and other digital assets.

A cyberattack or other malicious attack on the Solana blockchain could have a material impact on the value of SOL held by the Company.

Solana and other digital assets and the entities that provide services to participants in blockchain ecosystems have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:

●	a partial or total loss of our digital assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodian who holds our digital assets;

●	harm to our reputation; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could materially and adversely affect our financial condition and results of operations.

NewGenIvf’s marketing efforts depend significantly on its ability to receive positive references from its existing clients.

NewGenIvf’s marketing efforts depend significantly on its ability to call on its current clients to provide positive references to new, potential clients. Given its limited number of long-term clients, the loss or dissatisfaction of any client could substantially harm its brand and reputation, inhibit the market adoption of its offering and impair its ability to attract new clients and maintain existing clients. Any of these consequences could have an adverse effect on its business, financial condition and results of operations.

As a public reporting company, we are subject to filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

In the past, we have not been able to, and may continue to be unable to produce timely financial statements, and file these financial statements as part of a periodic report in a timely manner with the SEC. For example, we failed to timely file with the SEC the requisite Form 20-F for the year ended December 31, 2023. Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act at such time. We cannot guarantee that in the future our reporting will always be timely. Our failure to timely file future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits and could eventually result in the delisting of our Class A Ordinary Shares from Nasdaq, regulatory sanctions from the SEC, and/or the breach of covenants in our credit facilities or of any preferred equity or debt securities we may issue in the future, any of which could have a material adverse impact on our operations and your investment in our Class A Ordinary Shares, and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders. Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding us with which to make investment decisions. As a result, investors may not have access to current or timely financial information about our business.

If we are unable to continue to meet the listing requirements of Nasdaq, our Class A Ordinary Shares will be delisted.

On October 8, 2024, the Company received a deficiency letter (“Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that it is currently not in compliance with the closing bid price requirement under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Bid Price Deficiency Letter stated that, for the preceding 30 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. The Company has an initial compliance period of 180 calendar days, or until April 7, 2025 to regain compliance with the Minimum Bid Price Rule. The Deficiency letter stated that if at any time the closing bid price of the Company’s Class A Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance with this requirement, as applicable. On February 11, 2025, the Company effected a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule. Notwithstanding the foregoing, if within one year of the First Reverse Stock Split or the Second Reverse Stock Split, the Company’s Class A Ordinary Shares fall below $1.00 per share for 30 consecutive business days, or if within a two-year period from the First Reverse Stock Split or the Second Reverse Stock Split, the Company effects one or more reverse stock splits with a cumulative ratio of 250 shares or more to one, then Nasdaq may not provide us with an additional compliance period under its amended Listing Rule 5810(c)(3)(A)(iv) and our common stock could be delisted immediately.

On May 24, 2024, the Company received a MVLS Deficiency Letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Class A Shares did not meet the minimum MVLS Requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(A). In accordance with Nasdaq Rule 5810(c)(3)(C), the Company has been provided an initial period of 180 calendar days, or until November 20, 2024, the Compliance Date, to regain compliance with the MVLS Requirement. If, at any time before the Compliance Date, the MVLS for the Class A Shares is at least $50,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVLS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting.

On May 24, 2024, the Company received a MVPHS Deficiency Letter from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum $15,000,000 MVPHS Requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(C). In accordance with Nasdaq Rule 5810(c)(3)(D), the Company has until the Compliance Date to regain compliance with the MVPHS Requirement. If, at any time before the Compliance Date, the MVPHS for the Class A Shares is at least $15,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVPHS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may apply to transfer the Company’s securities to The Nasdaq Capital Market.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s (“Nasdaq” or the “Exchange”) continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. On February 11, 2025, the Company carried out a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025. On March 10, 2025, the Company received a confirmation letter from Nasdaq confirming that it has demonstrated compliance with all of Nasdaq’s listing requirements, as required in the Panel’s decision letter dated February 19, 2025.

If we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements in the future, our Class A Ordinary Shares could be delisted from Nasdaq. A delisting of our Class A Ordinary Shares and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Class A Ordinary Shares; (ii) reducing the number of investors willing to hold or acquire our Class A Ordinary Shares, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

If NewGenIvf is unable to attract new clients, its business, financial condition and results of operations would be adversely affected.

To increase its revenue, NewGenIvf must continue to attract new clients. NewGenIvf’s ability to do so depends in large part on the success of its sales and marketing efforts, and the success of references through existing clients. Potential clients may seek out other options; therefore, NewGenIvf must demonstrate that its solutions are valuable and superior to alternatives. If NewGenIvf fails to provide high-quality solutions and convince clients of the benefits of its model and value proposition, NewGenIvf may not be able to attract new clients. If the markets for NewGenIvf’s solutions decline or grow more slowly than it expects, or if the number of clients that contract with it for its solutions declines or fails to increase as it expects, its financial results could be harmed. As the markets in which NewGenIvf participate mature, fertility solutions and services evolve and competitors begin to enter into the market and introduce differentiated solutions or services that are perceived to compete with its solutions, particularly if such competing solutions are adopted by its competitors, its ability to sell its solutions could be impaired. As a result of these and other factors, NewGenIvf may be unable to attract new clients, which would have an adverse effect on its business, financial condition and results of operations.

NewGenIvf’s business depends on its ability to maintain its existing client demographics. Any failure to do so would harm its business, financial condition and results of operations.

As part of its growth strategy, NewGenIvf is focused on maintaining its services within its existing client demographics. NewGenIvf mainly competes with mid-level private clinics and hospitals, which have improved and developed their services and equipment over the years. In addition to private clinics and hospitals already existing, foreign medical companies may also enter the markets where NewGenIvf operates. Such foreign medical companies may be well-placed to compete with NewGenIvf due to their larger network size, reputation as global players and access to more advanced technology and financial resources. The expansion of existing competitors in the industry may erode NewGenIvf’s existing market share or decrease its traditional client pool. There can be no assurance that NewGenIvf will be able to compete effectively and therefore its future business growth may suffer.

A significant reduction in the utilization of NewGenIvf’s solutions could have an adverse effect on its business, financial condition and results of operations.

A significant reduction in the number of clients using NewGenIvf’s solutions could adversely affect its business, financial condition and results of operations. Factors that could contribute to a reduction in the use of its solutions include: general economic downturn that results in adverse financial conditions; regulatory changes; failure to adapt and respond effectively to changing medical landscape, changing regulations, changing client needs, requirements or preferences; negative publicity, through social media or otherwise and news coverage.

If NewGenIvf fails to offer high-quality support, its reputation could suffer.

NewGenIvf relies on its client account management personnel and the patient navigators (the “PNs”) to resolve client issues and help clients realize the full benefits that its solutions and services provide. High-quality support is also important for the renewal and expansion of its services to existing clients. The importance of its support functions will increase as NewGenIvf expands its business and pursue new clients. If NewGenIvf does not help its clients quickly resolve issues and provide effective ongoing supports, its ability to maintain and expand its offerings to existing and new clients could suffer, and its reputation with existing or potential clients could suffer. Further, to the extent that NewGenIvf is unsuccessful in hiring, training and retaining adequate PNs and client account management personnel, its ability to provide adequate and timely support to its clients would be negatively impacted, and its clients’ satisfaction with its solutions and services would be adversely affected.

NewGenIvf’s failure to effectively develop and expand its marketing and sales capabilities could harm its ability to increase its client base and achieve broader market acceptance of solutions NewGenIvf provides.

NewGenIvf’s ability to increase its client base and achieve broader market acceptance of solutions it provides will depend to a significant extent on its ability to expand its marketing and sales capabilities. NewGenIvf plans to continue expanding its direct sales force and to dedicate significant resources to sales and marketing programs, including direct sales, inside sales, targeted direct marketing, advertising, digital marketing, e-newsletter and conference sponsorships. All of these efforts will require it to invest significant financial and other resources. Its business and results of operations could be harmed if its sales and marketing efforts do not generate significant increases in revenue. NewGenIvf may not achieve anticipated revenue growth from expanding its sales and marketing efforts if it is unable to hire, develop, integrate and retain talented and effective sales personnel, if its new and existing sales personnel, on the whole, are unable to achieve desired productivity levels in a reasonable period of time, or if its sales and marketing programs are not effective.

NewGenIvf may experience net losses and may not sustain profitability in the future.

NewGenIvf experienced significant revenue decrease from 2019 to 2020, due to the impact of COVID-19. NewGenIvf is not certain whether it will obtain sufficient levels of sales to sustain its growth or maintain profitability in the future. NewGenIvf also expects its costs and expenses to increase in future periods, which could negatively affect its future results of operations if its revenue does not increase accordingly. In particular, NewGenIvf intends to continue to incrementally expand its sales and client account management teams to educate potential clients and drive new client adoption. NewGenIvf also expects to incur additional costs as it introduces new solutions and services to enhance its comprehensive fertility offering. NewGenIvf will also face increased compliance costs associated with growth, the expansion of its client base and being a public company. NewGenIvf’s efforts to grow its business may be costlier than it expects, and NewGenIvf may not be able to increase its revenue enough to offset its increased operating expenses. NewGenIvf may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications and delays, and other unknown events. If NewGenIvf is unable to sustain profitability, the value of its business and common stock may significantly decrease.

NewGenIvf’s future revenue may not grow at the rates it historically has, or at all.

NewGenIvf has experienced growth since its business operations started in 2014. Revenue and NewGenIvf’s client base may not grow at the same rates they historically have, or they may decline in the future. NewGenIvf’s future growth will depend, in part, on its ability to:

●	continue to attract new clients and/or maintain existing clients;

●	price its solutions and services effectively so that it is able to attract new clients, expand sales to its existing clients and maintain profitability;

●	provide its clients with client support that meets their needs, including through dedicated PNs;

●	maintain successful collection of applicable receivable balances;

●	retain and maintain relationships with high-quality and respected fertility specialists;

●	attract and retain highly qualified personnel to support all clients; and

●	increase awareness of its brand and successfully compete with other competitors.

NewGenIvf may not successfully accomplish all or any of these objectives, which may affect its future revenue, and which makes it difficult for it to forecast its future results of operations. In addition, if the assumptions that NewGenIvf uses to plan its business are incorrect or change in reaction to changes in its market, it may be difficult for it to maintain profitability. NewGenIvf’s shareholders should not rely on its revenue for any prior quarterly or annual periods as any indication of its future revenue or revenue growth.

In addition, NewGenIvf expects to continue to expend substantial financial and other resources on:

●	sales and marketing;

●	technology infrastructure, including systems architecture, scalability, availability, performance and security; and

●	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in its business. If NewGenIvf is unable to increase its revenue at a rate sufficient to offset the expected increase in its costs, its business, financial position, and results of operations will be harmed, and NewGenIvf may not be able to maintain profitability over the long term. Additionally, NewGenIvf may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods.

If its revenue growth does not meet its expectations in future periods, NewGenIvf may not maintain profitability in the future, its business, financial position and results of operations may be harmed.

NewGenIvf’s interim and annual results may fluctuate significantly and may not fully reflect the underlying performance of NewGenIvf’s business.

NewGenIvf’s interim and annual results of operations, including the levels of NewGenIvf’s revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of NewGenIvf’s control, and period-to-period comparisons of NewGenIvf’s operating results may not be meaningful, especially given NewGenIvf’s limited operating history. Accordingly, the results for any one fiscal half year or any one fiscal year are not necessarily an indication of future performance. Fluctuations in interim and/or annual financial results may adversely affect the price of NewGenIvf’s ordinary shares. Factors that may cause fluctuations in NewGenIvf’s interim and annual financial results include:

●	NewGenIvf’s ability to attract new customers and maintain relationships with existing customers;

●	changes in NewGenIvf’s products and services offered and introduction of new services and products;

●	the amount and timing of operating expenses related to marketing and the maintenance and expansion of NewGenIvf’s business, operations and infrastructure;

●	changes in the market price of Solana;

●	changes in the market situation of the residential property in the United Arab Emirates;

●	general economic, industry and market conditions; and

●	the timing of expenses related to the development or acquisition of technologies or businesses.

If the estimates and assumptions NewGenIvf uses to determine the size of the target markets for its services are inaccurate, its future growth rate may be impacted and its business would be harmed.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Market opportunity estimates and growth forecasts included in this prospectus, including those NewGenIvf has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including the risks described in this prospectus. Even if the markets in which NewGenIvf competes achieve the forecasted growth, its business could fail to grow at similar rates, if at all.

NewGenIvf’s estimates of the market opportunity for its services are based on the assumption that the purpose-built, data-driven and disruptive fertility services platform with the plan design NewGenIvf offers will be attractive to clients. Clients may pursue alternatives or may not see the value in providing enhanced fertility-related services. In addition, NewGenIvf believes that it is expanding the size of the fertility market as NewGenIvf enhances demand and increase awareness for fertility services. If these assumptions prove inaccurate, or if the increase in awareness of fertility services attracts potential competitors to the market and results in greater competition, NewGenIvf’s business, financial condition and results of operations could be adversely affected.

It is difficult to predict the demand for NewGenIvf’s solutions, the entry of competitive solutions or the future growth rate and size of the fertility market. The expansion of the fertility market depends on a number of factors, including, but not limited to: the continued trend of individuals starting families later in life, increase in the number of single mothers by choice, adoption of non-traditional paths to parenthood and continued de-stigmatization of infertility.

If there is a reduction in demand caused by a lack of client acceptance, weakening economic conditions, data security or privacy concerns, governmental regulation, competing offerings or otherwise, the market for its solutions and services might not continue to develop or might develop more slowly than NewGenIvf expects, which would adversely affect its business, financial condition and results of operations.

NewGenIvf may not be able to successfully manage its growth, and if NewGenIvf is not able to grow efficiently, its business, financial condition and results of operations could be harmed.

As usage of its solutions grows, NewGenIvf will need to devote additional resources to improving and maintaining its infrastructure. In addition, NewGenIvf will need to appropriately scale its internal business systems and its client account management and services personnel to serve its growing client base. Any failure of or delay in these efforts could result in reduced client satisfaction, resulting in decreased sales to new clients and lower renewal and utilization rates by existing clients, which could hurt its revenue growth and its reputation. Even if NewGenIvf is successful in these efforts, they will require the dedication of management time and attention. NewGenIvf could also face inefficiencies or service disruptions as a result of its efforts to scale its internal infrastructure. NewGenIvf cannot be sure that the expansion and improvements to its internal infrastructure will be effectively implemented on a timely basis, and such failures could harm its business, financial condition and results of operations.

If NewGenIvf’s new solutions and services are not adopted by its clients, or if it fails to innovate and develop new offerings that are adopted by its clients, its revenue and results of operations may be adversely affected.

To date, NewGenIvf has derived a substantial majority of its revenue from sales of its fertility services. As NewGenIvf operates in an evolving industry, its long-term results of operations and continued growth will depend on its ability to successfully develop and market new successful solutions and services to its clients. If its existing clients do not value and/or are not willing to make additional payments for such new solutions or services, it could adversely affect its business, financial condition and results of operations. If NewGenIvf is unable to predict clients’ preferences, if the markets in which NewGenIvf participates change, including in response to government regulation, or if NewGenIvf is unable to modify its solutions and services on a timely basis, NewGenIvf may lose clients. Its results of operations would also suffer if its innovations were not responsive to the needs of the clients, appropriately timed with market opportunity or effectively brought to market.

If NewGenIvf fails to adapt and respond effectively to the changing medical landscape, changing regulations, changing client needs, requirements or preferences, its offerings may become less competitive.

The market in which NewGenIvf competes is subject to a changing medical landscape and changing regulations, as well as changing client needs, requirements and preferences. The success of its business will depend, in part, on its ability to adapt and respond effectively to these changes on a timely basis. NewGenIvf’s business strategy may not effectively respond to these changes, and NewGenIvf may fail to recognize and position itself to capitalize upon market opportunities. NewGenIvf may not have sufficient advance notice and resources to develop and effectively implement an alternative strategy. There may be scientific or clinical changes that require it to change its solutions or that make its solutions less competitive in the marketplace. If there are sensitivities to its model or its existing competitors and new entrants create new disruptive business models and/or develop new solutions that clients prefer to its solutions, NewGenIvf may lose clients, and its results of operations, cash flows and/or prospects may be adversely affected. The future performance of NewGenIvf’s business will depend in large part on its ability to design and implement market appropriate strategic initiatives, some of which will occur over several years in a dynamic industry. If these initiatives of NewGenIvf do not result in met objectives, NewGenIvf’s results of operations could be adversely affected.

If NewGenIvf fails to maintain and enhance its brand, its ability to expand its client base will be impaired and its business, financial condition and results of operations may suffer.

The growth of NewGenIvf’s business partially depends on the recognition of NewGenIvf’s brand and reputation. NewGenIvf believes that maintaining and enhancing its brand is important to support the marketing and sale of its existing and future solutions to new clients and expand sales of its solutions to existing clients. NewGenIvf also believes that the importance of brand recognition will increase as competition in its market increases. Successfully maintaining and enhancing its brand will depend largely on the effectiveness of its marketing efforts, its ability to provide reliable services that continue to meet the needs of its clients at competitive prices, its ability to maintain its clients’ trust, its ability to continue to develop new solutions, and its ability to successfully differentiate its platform from competitive solutions and services. NewGenIvf’s brand promotion activities may not generate client awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses NewGenIvf incurs in building its brand. If NewGenIvf fails to successfully promote and maintain its brand, its business, financial condition and results of operations may suffer.

If NewGenIvf fails to retain and motivate members of its management team or other key employees, or fails to attract additional qualified personnel to support its operations, its business and future growth prospects could be harmed.

NewGenIvf’s success and future growth depend largely upon the continued services of its management team and its other key employees. From time to time, there may be changes in its executive management team or other key employees resulting from the hiring or departure of these personnel. Its executive officers and other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with it at any time. The loss of one or more of its executive officers, or the failure by its executive team to effectively work with its employees and lead its company, could harm its business.

In addition, to execute its growth plan, NewGenIvf must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced medical officers and scientific staffs and sales and client account management personnel. There is no guarantee NewGenIvf will be able to attract such personnel or that competition among potential employers will not result in increased salaries or other benefits. From time to time, NewGenIvf has experienced, and NewGenIvf expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which NewGenIvf competes for experienced personnel have greater resources than NewGenIvf has. If NewGenIvf hires employees from competitors or other companies, their former employers may attempt to assert that these employees or NewGenIvf has breached their legal obligations, resulting in a diversion of its time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their contribution to the company. If the perceived value of its equity awards declines, experiences significant volatility, or increases such that prospective employees believe there is limited upside to the value of its equity awards, it may adversely affect its ability to recruit and retain key employees. If NewGenIvf fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be harmed.

Furthermore, in order to attract and retain key personnel and employees, the compensation amounts for NewGenIvf’s executive officers may change significantly after consummation of the Business Combination, although there are currently no agreements in place relating to any such post Business Combination compensation arrangements. As a result, NewGenIvf’s expenses associated with the compensation may increase, which may also have an adverse effect on its results of operations.

NewGenIvf’s Share Incentive Plan allows NewGenIvf to enhance its ability to attract and retain exceptionally qualified individuals and agents and to encourage them to acquire a proprietary interest in the company’s growth and performance. Competition for highly skilled personnel and agents is often intense and NewGenIvf may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel and agents to fulfill NewGenIvf’s current or future needs. NewGenIvf believes that the granting of share-based awards is of significant importance to NewGenIvf’s ability to attract and retain agents, key personnel and employees, and NewGenIvf will continue to grant share-based awards in the future. In addition, NewGenIvf may, with the approval of its Compensation Committee and the Board, revise the terms of, and increase the size of, its share incentive plan, to ensure that it is able to attract and retain agents, key personnel and employees. On March 31, 2025, NewGenIvf’s Board approved certain amendments to its Share Incentive Plan, including the increase of the size of the share incentive plan to 20% of the outstanding shares of the Company from time to time, and on August 18, 2025, NewGenIvf’s Board approved the replenishment of its award pool to 20% of the outstanding shares of the Company as of August 18, 2025. As a result, NewGenIvf’s expenses associated with share-based compensation may increase, which may have an adverse effect on NewGenIvf’s results of operations. The amended share incentive plan is available as Exhibit 4.32.

To successfully market and sell its services and products in Asia-Pacific markets, NewGenIvf must address many international business risks with which NewGenIvf has limited experience.

NewGenIvf’s business is subject to risks in connection with changes in international, national and local economic and market conditions, including the effects of global financial crises, effects of terrorist acts and war and global pandemics. Such economic changes could negatively impact infertile couples’ abilities to pay for fertility treatments around the world.

NewGenIvf’s strategy is to increase its international presence in Asia-Pacific countries and its international sales are subject to a number of risks, including:

●	increased competition as a result of more products and procedures receiving regulatory approval or otherwise free to market in international markets;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

●	reduced or varied protection for intellectual property rights in some countries;

●	export restrictions, trade regulations, and foreign tax laws;

●	fluctuations in currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	customs clearance and shipping delays;

●	political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

●	preference for locally provided services;

●	potentially adverse tax consequences, including the complexities of foreign value-added tax systems;

●	the burdens of complying with a wide variety of foreign laws and different legal standards; and

●	increased financial accounting and reporting burdens and complexities.

If one or more of these risks are realized, its business, financial condition and results of operations could be adversely affected.

Ethical, legal and social concerns related to the use of assisted reproductive technology could reduce demand for the fertility services provided by the medical facilities in NewGenIvf’s network, and thus may adversely affect the business, financial conditions and results of operations of the medical facilities in its network.

Patient sentiment and distrust of the use of assisted reproductive technology may lead to less demand for fertility services. Assisted reproductive technologies, including genetic testing, technologies used for surrogacy and egg donation and gender selection, have raised ethical, legal and social issues regarding privacy and the appropriate uses of the resulting information. Government authorities could, for social or other purposes, limit or regulate the use of assisted reproductive technology to certain conditions. Similarly, these concerns may lead patients to refuse to use, or physicians to be reluctant to order, assisted reproductive services even if permissible. These and other ethical, legal and social concerns may limit market acceptance of fertility services or reduce patient demand for such services, either of which could have a material adverse effect on the business, financial condition and results of operations of the medical facilities in NewGenIvf’s network, and NewGenIvf itself.

NewGenIvf is reliant on revenue from international clients.

Fertility services revenue from international clients are an important part of NewGenIvf’s revenue, though NewGenIvf is expanding rapidly into the local markets. The number of international clients travelling to Thailand, Cambodia and Kyrgyzstan to seek fertility services may, however, be affected by a number of factors, including the economic status of the foreign client’s country of origin, the relative exchange rate of the client’s home currency to the relevant authorities, which may affect the cost of treatment, natural disasters, pandemics like COVID-19, and political tension or acts of terrorism in such countries and the region. For example, the COVID-19 has had resulted in a number of countries declaring a state of emergency and a number of countries, including the countries in Asian Pacific, imposing extensive travel restrictions, which in turn caused a decrease in the numbers of internal clients traveling to Thailand, Cambodia or Kyrgyzstan for treatments.

These events could cause a postponement or a reduction in the number of clients traveling to Thailand, Cambodia or Kyrgyzstan, and could in turn affect revenues from international clients, which is the significant contributor in terms of volume. A decline in the medical tourism industry may have a material adverse effect on NewGenIvf’s financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on NewGenIvf’s results of operations and the value of your investment.

NewGenIvf’s reporting currency is U.S. dollars. The functional currency of NewGenIvf and its subsidiaries include Hong Kong dollar (“HK$”), Thai baht (“THB”), and United States dollar (“USD”). Accordingly, fluctuations in the value of HK$, and THB relative to the USD could affect its results of operations due to translational remeasurements. As its international operations expand, an increasing portion of its revenue and operating expenses may be denominated in non- HK$, and THB currencies. Accordingly, NewGenIvf’s revenue and operating expenses will become increasingly subject to fluctuations due to changes in foreign currency exchange rates. If NewGenIvf is not able to successfully hedge against the risks associated with currency fluctuations, NewGenIvf’s business, financial condition and results of operations could be materially adversely affected.

Governmental control of currency conversion may limit NewGenIvf’s ability to utilize NewGenIvf’s net revenue effectively and affect the value of your investment.

NewGenIvf’s revenue and expenses for its businesses are substantially denominated in THB, which are currently not freely convertible currencies. A portion of such revenue must be converted into other currencies in order to meet its foreign currency obligations. For example, NewGenIvf’s subsidiaries will need to obtain foreign currency to make payments of declared dividends, if any, on its shares.

Under the existing foreign exchange regulations in Thailand, NewGenIvf will be able to make current account foreign exchange transactions. However, in the future, governments may take measures, at its discretion, to restrict access to foreign currencies for capital account and current account transactions under certain circumstances. If such measures are implemented, NewGenIvf may not be able to pay dividends in foreign currencies to holders of its shares. Foreign exchange transactions under its capital account are subject to significant foreign exchange controls and require certain approvals. These limitations could affect our ability to obtain foreign exchange through offshore financing.

The value of the THB against the U.S. dollar and other currencies fluctuates, and is subject to changes resulting from policies of the Thailand and other governments, and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. For example, the Bank of Thailand, which is the central bank of Thailand, is responsible for formulating and implementing monetary policies in the country to maintain the price stability and promote economic stability and sustainable growth. The Bank of Thailand imposes (four) measures in preventing THB fluctuation. Those are measures to limit THB liquidity, to curb capital inflows, to limit the flows on Non-resident Bank Account and Non-resident Baht for Securities, and to limit the flows on Non-Deliverable Forward transactions. With an increased floating range of the THB’s value against foreign currencies and a more market-oriented mechanism for determining the mid-point exchange rates, the THB may further appreciate or depreciate significantly in value against the U.S. dollar or other foreign currencies in the long-term, depending on the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the THB against the U.S. dollar or other foreign currencies. It cannot be assured that THB will not experience significant appreciation or depreciation against the U.S. dollar or other foreign currencies in the future.

Furthermore, NewGenIvf is also currently required to obtain approvals before converting significant sums of foreign currencies into THB. All of these factors could materially and adversely affect its business, results of operations, financial condition and prospects, and could reduce the value of, and dividends payable on, its shares in foreign currency terms.

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares to decrease significantly.

The Selling Securityholders can resell, under this prospectus, up to 50,000,000 Class A Ordinary Shares. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Ordinary Shares, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares.

Our dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one (1) vote, while each Class B Ordinary Share is entitled to one hundred (100) votes with all Ordinary Shares voting together as a single class on most matters. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Only Class A Ordinary Shares are listed and traded on NASDAQ, and we intend to maintain the dual-class voting structure. Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong beneficially own all of the issued Class B Ordinary Shares. As of the date of this prospectus, these Class B Ordinary Shares constitute approximately 0.191% of our total issued and outstanding shares and 16.04% of the aggregate voting power of our total issued and outstanding shares due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of control, holders of Class B Ordinary Shares have considerable influence over matters such as decisions regarding election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of control may discourage, delay, or prevent a change in control of us, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of us and may reduce our share price. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Substantially all of NewGenIvf’s assets and operations are located in Thailand, Cambodia and Kyrgyzstan and they are subject to economic, legal and regulatory uncertainties in such countries.

Substantially all of NewGenIvf’s operations and assets are based in Thailand, Cambodia and Kyrgyzstan. As a result, its businesses and operations are subject to the changing economic conditions prevailing from time to time in such countries. Since 2020, Thailand’s economy has been experiencing a slowdown. According to the National Economic and Social Development Board of Thailand (the “NESDB”) the GDP growth rate of Thailand declined to minus 6.1% in 2020 and slightly recovered to 1.6% in 2021 and 2.6% in 2022. Under such conditions, the NESDB projected that Thailand’s economy will only grow by 3.0% to 4.0% in 2023, lower than the previously growth in historical years. Meanwhile, Cambodia’s post-pandemic economic recovery has gained momentum, but remains uneven. Traditional growth drivers, especially manufacturing and agricultural commodities exports, have fully recovered. However, while travel and tourism have improved, the sector remains well below pre-COVID-19 levels. The subsequent impact also caused the vendors and customers preference change, lower the willingness travelling to Kyrgyzstan for surrogacy services. The economy is projected to grow, underpinned by merchandise exports and domestic economic activity. Foreign direct investment, while diversified, remains affected by China’s related COVID-19 policies.

NewGenIvf also derives a substantial portion of its revenue from Chinese clients and as such, its maintenance of PRC-sourced revenues and access to new and existing clients from the PRC are also subject to the economic conditions of China. However, the near-term growth prospects of the PRC economy are unclear due to the uncertain effects of ongoing economic stress caused by policies to contain the COVID-19 pandemic, trade and national security policies, and the elevated levels of private and public indebtedness, among others. According to the National Statistics Bureau of the PRC, growth rate of China’s GDP for the year 2022 slowed down to 3.0% on a year-on-year basis compared to the growth rate of approximately 8.4% for the year 2021. In 2023, China’s GDP grew 5.2% while China’s 2024 GDP growth rate was 5%. A prolonged downturn in the PRC economy generally could materially and adversely affect NewGenIvf’s results of operations.

Factors that may adversely affect the economy and conditions in such countries include:

●	political instability;

●	global economic conditions;

●	exchange rate fluctuations and the exchange control policy of the banks;

●	a prolonged period of inflation or increase in regional interest rates;

●	changes in taxation;

●	changes in government policies affecting import and export volumes;

●	decline in tourism;

●	natural disasters, including tsunamis, earthquakes, fires, floods, drought and similar events;

●	a potential recurrence or outbreak of avian influenza, severe acute respiratory syndrome or other infectious or contagious diseases like COVID-19 in Asian countries, and governmental policies to address such outbreak;

●	scarcity of credit or other financing, resulting in lower demand for products and services provided by companies in the region;

●	increases in oil prices and other commodity prices;

●	decreased consumer confidence;

●	other external recessions or potential economic downturns in the United States, Asia or other parts of the world; and

●	other regulatory, political or economic developments in or affecting the countries.

The economic conditions in Thailand, Cambodia, Kyrgyzstan and China are also affected by global economic conditions. The global credit markets have experienced, and may continue to experience, volatility and liquidity disruptions, which have resulted in the consolidation, failure or near failure of a number of institutions in the banking and insurance industries. There remains a concern that a return of the debt crisis in Europe, the political unrest in the Middle East and Eastern Europe as well as rumors or threats or actual terrorist attacks or conflicts in the Middle East, Southeast Asia, Eastern Europe or other regions will impinge upon the health of the global financial system. These or other such events could adversely affect NewGenIvf’s business, financial condition, results of operations and prospects.

There is no assurance that the economies and social conditions of Thailand, Cambodia, Kyrgyzstan and China will meet current projections or improve in the future. Any instability or economic downturn could have a material adverse effect on NewGenIvf’s business, financial condition, results of operations and prospects.

Failure to comply with the terms of future financing arrangements could result in default, which could have an adverse effect on NewGenIvf’s cash flow and liquidity.

NewGenIvf may from time to time enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict NewGenIvf’s business and operations. If NewGenIvf breaches any of these covenants, including the failure to maintain certain financial ratios, NewGenIvf’s lenders may be entitled to accelerate NewGenIvf’s debt obligations. Any default under the credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which in turn may have a material adverse effect on NewGenIvf’s cash flow and liquidity.

NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.

NewGenIvf requires a significant amount of capital and resources for its operations and continued growth. NewGenIvf expects to make significant investments to fund operations, laboratory upgrades, new strategic investments in Solana and residential property development in United Arab Emirates, among other things, which may significantly increase NewGenIvf’s net cash used in operating activities. In addition, NewGenIvf will continue to invest in laboratory and facilities which are fundamental to NewGenIvf’s business operation and future growth. However, NewGenIvf cannot assure you that these investments will generate the optimal returns, if at all. To date, NewGenIvf has historically funded its cash requirements primarily through operational, capital contributions from its shareholders and short-term or long-term borrowings. If these resources are insufficient to satisfy NewGenIvf’s cash requirements, NewGenIvf may seek to raise funds through additional equity offering or debt financing or additional bank facilities. NewGenIvf’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition, and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions in Thailand, Cambodia, Kyrgyzstan and globally. If NewGenIvf cannot obtain sufficient capital on acceptable terms to meet its capital needs, NewGenIvf may not be able to execute its growth strategies, and NewGenIvf’s business, financial condition, and prospects may be materially and adversely affected.

The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect NewGenIvf’s business, financial condition, results of operations, and prospects.

NewGenIvf leases premises in Thailand, Cambodia and Kyrgyzstan in various locations. With respect to property leased by First Fertility PGS Center in Thailand, the lessors did not have or provide NewGenIvf with property ownership certificates or other documents evidencing their rights to lease such premises to First Fertility PGS Center. Therefore, NewGenIvf cannot assure that it will not be subject to any challenges, lawsuits, or other actions taken against First Fertility PGS Center with respect to its leased premises for which the relevant lessors do not have valid title or right to lease. If First Fertility PGS Center’s lessors’ right to lease premises is successfully challenged by any third party, First Fertility PGS Center’s lease agreements may not be enforceable and NewGenIvf may be forced to vacate the premises and relocate to a different location. Under such circumstances, NewGenIvf expects to incur relocation costs of up to THB3 million and expects that there would not be material business interruption costs, if any.

In addition, the failure of the lessor to provide sufficient legal evidence of its right to lease the premises has prevented First Fertility PGS Center from registering the clinic with the Bangkok Metropolitan Authority (“BMA”) as required under the Public Health Act B.E. 2535 (1992) (the “PHA”). Under Section 71 of the PHA, First Fertility PGS Center and its directors are subject to imprisonment of up to 6 (six) months and a fine of up to THB50,000, or both. The BMA could also order First Fertility PGS Center to stop operating the clinic which would require relocation of the clinic if First Fertility PGS Center could not make the necessary registration. Under such circumstances, First Fertility PGS Center expects to incur relocation costs of up to THB3 million and expects that there would not be material business interruption costs, if any.

Only one of NewGenIvf’s directors or officers, namely Ms. Fong, Hei Yue Tina, is also a director of First Fertility PGS Center. NewGenIvf believes that if First Fertility PGS Center’s directors, including Ms. Fong, are found guilty of the above offence and subject to imprisonment, the resulting impact on NewGenIvf’s business, results of operations and financial conditions would be limited, as Ms. Fong has limited involvement in the day-to-day management of First Fertility PGS Center’s operations and Mr. Siu, Wing Fung Alfred and the other directors and officers of NewGenIvf and its subsidiaries would be able to keep operating the group’s and First Fertility PGS Center’s activities with limited disruptions. Further, a second clinic has been set up in a separate location which will mitigate the risk of interruptions to operations.

NewGenIvf currently has no insurance coverage for its operations.

The assisted reproductive medical facilities in NewGenIvf’s network are exposed to potential liabilities that are inherent to the provision of services. Medical and other liabilities may not be fully covered by insurance and the medical facilities may face claims in excess of the insurance coverage or claims which are not covered by insurance due to other policy limitations or exclusions or where the medical facilities in NewGenIvf’s network have failed to comply with the terms of the policy. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.

The insurance industries in Thailand, Cambodia and Kyrgyzstan are still at early stages of development, and insurance companies in Thailand, Cambodia and Kyrgyzstan currently offer limited business-related insurance products. NewGenIvf does not currently maintain insurance. NewGenIvf cannot assure you that the medical facilities in its network will be able to obtain and/or maintain medical liability insurance on acceptable terms or without substantial premium increases or at all in the future.

In addition, as NewGenIvf’s business expands, the cost for each medical facility in its network and NewGenIvf to maintain an adequate level of insurance may become increasingly high. NewGenIvf cannot ensure that the medical facilities in its network will be able to locate or purchase appropriate insurance to cover the expanding operations in time, on commercially reasonable terms or at all. Any significant uninsured loss could have material and adverse effects on the financial condition and results of operations of the medical facilities in NewGenIvf’s network, and thus may affect its business, results of operations and financial condition.

Moreover, NewGenIvf does not currently maintain professional malpractice liability insurance for its physicians and nurses. As a result, NewGenIvf may be subject to medical disputes and claims arising under relevant laws from time to time, which could cause substantial damage to NewGenIvf if not covered by professional malpractice liability insurance. Any dispute with clients, or any legal proceeding involving the physicians of the medical facilities or medical professionals, regardless of its merit or eventual outcome, could result in significant legal costs and financial and/or reputational damages to the medical facilities and NewGenIvf and materially and adversely affect the business, financial condition and results of operations of the medical facilities in NewGenIvf’s network, and further affect its business, financial condition, results of operations and prospects.

NewGenIvf may not be successful in adapting to technological developments, which may affect its business and results of operations.

It is possible that new technologies could be developed or scientific advances made by NewGenIvf’s competitors, or elsewhere and licensed to NewGenIvf’s competitors, which cannot be replicated by NewGenIvf without significant capital expenditure or at all, or that replace or reduce the requirement for assisted reproductive services, ultrasound or specialized diagnostics. The consequences for NewGenIvf of the development of new technologies could include lower or loss of revenues, loss of market position and reduced prospects of NewGenIvf.

If its computer systems, or those of its providers, specialty pharmacies or other downstream vendors lag, fail or suffer security breaches, NewGenIvf may incur a material disruption of its services, which could materially impact its business and the results of operations.

NewGenIvf’s businesses in Thailand, Cambodia and Kyrgyzstan are increasingly dependent on critical, complex and interdependent information technology systems to support business processes as well as internal and external communications. NewGenIvf’s success is therefore dependent in part on its ability to secure, integrate, develop, redesign and enhance its (or contract with vendors to provide) technology systems that support its business strategy initiatives and processes in a compliant, secure, and cost and resource efficient manner. If NewGenIvf or its providers, specialty pharmacies or other downstream vendors have an issue with its or their respective technology systems, it may result in a disruption to its operations or downstream disruption to its relationships with its clients or its selective network of high-quality fertility specialists. Additionally, if NewGenIvf chooses to insource any of the services currently handled by a third party, it may result in technological or operational disruptions.

In addition, despite the implementation of security measures, its internal computer systems, and those of its provider clinics, specialty pharmacies or other downstream vendors, are potentially vulnerable to damage from malicious intrusion, malware, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While NewGenIvf is not aware that it has experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption to its ability to operate and deliver its solutions. In addition, to the extent that any disruption or security breach were to result in a loss or inappropriate disclosure of confidential information, NewGenIvf could incur liability. See “— Risks Related to Government Regulation — NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations — Data Protection and Breaches.”

Risks Related to NewGenIvf’s Relationships with Third Parties

NewGenIvf’s business depends on its ability to maintain its network of high-quality fertility specialists and other healthcare providers. If NewGenIvf is unable to do so, its future growth would be limited and its business, financial condition and results of operations would be harmed.

NewGenIvf’s performance and success is dependent upon its continued ability to maintain a credentialed network of high-quality fertility specialists, including its senior management team, other key employees, as well as research and development and operation maintenance personnel, many of whom are difficult to replace. Fertility specialists could refuse to contract, demand higher payments or take other actions that could result in higher medical costs, less attractive service for its clients or difficulty meeting regulatory or accreditation requirements. Identifying high-quality fertility specialists, credentialing and negotiating contracts with them and evaluating, monitoring and maintaining its network, requires significant time and resources. Competition in the healthcare industry for qualified employees is intense. NewGenIvf may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future, which could increase NewGenIvf’s compensation expenses, including stock-based compensation. NewGenIvf’s continued ability to compete effectively depends on NewGenIvf’s ability to attract new employees and to retain and motivate NewGenIvf’s existing employees. If NewGenIvf is not successful in maintaining its relationships with top fertility specialists, these fertility specialists may refuse to renew their contracts with it, and potential competitors may be effective in onboarding these or other high-quality fertility specialists to create a similarly high-quality network. There may be additional shifts in the fertility specialty provider space as the fertility market matures, and high-quality fertility specialists may become more demanding in re-negotiating to remain in its network. Its ability to develop and maintain satisfactory relationships with high-quality fertility specialists also may be negatively impacted by other factors not associated with it, such as regulatory changes impacting providers or consolidation activity among hospitals, physician groups and healthcare providers. In addition, certain organizations of physicians, such as practice management companies (which group together physician practices for administrative efficiency), may change the way in which healthcare providers do business with it and may compete directly with it, which could adversely affect its business, financial condition and results of operations. NewGenIvf intends to grant, and may continue to grant, options and other types of awards, which may result in increased share-based compensation expenses.

NewGenIvf’s Share Incentive Award will allow NewGenIvf to enhance its ability to attract and retain exceptionally qualified individuals and agents and to encourage them to acquire a proprietary interest in the company’s growth and performance. Competition for highly skilled personnel and agents is often intense and NewGenIvf may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel and agents to fulfill NewGenIvf’s current or future needs. NewGenIvf believes that the granting of share-based awards is of significant importance to NewGenIvf’s ability to attract and retain agents, key personnel and employees, and NewGenIvf will continue to grant share-based awards in the future. In addition, NewGenIvf may, with the approval of its Compensation Committee and the Board, revise the terms of, and increase the size of, its share incentive plan, to ensure that it is able to attract and retain agents, key personnel and employees. On March 31, 2025, NewGenIvf’s Board approved certain amendments to its Share Incentive Plan, including the increase of the size of the share incentive plan to 20% of the outstanding shares of the Company from time to time. As a result, NewGenIvf’s expenses associated with share-based compensation may increase, which may have an adverse effect on NewGenIvf’s results of operations. The amended share incentive plan is available as Exhibit 4.32.

Meanwhile, the retirement or loss of certain specialists, scientific staff or other key personnel, the activities of competitors, the introduction of a competing service that is perceived to be superior to the services provided by NewGenIvf, or other events which impact NewGenIvf’s reputation could adversely affect NewGenIvf’s relationships with fertility specialists. For example, one specialist who was previously engaged by NewGenIvf brought a lawsuit against NewGenIvf regarding disputed remuneration, which resulted in a settlement for NewGenIvf to compensate the specialist with a sum of approximately US$98,000. Also, fertility specialists’ relationship with NewGenIvf could affect their behaviors in recommending NewGenIvf’s services or referring patients to NewGenIvf, which could in turn adversely impact the number of patients treated by NewGenIvf and adversely impact on its financial performance, market position and prospects.

In addition, the perceived value of NewGenIvf’s solutions and its reputation may be negatively impacted if the services provided by fertility specialists or other healthcare providers are not satisfactory to NewGenIvf’s clients, including as a result of error that could result in litigation. For example, if fertility specialist or other healthcare provider releases sensitive information of its clients, it could incur additional expenses and give rise to litigation against NewGenIvf. Any such issue with one of its providers may expose it to public scrutiny, adversely affect its brand and reputation, expose it to litigation or regulatory action, and otherwise make its operations vulnerable. Further, if its services result in less than favorable outcomes, this could cause it to fail to meet its contractually guaranteed specified service metrics, and NewGenIvf could be obligated to provide the client with a fee reduction or a second chance for free, depending on their contract terms. The failure to maintain its selective network of high-quality fertility specialists or the failure of those specialists to meet and exceed its clients’ expectation, may result in a loss of or inability to grow or maintain its client base, which could adversely affect its business, financial condition and results of operations.

The medical facilities and professionals in NewGenIvf’s network could become the subject of litigation, allegations and other claims, and NewGenIvf is not insured against these liabilities.

NewGenIvf relies on the physicians and other medical professionals of the assisted reproductive medical facilities in its network to make proper clinical decisions regarding the diagnosis and treatment of clients. However, NewGenIvf does not have full and direct control over every step of clinical activities undertaken at each of the medical facilities. In addition, physicians and medical professionals outside NewGenIvf’s network may introduce patients to NewGenIvf and conduct medical treatments and/or procedures for such patients in NewGenIvf’s facilities. NewGenIvf enters into independent contractor agreements with such physicians and medical professionals and treats such patients as NewGenIvf’s own patients. As such, NewGenIvf will have to bear any liabilities arising from their medical treatments and/or procedures conducted in NewGenIvf’s facilities. Any incorrect clinical decision or malpractice on the part of physicians and other medical professionals (including those from outside of its network), or any failure by the medical facilities in its network to properly manage their clinical activities may result in unsatisfactory treatment outcomes, patient injury or even death, which could lead to disputes with patients and/or their families or the medical professionals, including those from outside its network. In its experience, moreover, clients of fertility treatments tend to be more demanding on the medical services received. In addition, the relevant laws governing medical disputes and claims grant claimants liberal rights in bringing claims against physicians and other medical professionals practicing in the jurisdiction. As a result, the medical facilities in its network may be subject to medical disputes and claims arising under relevant laws, from time to time, which could generate substantial damages imposed on such facilities if not covered by professional liability insurance. Any dispute with its patients and/or their families or the medical professionals, including those from outside its network, or any legal proceeding involving the physicians of the medical facilities or medical professionals, including those from outside its network, regardless of its merit or eventual outcome, could result in significant legal costs and reputational damage to the medical facilities and materially and adversely affect the business, financial condition and results of operations of the medical facilities in its network, and further affect its business, financial condition and results of operations.

The assisted reproductive medical facilities in NewGenIvf’s network have limited control over the quality of the pharmaceuticals, medical equipment, medical consumables and other supplies used in its operations, and cannot guarantee that the products in use are not defective or counterfeit. NewGenIvf also has no control over independent sub-contractors and cannot guarantee the services thereof.

The assisted reproductive medical facilities in NewGenIvf’s network procure a variety of pharmaceuticals, medical equipment, consumables and other supplies in NewGenIvf’s operations from third-party suppliers. As the medical facilities in NewGenIvf’s network do not engage in the direct manufacture of such supplies, NewGenIvf cannot assure you that such supplies are free of defects and meet relevant quality standards or, in the case of imported supplies, verify the origin of such products. In addition, there may be counterfeit pharmaceutical products manufactured without proper licenses or approvals or fraudulently mislabeled with respect to their content or manufacturer in the pharmaceutical markets. In some cases these products are very similar in appearance to the authentic products. The quality control checks and processes may not be able to identify all counterfeit pharmaceutical products in the inventory. Any sale of such products by the medical facilities in NewGenIvf’s network, regardless of its knowledge as to their authenticity, may subject the medical facilities to administrative sanctions, civil claims, negative publicity or reputational damage. NewGenIvf cannot assure you that the medical facilities in our network will be able to successfully claim full indemnity from such manufacturers of counterfeit pharmaceutical products.

NewGenIvf also cannot assure you that the medical facilities in our network will not encounter incidents relating to defective products, or that such incidents will not materially and adversely affect our network of medical facilities. If the products provided by NewGenIvf’s suppliers are defective, of poor quality or are otherwise unsafe or ineffective, the medical facilities in NewGenIvf’s network could be subject to liability claims, complaints or adverse publicity, any of which would materially and adversely affect its results of operations and reputation. NewGenIvf cannot assure you that the medical facilities in NewGenIvf’s network will find suitable replacement suppliers on commercially acceptable terms or at all.

The suppliers are also subject to extensive laws, rules and regulations. If any suppliers violate applicable laws, rules and regulations, NewGenIvf’s reputation or procurement may be materially and adversely affected. In addition, the medical facilities in NewGenIvf’s network may be exposed to reputational damages or even liabilities for defective goods provided by the suppliers or negative publicity associated with any suppliers, and the business and results of operations of the medical facilities in NewGenIvf’s network and NewGenIvf could suffer as a result.

Independent sub-contractors and/or agents that work with NewGenIvf are also subject to extensive laws, rules, and regulations. If any sub-contractor and/or agent violates any applicable laws, rules, regulations or breaches any agreements, NewGenIvf’s reputation may be materially and adversely affected and NewGenIvf may be penalized by regulatory or other parties. In addition, NewgenIvf’s clients may engage Newgen’s sub-contractors and/or agents for ongoing services or additional services following the termination of contracts with NewGenIvf. NewGenIvf has no control over the services provided by sub-contractors and cannot assure the quality of such services or ensure compliance with applicable laws, rules and regulations. In addition, the services provided by independent sub-contractors may expose NewGenIvf to public scrutiny, adversely affect its brand and reputation, expose it to litigation or regulatory action, and otherwise make its operations vulnerable if such independent sub-contractors fail to meet their contractual obligations or to comply with applicable laws or regulations.

If NewGenIvf loses its relationship with one or more key pharmaceutical manufacturers, its business and results of operations could be adversely affected.

NewGenIvf maintains contractual relationships with select pharmaceutical manufacturers in Thailand, Cambodia and Kyrgyzstan. The consolidation of pharmaceutical manufacturers, the shortages of drugs provided by such manufacturers, the termination or material alteration of its contractual relationships, or its failure to renew such contracts could have a material adverse effect on its business and results of operations. Adoption of new laws, rules or regulations or changes in, or new interpretations of, existing laws, rules or regulations, relating to any of these programs could materially adversely affect its business and results of operations.

NewGenIvf has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on its business and results of operations.

NewGenIvf has entered into a number of transactions with related parties. NewGenIvf may in the future enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with NewGenIvf’s or The Company’s interests and the interests of its other shareholders. For example, conflicts of interest may arise in connection with decisions regarding the transaction arrangements which may be less favorable to NewGenIvf than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may have an adverse effect on NewGenIvf’s business and results of operations.

NewGenIvf may be subject to claims and allegations relating to intellectual property and other causes.

NewGenIvf may from time to time receive claims that NewGenIvf infringes on the intellectual property rights of others. Moreover, NewGenIvf may be subject to claims by third parties who maintain that NewGenIvf’s service providers’ technology infringes third-party’s intellectual property rights. If NewGenIvf fails to successfully defend against such claim or does not prevail in such litigation, it could be required to modify, redesign or cease operating, pay monetary amounts as damages or enter into royalty or licensing arrangements with the valid intellectual property holders. Any royalty or licensing arrangements that NewGenIvf may seek in such circumstances may not be available to it on commercially reasonable terms or at all. Also, if NewGenIvf acquires technology licenses from third parties, NewGenIvf’s exposure to infringement actions may increase because NewGenIvf must rely upon these third parties to verify the origin and ownership of such technology. This exposure to liability could result in disruptions in NewGenIvf’s business that could materially and adversely affect NewGenIvf’s results of operations.

Some of NewGenIvf’s employees may previously employed at other companies, including NewGenIvf’s competitors. NewGenIvf may hire additional personnel to expand its development team and technical support team as its business grows. To the extent these employees were involved in the development of content or technology similar to NewGenIvf’s at their former employers, NewGenIvf may become subject to claims that these employees or NewGenIvf has appropriated these employees’ former employers’ proprietary information or intellectual properties. If NewGenIvf fails to successfully defend such claims against itself, NewGenIvf may be exposed to liabilities which could have a material adverse effect on its business.

NewGenIvf is currently not a party to any material legal or administrative proceedings but may subject to legal or administrative actions for defamation, negligence, copyright and trademark infringement, unfair competition, breach of service terms, or other purported injuries resulting from the content NewGenIvf provides or the nature of NewGenIvf’s services. Such legal and administrative actions, with or without merits, may be expensive and time-consuming and may result in significant diversion of resources and management attention from NewGenIvf’s business operations. Furthermore, such legal or administrative actions may adversely affect NewGenIvf’s brand image and reputation.

Certain data and information in this prospectus relied on by NewGenIvf were obtained from third-party data and polls. These metrics were not independently verified by NewGenIvf and may not be accurate.

Certain numbers and information in this prospectus were obtained and provided from numerous sources including management data, third-party data or numbers generally estimated by calculating infertile couples, fertility tourism number, etc. to generally assess potential customer numbers in Asia-Pacific countries.

These metrics were not independently verified. Such databases, third-party information, and calculations may not accurately reflect actual statistics or numbers and NewGenIvf does not have access to specific rating numbers. Similarly, any statistical data in any third-party publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

Risks Related to Government Regulation

NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations.

The operations of NewGenIvf are subject to various laws, rules and regulations at the national, regional and local levels in Thailand, Cambodia, Kyrgyzstan, Hong Kong, United Arab Emirates, United States of America and other applicable jurisdictions. Such laws and regulations mainly relate to (i) the licensing of local and foreign medical professionals, nursing professionals, medical technology professionals, pharmaceutical professions and other applicable licensing; (ii) the licensing, registration, and accreditation of medical facilities, laboratories, including but not limited to the licensing, registration, and accreditation of persons performing related activities; (iii) the privacy and security of confidential patient medical records; (iv) the corporate practice of medicine; (v) healthcare fraud and abuse laws; (vi) the donation and transplantation of human cells, tissues and organs; (vii) potential prohibition on surrogacy or providing intermediary assistance in surrogacy; and (viii) licensing and approval of the accommodation provided as parts of the services.

NewGenIvf has attempted to structure its operations to comply with laws, regulations and other requirements applicable to it directly and to its clients and vendors, but there can be no assurance that its operations will not be challenged or impacted by regulatory authorities or enforcement initiatives, or that the relevant authorities in each jurisdiction could impose higher standards or requirements, which NewGenIvf may have difficulty to adhere to, e.g. Medical Facilities Act B.E. 2541 (1998) and Protection of a Child Born by Medically Assisted Reproductive Technology Act B.E. 2558 (2015) for Thailand jurisdiction, Law on Reproduction Rights and on Guarantees of Their Realization of July 4, 2015 No. 148, Law on status of medical worker of May 28, 2013 No. 81 and Temporary Regulation on Procedure of Licensing Private Medical Activity approved by the resolution of government of April 4, 2017 No. 203 for Kyrgyz Republic. NewGenIvf in the future may become involved in governmental investigations, audits, reviews and assessments. Any determination by a court or agency that NewGenIvf’s solutions or services violate, or cause its clients to violate, applicable laws, regulations or other requirements could subject it or its clients to civil, criminal, or administrative penalties. Such a determination also could require it to change or terminate portions of its business, disqualify it from serving clients that do business with government entities, or cause it to refund some or all of its service fees or otherwise compensate its clients. In addition, failure to satisfy laws, regulations or other requirements could adversely affect demand for its solutions and could force it to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory and other authorities or parties could be expensive and time-consuming, could result in loss of business, exposure to adverse publicity, and injury to its reputation and could adversely affect its ability to retain and attract clients. If NewGenIvf fails to comply with applicable laws, regulations and other requirements, its business, financial condition and results of operations could be adversely affected. Such non-compliance could also require significant investment to address and may prove costly. There are several additional state statutes, regulations, guidance and contractual provisions related to or impacting the healthcare industry that may apply to its business activities directly or indirectly, including, but not limited to:

●	Licensing and Licensed Personnel. Many countries have licensure or registration requirements for entities acting as a medical services provider. The scope of these laws differs from country to country, and the application of such laws to the activities of fertility treatment is often unclear. Given the nature and scope of the solutions and services that NewGenIvf provides, it is required to maintain the License to Operate Medical Facility Business (Sor.Por.7), the License to Manage Medical Facility Business (Sor.Por.19), License to Certify the Standard of Service relating to Medically Assisted Reproductive Technology (KorThorPhor.9), and personnel licenses, i.e., license of medical professionals, nursing professionals, medical technology professionals, pharmaceutical professions and other applicable licenses in Thailand, Approval on Opening of Medical Clinic, Approval on Opening of Pharmacy and relevant approvals to conduct IVF, embryo implant and/or transfer activities issued by the Ministry of Health of Cambodia (“Cambodia MOH”) in Cambodia and licenses to carry out private medical activities (including diagnostics and treatment gynecological diseases, supervision of pregnant women before childbirth, IVF in outpatient and day hospital conditions (for four (4) beds)) in Kyrgyzstan, respectively, and to ensure that such licenses and registrations are in good standing on an annual basis. NewGenIvf is licensed, has licensure applications pending before appropriate regulatory bodies, is exempt from licensure or registration, or is otherwise authorized under such laws in those countries in which it provides its services. These licenses require it to comply with the rules and regulations of the governmental bodies that issued such licenses. NewGenIvf’s failure to comply with such rules and regulations could result in criminal and/ or administrative penalties, the suspension of a license, or the loss of a license, all of which could negatively impact its business. First Fertility PGS had provided arrangements of accommodation without additional charges for its patients without a tourism license in Thailand, all of which was subsequently ceased in early 2023. Pursuant to the Tourism Business and Guide Act 2551 (2008) of Thailand, a maximum fine of THB500,000 may be imposed on First Fertility PGS as a result of the above activity without a tourism license in Thailand. NewGenIvf is unable to predict, however, how its services may be viewed by regulators over time, how these laws and regulations will be interpreted, or the full extent of their applicable. If a regulatory authority in any country determines that the nature of its business requires that NewGenIvf be licensed under applicable laws, it may need to restructure its business or it may need to comply with any related requirements, such as obtaining relevant license, paying additional regulatory fees and/or penalties for previous non-compliance with relevant licensing requirements, which could adversely affect its results of operation. Additionally, in extreme case, NewGenIvf may need to cease operations until it is able to obtain appropriate licensure, which may adversely affect its revenue for a period of time that it cannot estimate.

●	Patients’ Right Protection. There has been an increased awareness of patients’ rights in Thailand, Cambodia and Kyrgyzstan, especially with the issuance of the Constitution of the Kingdom of Thailand, the Act on Court Proceedings for Consumer Cases B.E. 2551 (2008) (as amended), National Health Act B.E. 2550 (2007), and other applicable laws in Thailand, the Civil Code dated December 8, 2017 as amended by the Law on Implementation of the Civil Code dated May 31, 2011, Law on Management of Donation and Transplantation of Human Cells, Tissues, and Organs (2016) and Sub-Decree No. 61 on the Code of Medical Ethics (2003) in Cambodia and Constitution of Kyrgyzstan of May 5, 2021, Civil Code, Part I of May 8, 1996 No. 15, Law on Health Protection of Civilians of Kyrgyzstan of January 9, 2005 No. 6, Law on Reproduction Rights and on Guarantees of their Realization of July 4, 2015 No. 148, Law on status of medical worker of May 28, 2013 No. 81 and other relevant applicable laws in Kyrgyzstan, which enables consumers and patients to file suits more easily against healthcare service providers. Furthermore, treatment of more complex medical conditions has no guaranteed positive outcome, which subjects it to an increased likelihood of medical malpractice suits. Such lawsuits could result in hefty compensation payments or damage to NewGenIvf’s reputation, which may have a material adverse effect on its business, financial condition, results of operations and prospects.

Meanwhile, Thailand is considering enacting a Patient Protection Bill  (the “Bill”). The Bill, if issued, is intended to alleviate disputes between patients and healthcare providers, which have an impact on the healthcare system in Thailand as a whole. The compensation outlined in the Bill will assist patients in claiming damages, thereby fostering a positive relationship between patients and healthcare providers. Consequently, the rate of disputes is expected to decrease. The provisions under the Bill would require healthcare providers to compensate patients in a timely manner, sometimes without requiring proof of wrongdoing. The Bill also contemplates setting up a patient protection fund for damages to patients pursuant to which healthcare providers have to make mandatory contributions according to the rules determined by a patient protection committee. Failure by it to comply with applicable rules and regulations could result in penalties, the loss of regulatory permits and damage to NewGenIvf’s business reputation, each of which could have a material adverse effect on its financial condition and results of operations.

Furthermore, the Protection of A Child Born By Medically Assisted Reproductive Technology Act B.E. 2558 (2015) of Thailand was promulgated with the intention to appropriately designate the legitimate parenthood status of a child born using medically assisted reproductive technology and regulate any medical scientific research on embryology and medically assisted reproductive technologies to prevent the misuse of medically assisted reproductive technologies. NewGenIvf is therefore under the supervision of a Committee of the Protection for Children Born through Medically Assisted Reproductive Technology, which is a committee established to control, inspect, supervise and formulate various policies relating to such acts. In Cambodia and Kyrgyzstan, all health establishments, including private medical clinics, are under the supervision of the Cambodia MOH and the Ministry of Health of Kyrgyzstan, respectively, which each governs and regulates the operation of medical clinics and activities of medical practitioners in respective countries. In particular, the Medical Council of Cambodia, Cambodian Council of Nurses, Cambodian Midwives Council and The Pharmaceutical Council of Cambodia, all assist the Cambodia MOH to supervise and monitor the practice of health professionals in Cambodia. IVF/embryo implant/transfer activities are subject to an approval by the Cambodia MOH.

●	Privacy and Security Requirements. There are numerous laws and regulations related to the privacy and security of health information in each country. In particular, regulations promulgated pursuant to the Personal Data Protection Act B.E. 2562 (2019) of Thailand (“PDPA”), Law on Data of Personal Character of April 14, 2008 No. 58 of Kyrgyzstan (“Data Protection Law”), as well as Regulation of Registration of Personal Data Holders (Owners) approved by the Resolution of the Cabinet of Ministers of KR of November 18, 2022, Offences Code No. 128 of October 28, 2021 of Kyrgyzstan establish privacy and security standards in each country that limit the collection, use, and/ or disclosure of certain individually identifiable health information, whether directly or indirectly (excluding the information of the deceased person) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. The privacy regulations established under the PDPA and Data Protection Law also provide patients with rights related to understanding and controlling how their protected health information is collected, used and/ or disclosed. As a provider of services to entities subject to the PDPA and Data Protection Law, NewGenIvf is directly subject to certain provisions of the regulations. To the extent permitted by applicable privacy regulations and contracts with its clients, NewGenIvf is permitted to use and disclose protected health information to perform its services and for other limited purposes, but other uses and disclosures, such as marketing communications, require written authorization from the patient or must meet an exception specified under the privacy regulations.

NewGenIvf also has downstream entities which provide it with services and are also subject to applicable regulations. If NewGenIvf or any of its downstream entities are unable to properly protect the privacy and security of protected health information entrusted to it, it could be found to have breached its contracts with its clients and be subject to investigation by the relevant supervision institution, i.e., the Office of the Personal Data Protection Committee of Thailand (the Government Authority under the PDPA), the Cambodia MOH and the State Data Protection Agency under the Cabinet of Ministers of Kyrgyzstan (the “Agency”). In the event the Office of the Personal Data Protection Committee or the Agency finds that NewGenIvf has failed to comply with applicable privacy and security standards, it could face civil, criminal, and/ or administrative penalties. In addition, the Office of the Personal Data Protection Committee performs compliance audits in order to proactively enforce the privacy and security standards. The Office of the Personal Data Protection Committee has become an increasingly active regulator and has signaled its intention to continue this trend. The Office of the Personal Data Protection Committee has the discretion to impose penalties and may require companies to enter into resolution agreements and corrective action plans which impose ongoing compliance requirements. The Office of the Personal Data Protection Committee’s enforcement activity, or audit related to incident regarding it or its downstream entity, can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. Although NewGenIvf has implemented and maintain policies, processes and compliance program infrastructure to assist it in complying with these laws and regulations and its contractual obligations, NewGenIvf cannot provide assurance regarding how these laws and regulations will be interpreted, enforced or applied to its operations. In associated with enforcement activities and potential contractual liabilities, its ongoing efforts to comply with evolving laws and regulations might also require it to make costly system purchases and/or modifications or otherwise divert significant resources to compliance initiatives from time to time.

●	Other Privacy and Security Requirements. In addition, numerous other laws govern the collection, dissemination, use, access to and confidentiality of personal information. For example, the Law on E-Commerce of Cambodia (2019) places an obligation on those who electronically store private information to use all means to ensure that the information is protected by security safeguards in every reasonable circumstance to avoid the loss, access, use, modification, leakage, or disclosure of the information, except with the consent of the data owner or other lawfully authorized party. The Law on E-Commerce also prohibits individuals from dishonestly accessing, downloading, copying, extracting, leaking, deleting, modifying, or otherwise interfering with data stored by other persons. Applicable laws are contributing to increased enforcement activity and may also be subject to interpretation by various courts and other governmental authorities.

Certain of NewGenIvf’s solutions and services involve the transmission and storage of client data in various jurisdictions, which subjects the operation of those solutions and services to privacy or data protection laws and regulations in those jurisdictions. While NewGenIvf believes those solutions and services comply with current regulatory and security requirements in the jurisdictions in which it provides these solutions and services, there can be no assurance that such requirements will not change or that it will not otherwise be subject to legal or regulatory actions. The laws and regulations are rapidly evolving and changing, and could have an adverse impact on its operations. These laws and regulations are subject to uncertainty in how they may be interpreted and enforced by government authorities and regulators. The costs of compliance with, and the other burdens imposed by, these and other laws or regulatory actions may increase its operational costs, prevent it from providing its solutions, and/or impact its ability to invest in or jointly develop its solutions. NewGenIvf also may face audits or investigations by one or more government agencies relating to its compliance with these laws and regulations.

An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, or could result in adverse publicity or a loss of reputation, and adversely affect NewGenIvf’s business. Any failure or perceived failure by it or by NewGenIvf’s solutions to comply with these laws and regulations may subject it to legal or regulatory actions, damage its reputation or adversely affect its ability to provide its solutions in the jurisdiction that has enacted the applicable law or regulation. Moreover, if these laws and regulations change, or are interpreted and applied in a manner that is inconsistent with its policies and processes or the operation of its solutions NewGenIvf may Need to expend resources in order to change its business operations, policies and processes or the manner in which it provides its solutions. This could adversely affect NewGenIvf’s business, financial condition and results of operations.

●	Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Pursuant to the applicable data protection law of Thailand, the PDPA requires businesses to notify the data subjects and/or the government authorities upon the occurrence of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. Each country also constantly amending existing laws, requiring attention to frequently changing regulatory requirements. Most countries require holders of personal information to maintain safeguards and take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In some countries, these laws are limited to electronic data, but they increasingly are enacting or considering stricter and broader requirements.

Despite NewGenIvf’s security management efforts with respect to physical and technological safeguards, employee training, vendor (and sub-vendor) controls and contractual relationships, its infrastructure, data or other operation centers and systems used in its business operations, including the internet and related systems of its vendors (including vendors to whom NewGenIvf outsources data hosting, storage and processing functions) are vulnerable to, and may from time to time experience, unauthorized access to data and/or breaches of confidential information due to a variety of causes. Techniques used to obtain unauthorized access to or compromise systems change frequently, are becoming increasingly sophisticated and complex, and are often not detected until after an incident has occurred. As a result, NewGenIvf might not be able to anticipate these techniques, implement adequate preventive measures, or immediately detect a potential compromise. If its security measures, some of which are managed by third parties, or the security measures of its service providers or vendors, are breached or fail, it is possible that unauthorized or illegal access to or acquisition, disclosure, use or processing of personal information, confidential information, or other sensitive client or employee data, including protected health information, may occur. A security breach or failure could result from a variety of circumstances and events, including third-party action, human negligence or error, malfeasance, employee theft or misuse, phishing and other social engineering schemes, computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, and catastrophic events. If NewGenIvf’s security measures, or those of its service providers or vendors, were to be breached or fail, its reputation could be severely damaged, adversely affecting client or investor confidence. As a result, clients may curtail their use of or stop using its offering and its business may suffer. In addition, NewGenIvf could face litigation, damages for contract breach, penalties and regulatory actions for violation of laws or regulations applicable to data protection and significant costs for remediation and for measures to prevent future occurrences. In addition, any potential security breach could result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain the business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. Negative publicity may also result from real, threatened or perceived security breaches affecting it or its industry or clients, which could cause it to lose clients or partners and adversely affect its operations and future prospects. NewGenIvf may not carry insurance or maintain coverage sufficient to compensate for all liability and such insurance may not be available for renewal on acceptable terms or at all, and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

●	Fraud and Abuse Laws. NewGenIvf may be impacted directly and indirectly by certain fraud and abuse laws, including the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, the Penal Code of Thailand, the Criminal Code of Cambodia, the Offences Code of October 28, 2021 No. 128 of Kyrgyzstan, the Criminal Code of October 28, 2021, No. 17 of Kyrgyzstan and the Law on prevention of corruption of August 8, 2021 No. 153 of Kyrgyzstan. Because the solutions and services NewGenIvf provides are not reimbursed by government healthcare payors, such fraud and abuse laws generally do not directly apply to its business, however, some laws may be applicable. The laws, regulations and other requirements in this area are both broad and vague and judicial interpretation can also be inconsistent. NewGenIvf reviews its practices with regulatory experts in an effort to comply with all applicable laws, regulatory and other requirements. However, NewGenIvf is unable to predict how these laws, regulations and other requirements will be interpreted or the full extent of their application, particularly to services that are not directly reimbursed by healthcare programs. Any determination by a regulatory authority that any of NewGenIvf’s activities or those of its clients or vendors violate any of these laws or regulations could subject NewGenIvf to civil or criminal penalties, require it to enter into corporate integrity agreements or similar agreements with ongoing compliance obligations, disqualify it from providing services to clients and/or have an adverse impact on its business, financial condition and results of operations. Even an unsuccessful challenge by a regulatory authority of NewGenIvf’s activities could result in adverse publicity and could require a costly response from it.

●	Consumer Protection Laws. Consumer protection laws are being applied increasingly by the Office of the Consumer Protection Board in Thailand and by the Cambodia Ministry of Health to regulate the collection, use, storage and disclosure of personal or health information, through websites or otherwise, and, in Cambodia, by the Consumer Protection Competition and Fraud Repression Directorate-General, to regulate the presentation of website content. Courts may also adopt the standards for fair information practices, which concern consumer notice, choice, security and access.

●	Restrictions on Communication. Communications with NewGenIvf’s clients increasingly may be subject to and restricted by laws and regulations governing communications via telephone, fax, text, and email. NewGenIvf also uses email and social media platforms as marketing tools. For example, NewGenIvf maintains social media accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by it, its employees or third parties acting at its direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact its business, financial condition and results of operations or subject it to fines or other penalties.

●	Advertisement Laws. NewGenIvf’s advertisement and announcements, in particular, the messages releasing on the Internet related to medical facilities may subject to the laws and regulations of relevant jurisdictions (and potential prohibition in Cambodia on commercial advertisement of private medical services).

For example, in Thailand, NewGenIvf shall apply for and obtain the approval and/ or pre-approval from the relevant authority for the images, and text used in advertisements or announcements which shall be in accordance with the Medical Facility Act B.E. 2541 (1998) (and its amendments) and the Notification of the Department of Health Services Support on Rules, Procedures, Conditions, and Costs of Advertisements or Announcements of Healthcare Facilities B.E. 2562 (2019) (and its amendments) and the Operational Manual for Approval of Advertisements or Announcements relating to Healthcare Facilities. If such approval was not obtained by NewGenIvf, it could lead to significant liabilities and consequences, which could adversely impact NewGenIvf’s business, financial condition and results of operations or subject its sales and marketing director to personal liabilities.

For Cambodia, Prakas 028 on Advertisement of Private Medical, Paramedical and Medical Aid Practices dated August 23, 2004 issued by the Cambodia MOH prohibits commercial advertising of private medical services. Advertisement of private health care services is only allowed for any advertisements within the professional framework not affecting the ethics of private medical services and such advertisement requires a permit from the Cambodia MOH. In addition, the Royal Government of Cambodia has recently issued Sub-Decree 232 on the Management of Commercial Advertisements of Goods and Services on November 4, 2022 to provide the legal framework for the management of commercial advertising of goods and services for all types, forms and means in Cambodia. In light of this Sub-Decree, in addition to the permit requirement of the Cambodia MOH, a person wishing to advertise their goods and/or services in Cambodia may also apply for a compliance certificate from the Ministry of Commerce, which certifies that advertising text or content complies with the Law on Consumer Protection or other applicable regulations.

For Kyrgyzstan, the Law on Advertisements of December 24, 1998, No. 155 requires that if the activities of the advertiser subject to licensing, the advertisement of such advertiser must include the license number and the name of the authority that issued the license, except for radio advertising, where it is sufficient to state “licensed activity” on the territory of Kyrgyzstan. In advertising goods (including works and services), and other objects of advertising, cost indicators must be stated in the national currency. There are also other requirements established in relation to size, frequency, cost and other features of advertisements via different types of media.

New laws and regulations relevant to the fertility services may be introduced in the future, or the current applicable regulations may otherwise be amended or replaced requiring the assisted reproductive medical facilities in its network to conduct business with additional oversight and regulatory compliance. If NewGenIvf fails to obtain the necessary licenses, permits and approvals, NewGenIvf may be subject to fines, confiscation of revenues generated from incompliance operations, or the suspension of relevant operations. NewGenIvf may also experience adverse publicity arising from such non-compliance with government regulations that negatively impacts its brand. NewGenIvf may experience difficulties or failures in obtaining the necessary approvals, licenses, and permits for new spaces or new service offerings. If NewGenIvf fails to obtain the material licenses, NewGenIvf’s business activities could be severely delayed. In addition, there can be no assurance that NewGenIvf will be able to obtain, renew, and/or convert all of the approvals, licenses, and permits required for its existing business operations upon their expiration in a timely manner, in a cost-efficient manner or at all, which could adversely affect NewGenIvf’s business operations and financial condition.

In addition, considerable uncertainties exist in relation to the interpretation and implementation of existing and future laws and regulations governing NewGenIvf’s business activities. NewGenIvf could be found not in compliance with any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of those laws and regulations. It is possible that different interpretations or enforcement of these regulations could subject the current or past practices to allegations of impropriety or illegality or require the medical facilities in its network to implement changes in the facilities, equipment, personnel or services, or increase capital expenditure and operating expenses. If NewGenIvf fails to complete, obtain, or maintain any of the required licenses or approvals or make the necessary filings, NewGenIvf may be subject to various penalties, such as confiscation of unlawful gains, the imposition of fines, revocation of licenses, and the discontinuation or restriction of NewGenIvf’s operations. Any such penalties or changes in policies, regulations, or enforcement by government authorities may disrupt NewGenIvf’s operations and materially and adversely affect NewGenIvf’s business, financial condition, and results of operations.

Legal or regulatory restriction, government regulation, industry standards and other requirements create risks and challenges with respect to NewGenIvf’s compliance efforts and its business strategies and could adversely impact NewGenIvf’s business and limited the growth of NewGenIvf’s operations.

The healthcare industry is highly regulated and subject to frequently changing laws, regulations, industry standards and other requirements. Many healthcare laws and regulations are complex, and their application to specific solutions, services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the solutions and services that NewGenIvf provides, and these laws and regulations may be applied to its solutions and services in ways that NewGenIvf does not anticipate. Efforts to reform or revise aspects of the healthcare industry or to revise or create additional legal or and regulatory requirements could impact its operations, the use of its solutions and services, and its ability to market new solutions and services, or could create unexpected liabilities for it. NewGenIvf also may be impacted by laws, industry standards and other requirements that are not specific to the healthcare industry, such as consumer protection laws and payment card industry standards. These requirements may impact its operations and, if not followed, could result in fines, penalties and other liabilities and adverse publicity and injury to its reputation.

There is a risk that existing or future laws may be interpreted in a manner that is not consistent with the healthcare industry’s current practices and could have an adverse effect on NewGenIvf’s business, financial condition, results of operations and growth prospects.

Advertising or offering of gender selection services in certain jurisdictions in which NewGenIvf operates could expose the Company and its directors and executive officers to significant legal and regulatory risks, including potential penalties.

The marketing or provision of gender selection services in certain jurisdictions in which we operate is subject to stringent legal restrictions. In particular, in Hong Kong, under the Human Reproductive Technology Ordinance (Cap. 561 of the Laws of Hong Kong) (“HRTO”), gender selection for non-medical purposes is prohibited. Violation of these provisions may result in criminal liability. Any person found guilty of advertising or offering gender selection services in Hong Kong may, on a first conviction, face a fine of up to HKD 25,000 and imprisonment for up to 6 months. If we, our representatives, or our sub-contractors inadvertently violate, or are alleged to violate, these laws, we could face significant financial penalties, reputational harm, and potential legal proceedings. Even if we do not directly market our gender selection services in Hong Kong, promotional activities conducted by third parties, affiliates, or other associates on our behalf could also expose us to liability under these laws.

On April 25, 2025, Wing Fung Alfred Siu and Hei Yue Tina Fong, and several other individuals were arrested in Hong Kong for allegedly violating certain sections of the HRTO which prohibit using reproductive technologies for sex selection, advertising sex selection services, commercial surrogacy arrangements, and advertising surrogacy arrangements. All persons have been released on a bail amount of HKD 3,000 ($390), and no charges have been filed as of the date of this prospectus. If convicted with an offence, each person could face a fine of up to HKD 25,000 (approximately $3,200), and imprisonment for up to 6 months. Although we do not expect custodial sentences for any of the individuals, any custodial sentence given to our Chief Executive Officer, Wing Fung Alfred Siu, could materially impact our business, financial condition, or results of operations. In addition, although under BVI law, such minor first-time offenses would not automatically disqualify any directors or executives from continuing to act in such positions, any director or executive officer found guilty of such offenses could cause reputational harm to the Company. As we do not advertise or promote gender selection services in Hong Kong, and all such marketing activities are carried out outside of Hong Kong or by agents outside of Hong Kong, we have not been, nor do we expect to be, materially impacted by any such increased enforcement of the HRTO. Moreover, we do not expect any material impact on our ability to generate revenue from Chinese clients, as our PRC-sourced revenues derived from clients in mainland China and Hong Kong are generated through referrals from PRC agents, with payments being made by the clients directly to the local clinics.

Additionally, increased scrutiny or enforcement actions by regulatory authorities in the jurisdictions in which we operate, especially in Hong Kong, could result in adverse publicity, increased compliance costs, and significant disruption of our business operations in the region. As a result, any failure to comply with applicable laws and regulations related to gender selection services could have a material adverse effect on our business, financial condition, and results of operations.

Significant tariffs or other restrictions imposed on imports by the U.S. and related countermeasures taken by impacted countries could have a material adverse effect on our operations and financial results.

If significant tariffs or other restrictions are imposed on imports by the U.S. and related countermeasures are taken by foreign countries, our business, including results of operations, cash flows and financial condition, may be adversely affected. In January 2025, during the initial days of U.S. President Trump’s second term, the U.S. announced the imposition of additional substantial tariffs on imports from various countries, including China, Canada and Mexico, and the subject countries have imposed or indicated their intention to impose counter measures. In February 2025, the U.S. imposed tariffs of 10% on all imported goods from China, followed by an additional 10% tariff in March 2025. The U.S. also imposed a 25% tariff on all steel and aluminum imports, beginning in March 2025. On February 13, 2025, President Trump ordered his trade advisers to come up with “reciprocal” tariffs on U.S. trade partners to retaliate against taxes, tariffs, regulations and subsidies and on April 2, 2025, announced new tariffs on many U.S. trading partners, including a universal baseline tariff of 10% on all imported goods, and country specific tariffs such as an additional 34% tax on imports from China (leading to an effective rate of 54% when combined with existing tariffs) and 20% on products from the E.U. Specific products that are being tariffed, such as automobiles, were to be exempted from the new tariffs, and tariffs on products such as pharmaceutical drugs were to be announced at a later date. Following a period of market turbulence, on April 9, 2025, President Trump announced a 90-day pause to the tariffs announced on April 2, 2025 for most countries. Countries subject to the pause on the tariffs are still to be subject to the baseline 10% tariff. This consequently lowers the tariff rate for the E.U., Japan, and South Korea, among other countries. However, U.S. President Trump announced an increased tariff rate against Chinese imports of a minimum 145%. These and other tariffs and countermeasures could increase the cost of equipment necessary for our operations, disrupt global supply chains and create additional operational challenges. Additionally, ongoing trade tensions and uncertainty regarding future trade policies could negatively impact global economic conditions and consumer confidence, further affecting our business performance.

Any litigation against NewGenIvf could be costly and time-consuming to defend and could harm its business, financial condition and results of operations.

NewGenIvf has in the past and may in the future become subject to regulatory actions, litigation, disputes, or claims of various types, legal proceedings and claims that arise in the ordinary course of business, such as claims brought by its clients or vendors in connection with commercial disputes or employment claims made by its current or former employees, as well as claims brought by relevant regulatory authorities or NewGenIvf’s competitors, patients, employees, or other third parties against NewGenIvf. NewGenIvf is unable to predict the outcome of any of these legal proceedings. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage NewGenIvf’s reputation, evolve into litigation, or otherwise have a material adverse impact on NewGenIvf’s reputation and business. Such proceedings might result in substantial costs, regardless of the outcome, and may significantly divert management’s attention and resources from operating NewGenIvf’s business, which might seriously harm its business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to it. A claim brought against it that is uninsured or underinsured could result in unanticipated costs, potentially harming its business, financial condition and results of operations. The outcomes of actions NewGenIvf institutes may not be successful or favorable to NewGenIvf. Lawsuits against NewGenIvf may also generate negative publicity that significantly harms NewGenIvf’s reputation, which may adversely affect NewGenIvf’s client base. NewGenIvf may also need to pay damages or settle lawsuits with a substantial amount of cash.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt NewGenIvf’s business, dilute stockholder value, and adversely affect its business, financial condition and results of operations.

NewGenIvf may in the future seek to acquire or invest in businesses, joint ventures, products and services, or technologies that it believes could complement or expand its platform, enhance its technical capabilities, or otherwise offer growth opportunities. Any such acquisition or investment may divert the attention of management and cause NewGenIvf to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, NewGenIvf may encounter difficulties assimilating or integrating the businesses, technologies, products and services, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for it, they are operationally difficult to integrate, or NewGenIvf has difficulty retaining the clients of any acquired business due to changes in ownership, management or otherwise. These transactions may also disrupt its business, divert its resources, and require significant management attention that would otherwise be available for development of its existing business and may not benefit NewGenIvf’s business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. Any such transactions that NewGenIvf is able to complete may not result in any synergies or other benefits it had expected to achieve, which could result in impairment charges that could be substantial. In addition, NewGenIvf may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect its results of operations. In addition, if the resulting business from such a transaction fails to meet NewGenIvf’s expectations, or it fails to successfully integrate such businesses into its own, its business, financial condition and results of operations may be adversely affected or it may be exposed to unknown risks or liabilities. Even when NewGenIvf identifies an appropriate acquisition or investment target, it may not be able to negotiate the terms of the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing business and operations. Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from NewGenIvf’s normal daily operations;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which NewGenIvf have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to NewGenIvf, require it to license or waive intellectual property rights or increase its risk for liability;

●	failure to further successfully develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to NewGenIvf’s ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

Even if the transaction is consummated, NewGenIvf may only have limited control over the companies in which it only has minority stake, it cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Non-compliance of regulatory requirements by NewGenIvf’s investees may cause substantial harm to NewGenIvf’s reputations and the value of NewGenIvf’s investment. In addition, if the resulting business from such a transaction fails to meet NewGenIvf’s expectations, or it fails to successfully integrate such businesses into its own, its business, financial condition and results of operations may be adversely affected or it may be exposed to unknown risks or liabilities. If NewGenIvf is unable to effectively address these challenges, its ability to execute acquisitions as a component of its long-term strategy will be impaired, which could have an adverse effect on its growth. As a result of the above, NewGenIvf’s strategies may not be successfully implemented beyond the current markets.

Any investment might not achieve the synergies, operational or financial benefits it expects and may adversely impact NewGenIvf’s operating results. In addition, NewGenIvf cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance, or prove to be profitable.

Changes in NewGenIvf’s effective tax rate or tax liability may have an adverse effect on its results of operations.

NewGenIvf’s effective tax rate could increase due to several factors, including, but not limited to:

●	changes in the relative amounts of income before taxes in the various jurisdictions in which NewGenIvf operates that have differing statutory tax rates;

●	changes in tax laws, tax treaties, and regulations or the interpretation of them;

●	changes to its assessment about its ability to realize its deferred tax assets that are based on estimates of its future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which NewGenIvf does business;

●	the outcome of future tax audits, examinations, or administrative appeals; and

●	limitations or adverse findings regarding its ability to do business in some jurisdictions.

Any of these developments could have an adverse effect on its results of operations.

NewGenIvf’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the U.S.

A change in the U.S. accounting principles could have a significant effect on NewGenIvf’s reported results of operations and could affect the reporting of transactions already completed before the announcement of a change.The adoption of new or revised accounting principles may require it to make changes to its systems, processes and control, which could have a significant effect on its reported financial results, cause unexpected financial reporting fluctuations, retroactively affect previously reported results or require it to make costly changes to its operational processes and accounting systems upon or following the adoption of these standards.

If NewGenIvf’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in NewGenIvf’s consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. NewGenIvf bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NewGenIvf — Critical Accounting Policies, Judgments and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments used in preparing NewGenIvf’s consolidated financial statements include those related to the determination of fair value of its Class A Ordinary Shares and Warrants and revenue recognition relating to services rendered but for which no claim has yet been reported, among other things. NewGenIvf’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its Class A Ordinary Shares and Warrants.

NewGenIvf is subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business, financial condition and results of operations.

NewGenIvf is subject to the Anti-Money Laundering Act B.E. 2542 (1999) of Thailand, the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, and the Penal Code of Thailand, domestic bribery laws, and other anticorruption and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If NewGenIvf expands its business and sales and to the public sector, it may engage with business partners and third-party intermediaries to market its services and to obtain for it the necessary permits, licenses, and other regulatory approvals. In addition, NewGenIvf or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. NewGenIvf can be held liable for the corrupt or other illegal activities of these third-party intermediaries, its employees, representatives, contractors, partners and agents, even if it does not explicitly authorize such activities. Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject it to whistleblower complaints, investigations, prosecution, enforcement actions, sanctions, settlements, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if NewGenIvf does not prevail in any possible civil or criminal proceeding, its business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees, which could adversely affect its business, financial condition and results of operations.

NewGenIvf’s digital strategy is subject to financial, operational and regulatory risks on investing Solana.

Acquiring Solana (SOL) exposes the company to financial, operational, and regulatory risks, including extreme price volatility, potential technological failures (such as network outages or security exploits), uncertain and evolving global regulations that may classify SOL as a security or restrict its use, counterparty risks if held through exchanges or custodians, liquidity constraints during market stress, and the inherent challenges of securely managing digital assets, any of which could result in substantial or total loss of the investment.

NewGenIvf’s investment in residential market of United Arab Emirates is exposed to significant market risks.

Operating a residential property development business in the United Arab Emirates carries significant risks, primarily driven by market volatility and potential oversupply, particularly in the area of Ras Al Khaimah’s Beach District. Property values and rental yields are highly sensitive to fluctuations in oil prices, global economic conditions, and regional geopolitics, leading to sharp boom-bust cycles. Intense competition from new developments can rapidly saturate specific submarkets, driving down rents and occupancy rates, while regulatory changes (such as adjustments to rental increase caps, visa rules, or ownership laws) can unexpectedly impact profitability and operational models. Furthermore, reliance on expatriate tenants creates vulnerability to shifts in population demographics, employment trends, and government policies affecting residency, alongside inherent operational challenges including management costs, tenant defaults, and maintaining asset quality in a competitive environment.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products and services;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to maintain or protect the validity of our intellectual property and know-how;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our services and products;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws; and

●	the impact of the coronavirus (COVID-19) pandemic and resulting government actions on us, our manufacturers, suppliers and facilities.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Title
Wing Fung Alfred Siu	70	Chairman of the Board of Directors, Chief Executive Officer
Hei Yue Tina Fong	44	Director, Chief Marketing Officer
Hok Man Jefferson Au	44	Independent Director
Florianna Ann Chi Wan Chan	45	Independent Director
Chun Wa Tam	61	Independent Director
Ho Fai Chung	62	Chief Financial Officer

Wing Fung Alfred Siu. NewGenIvf’s co-founder, Mr. Wing Fung Alfred Siu, has served as the Chairman of the Board and the Chief Executive Officer of NewGenIvf (before the Closing, Legacy NewGenIvf) since 2019. Prior to establishing Legacy NewGenIvf in 2019, Mr. Siu served as a director of First Fertility PGS Center Co., Ltd. since 2014. Mr. Siu received his master’s degree in science and bachelor’s degree in science from Stanford University.

Hei Yue Tina Fong. Ms. Fong has served as a Director and the Chief Marketing Officer of NewGenIvf (before the Closing, Legacy NewGenIvf) since 2019. Prior to establishing NewGenIvf in 2019, Ms. Fong served as a director of First Fertility PGS Center Co., Ltd. since 2014. Ms. Fong received her bachelor’s degree in marketing from Indiana University.

Ho Fai Chung. Mr. Chung has served as NewGenIvf’s Chief Financial Officer since October 10, 2024. Mr. Chung has over 30 years of working experience in Asia. He is a certified public accountant in the U.S. Born in Hong Kong, Mr. Chung holds a Bachelor of Law degree from University of London and a Master’s degree in Accounting and Finance from Lancaster University (UK). Mr. Chung also holds a Master’s degree in International and Public Affairs from Hong Kong University. He started his career with Price Waterhouse (“PwC”) in Hong Kong and then joined a number of companies to take up financial control as well as general management jobs in industries including fashion, office products, telecommunications/internet and advertising. He had worked and based in China, Taiwan, Singapore and Malaysia before and had extensive regional financial controlling exposure in Asia.

Hok Man Jefferson Au. Mr. Au has served as NewGenIvf’s independent director since April 3, 2024. Mr. Au has served as the Assistant Financial Controller and the Company Secretary at Coolpoint Innonism Holding Limited since May 2017 and a director of JWMG CPA Limited, Certified Public Accountants since August 2014. He previously worked as the audit supervisor at Clement C.W. Chan & Co., Certified Public Accountants from September 2010 to March 2014. Mr. Au obtained his honours diploma in accounting from Hong Kong Shue Yan University (formerly known as Hong Kong Shue Yan College) and received his Master of Science in professional accountancy from the University of London. Mr. Au is a member of the Hong Kong Institute of Certified Public Accountants and an associate of the Association of Chartered Certified Accountants.

Florianna Ann Chi Wan Chan has served as NewGenIVF’s independent director since April 15, 2025. Ms Chan has over 20 years of experience in project management, real estate development, and luxury hospitality, she is a proven leader in driving growth and operational excellence. Since 2015, Ms. Chan has led Lab Concept Company Limited, a subsidiary of The Lane Crawford Joyce Group, where she successfully restructured operations, spearheaded rebranding, and digitized processes, achieving significant revenue growth. Previously, she held senior roles at VCC Company Limited, Eton Properties, and Crown Macau, excelling in real estate development, marketing, and VIP services. She holds a Bachelor of Hospitality Management from Central Queensland University in Australia and an Advanced Diploma from William Angliss Institute of TAFE. Fluent in Cantonese, Mandarin, and English, Ms. Chan brings a deep understanding of Asia Pacific markets and a strategic vision that will drive the Company’s continued growth and success.

Tam Chun Wa. Mr. Tam has served as NewGenIvf’s independent director since November 29, 2024. Mr. Tam is currently the chief financial officer, the company secretary, and the authorised representative of China Asia Valley Group Limited since December 2023. Mr. Tam was appointed as an independent non-executive director of Green Energy Group Limited on 24 August 2011. Mr. Tam was also the chief financial officer, the company secretary and the authorised representative of Perfect Group International Holdings Limited from February 2017 to November 2023. The shares of these three companies are listed on the Main Board of the Stock Exchange with stock codes 63, 979 and 3326 respectively. He was the executive director of Chinasing Investment Holdings Limited from February 2009 to August 2015, a company whose shares were listed on the Main Board of Singapore Exchange Limited. Mr. Tam obtained a Master degree of Business Administration from the University of Sydney. Mr. Tam is also a member of Hong Kong Institute of Certified Public Accountants, CPA (Australia) and Institute of Singapore Chartered Accountants. Mr. Tam has more than 30 years in the areas of auditing, accounting, tax, investment banking and company secretarial work.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, the Board of Directors.

Family Relationships

Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong are husband and wife. Other than as disclosed in this prospectus, none of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K. Our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Compensation

The following table sets forth the amount of compensation, including base salary, discretionary bonus, equity compensation, contractual benefits and contributions to defined contribution plans, which was paid, earned and/or accrued during the fiscal years ended December 31, 2024 and 2023, for each of the officers and directors for Legacy NewGenIvf prior to the Business Combination.

Name	2024 Compensation US$	2023 Compensation US$
Directors and Officers
Wing Fung Alfred Siu	190,000	125,000
Hei Yue Tina Fong	190,000	125,000
Total	$380,000	$250,000

Board Practices

Committees of the Board of Directors

We established three committees under the Board: an audit committee (“Audit Committee”), a Compensation Committee (“Compensation Committee”) and a nominating and corporate governance committee (“Nominating and Corporate Governance Committee). We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of Mr. Hok Man Jefferson Au (Chairman of Audit Committee), Ms, Florianna Ann Chi Wan Chan, and Mr. Tam Chun Wa. We have determined that all of these individuals satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Hok Man Jefferson Au qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee will be responsible for, among other things:

●	establishing clear hiring policies for employees or former employees of the independent auditors;

●	reviewing and recommending to the Board for approval, the appointment, reappointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by the Company’s independent auditors at least annually;

●	obtaining a written report from the Company’s independent auditor describing matters relating to its independence and quality control procedures;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	discussing with the Company’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, in addition to issues regarding accounting and auditing principles and practices;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	reviewing and recommending the financial statements for inclusion within the Company’s quarterly earnings releases and to the Board for inclusion in its annual reports;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing policies with respect to risk assessment and risk management;

●	reviewing the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	periodically reviewing and reassessing the adequacy of the committee charter;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing;

●	meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

●	monitoring compliance with the Company’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

●	reporting periodically to the Board; and

●	such other matters that are specifically delegated to the Company’s Audit Committee by the Board from time to time.

A copy of the audit committee’s current charter is available at our corporate website at www.newgenivf.com.

Compensation Committee. Our Compensation Committee (“Compensation Committee”) consists of Mr. Wing Fung Alfred Siu, Ms. Hei Yue Tina Fong, and Ms Florianna Ann Chi Wan Chan. The Chairman of the Compensation Committee is Mr. Siu. The Company has determined that Ms. Chan satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Compensation Committee assists the Board in reviewing and approving compensation structure, including all forms of compensation relating to the Company’s directors and executive officers. The Company’s Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

●	reviewing and evaluating the Company’s executive compensation and benefits policies generally;

●	reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

●	periodically reviewing and reassessing the adequacy of the Compensation Committee charter;

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management;

●	reporting periodically to the Board; and

●	such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

A copy of the Compensation Committee’s current charter is available at our corporate website at: www.newgenivf.com.

Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee consist of Mr. Wing Fung Alfred Siu, Ms. Hei Yue Tina Fong, and Mr. Hok Man Jefferson Au. The Chairman of the Nominating and Corporate Governance Committee is Mr. Siu. The Company has determined that Mr. Au satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Nominating and Corporate Governance Committee assists the Board of Directors in selecting individuals qualified to become the Company’s directors and in determining the composition of the Board of Directors and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	recommending nominees to the Board for election or re-election to the Board, or for appointment to fill any vacancy or newly created directorships on the Board;

●	reviewing periodically with the Board the current composition of the Board with regards to characteristics such as judgment, experience, expertise, diversity and background;

●	recommending to the Board of criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq Stock Market Listing Rules, or otherwise considered desirable and appropriate;

●	recommending to the Board the names of directors to serve as members of the Audit Committee and the Compensation Committee, as well as of the Nominating and Corporate Governance Committee itself;

●	periodically and reassessing the adequacy of the committee charter;

●	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

●	overseeing and leading the self-evaluation of the Board in its performance and

●	effectiveness as a whole.

A copy of the Nominating and Corporate Governance Committee’s current charter is available at our corporate website at www.newgenivf.com.

Duties and Functions of Directors

Under the laws of the British Virgin Islands, the Company’s directors owe fiduciary duties to the Company, including duty to act honestly and in good faith in what the directors believe to be in the best interests of the company, duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the BVI Act or the Memorandum and Articles of Association, duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances, and duty to avoid conflicts of interest. In fulfilling their duty of care to the Company, the Company’s directors must ensure compliance with the Company’s Memorandum and Articles of Association, as amended and restated from time to time. The Company has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the Company’s name if a duty owed by the Company’s directors is breached. The functions and powers of the Board include, among other things, (i) convening shareholder meetings at such times and in such manner and places as the director considers necessary or desirable, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of the Company, including the registering of such shares in the Company’s share register.

Terms of Directors and Officers

The Company’s officers are elected by and serve at the discretion of the Board. Each director holds office for the term fixed by the resolution of shareholders or the resolution of directors appointing him until such time as his successor takes office or until the earlier of his death, resignation or removal from office by resolution of directors with or without cause or be removed by the shareholders for cause only by a resolution approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of not less than 75% of the votes of the shares entitled to vote thereon which were present at the meeting and were voted. The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Interested Transactions

A director may, subject to any separate requirements for Audit Committee approval under applicable laws or applicable Nasdaq Stock Market Listing Rules, vote on a matter relating to the transaction in which he or she is interested, provided that the interest of any directors in such transaction is disclosed by him or her to all other directors.

Director Agreements

We have entered into director agreements with our directors, which require us to maintain director and officer liability insurance for our directors, provide reimbursements for business related travel and accommodation and other reasonable expenses, and an annual remuneration of between $20,000 to $25,000 for our independent directors, and a total of $250,000 and $380,000 for both of our executive directors in the years of 2023 and 2024 respectively.

Employees

NewGenIvf has 87 full-time employees, of which 72 are based in Thailand, Cambodia and Kyrgyzstan. NewGenIvf aims to attract and retain employees with the skills, and experience necessary to implement its growth strategy. The following table sets forth the number of its employees in Thailand, Cambodia and Kyrgyzstan by function as of August 1, 2025:

Function	Number of employees
Thailand
Medical professionals	16
Administrative staff and others	22
Sub-total	38
Cambodia
Medical professionals	12
Administrative staff and others	12
Sub-total	24
Kyrgyzstan
Medical professionals	3
Administrative staff and others	7
Sub-total	10
China
Administrative staff and others	4
Hong Kong
Administrative staff and others	11
Total	87

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

Share Ownership

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each of our principal shareholders who beneficially own more than 5% of our total outstanding ordinary shares;

The calculations in the table below are based on 2,152,702 ordinary shares outstanding, including 2,148,596 Class A Ordinary Shares and 4,106 Class B Ordinary Shares, as of September 12, 2025. Unless otherwise indicated, each person has sole investment and voting power with respect to all shares shown as beneficially owned. The term “beneficial owner” of securities refers to any person who, even if not the record owner of the securities, has or shares the underlying benefits of ownership. These benefits include the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. A person also is considered to be the “beneficial owner” of securities that the person has the right to acquire within 60 days by option or other agreement. Beneficial owners include persons who hold their securities through one or more trustees, brokers, agents, legal representatives or other intermediaries, or through companies in which they have a “controlling interest”, which means the direct or indirect power to direct the management and policies of the entity. The Company’s directors and executive officers do not have different voting rights than other shareholders of the Company.

Name of Beneficial Owner	Class A Ordinary shares	Class B Ordinary Shares	% of Total Ordinary Shares	% of Voting Power
Directors and Named Executive Officers:
Wing Fung Alfred Siu		1,780	0.08%	6.95%
Hei Yue Tina Fong		2,326	0.11%	9.09%
Hok Man Jefferson Au		-	-	-
Florianna Ann Chi Wan Chan		-	-	-
Ho Fai Chung		-	-	-
All Directors and Executive Officers as Group		4,106	0.19%	16.04%

RELATED PARTY TRANSACTIONS

Related Party Transactions

A summary of related parties of the Company is as follows:

Relationship
Mr. Siu, Wing Fung Alfred and Ms. Fong, Hei Yue Tina*	Shareholders and directors
Harcourt Limited	Controlled by Mr. Siu

*	Ms. Fong is the spouse of Mr. Siu

Transaction with Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong

Historically, certain amount of cash provided by operating activities was distributed to Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong, resulting in amount due from them. For the year ended December 31, 2023, the largest aggregate amount due from Mr. Siu, Wing Fung Alfred and Ms. Fong, Hei Yue Tina was US$2,240,872. Mr. Siu and Ms. Fong had repaid the outstanding amounts due pursuant to the terms and conditions of the repayment agreement dated August 14, 2023. As of December 31, 2024, the aggregate balance of amount due to Mr. Siu and Ms. Fong was US$92,651.

In addition, NewGenIvf also recorded remuneration to its directors, Mr. Siu and Ms. Fong. The remuneration to Mr. Siu, Wing Fung Alfred was US$125,000 and US$190,000 during the year ended December 31, 2023 and 2024, respectively. The remuneration during the years ended December 31, 2023 and 2024 was all in the nature of the fair value of the services provided by Mr. Siu and Ms. Fong. Mr. Siu Wing Fung also entered into agreement to waive the balance of due from the Company US$88,151 in 2023.

LISTING DETAILS

Our Class A Ordinary Shares currently trade on Nasdaq under the symbol “NIVF.” As of the date of this prospectus, our only listed class of securities are our Class A Ordinary Shares. All of our Class A Ordinary Shares, including those to be offered by the Selling Securityholder pursuant to this prospectus, have the same rights and privileges. For more information, see “Description of Share Capital—Ordinary Shares.”

USE OF PROCEEDS

All of the Resale Shares will be sold by the Selling Securityholders for their own accounts. We will not receive any proceeds from the resale of the Resale Shares. However, we may receive gross proceeds of up to $500 million from the sale of our Ordinary Shares to White Lion pursuant to the White Lion Purchase Agreement. We expect to use such proceeds for working capital and other general corporate purposes. The actual proceeds from White Lion may be less than this amount, depending on the number of Class A Ordinary Shares sold and the price at which the Class A Ordinary Shares are sold. In addition, we may receive proceeds of up to $42,443,500 from the conversion of the Additional Notes, Exchange Notes, Warrants, New CB Initial Note which proceeds will be used for working capital and other general corporate purposes. We will also bear the costs incurred in connection with this prospectus and the registration of the Resale Shares.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our Class A Ordinary Shares as of the date of this prospectus. We currently intend to retain any future earnings and do not expect to pay any dividends in the near future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our Board of Directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition, our financial statements and the financial information included in this prospectus reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business,” “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this prospectus. We are not obligated to publicly update or revise any forward -looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

NewGenIvf is an assisted reproductive services (“ARS”) provider in Asia Pacific. Since the establishment of its first clinic in Thailand in 2014, it has established itself as a long-standing ARS provider in the region. NewGenIvf’s mission is to assist couples and individuals across Asia Pacific, regardless of fertility challenges that they may face, to fulfil their dreams of building families and to increase their access to fertility treatments. Its strategic presence in Thailand, Cambodia, and Kyrgyzstan positions the company to take advantage of opportunities across Asia Pacific.

NewGenIvf is still in the early stage of materializing its long-term objective of building a comprehensive, sophisticated and high-end ARS platform for its clients and providing personalized solutions based on NewGenIvf’s brands and client-generated services. NewGenIvf plans to offer full fertility services for fertility tourists across Asia Pacific, continue to invest in laboratories and facilities updates, increase its brand awareness and market share, as well as expand service reach through acquisitions and partnerships, which NewGenIvf believes will help expand its client base and enhance expertise attraction, and in turn strengthen NewGenIvf’s monetization capabilities.

Key Factors Affecting NewGenIvf’s Results of Operations

NewGenIvf’s results of operation are principally affected by the following factors:

Regulatory environment

The ARS market in Asia-Pacific region is highly regulated. The implementation and enforcement of laws, regulations and government policies in Thailand, Cambodia, Kyrgyzstan and other applicable jurisdictions significantly impact the design, pricing and sale of fertility services and cost of compliance for clinics across Asia Pacific. Medical facilities providing fertility services generally must be filed and registered with the relevant supervision institutions and such filing and registration must be renewed periodically. Any change in laws, regulations or policies in relation to such filing or registration could affect NewGenIvf’s ability and plans to launch new services and renew registration for existing services. The regulatory framework for medical facilities and services, especially those involving ARS, is, and will continue, evolving. Any changes in the applicable regulatory frameworks in the jurisdictions where NewGenIvf operates may materially affect its financial condition and results of operations.

Growth and competitive landscape of Asia Pacific’s ARS market

NewGenIvf’s revenue has historically been primarily derived from clients in Asia Pacific. As such, NewGenIvf’s financial performance and future growth depend primarily on the demand for ARS, as well as changes in its competitive landscape, in Asia Pacific. Population growth, infertility rates, and demand for facility treatments in the region will ultimately determine the demand for NewGenIvf’s services. According to CIC, infertility is increasingly becoming prevalent globally, primarily driven by increasing average age of first birth, as well as various lifestyle and environmental factors. Driven by an increased infertility rate and growing demand for children without birth defects, resulting from improving living standards and improved awareness about birth defects and prevention, the global ARS market is expected to continue to grow. Furthermore, according to CIC, a growing number of governments around the world has granted legal recognition to same-sex marriages, which brings more desires for having children to form a complete family. According to CIC, because of the fertility rate and recent government incentive policies, such as the Three-child Policy of China in 2021, the ARS market increased significantly in Asia Pacific. Leveraging its status as a long-standing ARS provider in Asia Pacific, NewGenIvf expects to continue to be well positioned to capture the expected growth in the demand for ARS in the area.

As of the date of this prospectus, NewGenIvf owns and uses MicroSort technology in Thailand and Cambodia, which is a form of pre-conception gender selection technology for humans. While NewGenIvf expects to benefit from first-mover advantages for this technology in the two regions, market entry by potential competitors or faster-than-expected development of potential competitors may affect its market position and demand for its services and cause downward pricing pressure on its treatments, which may in turn materially and adversely affect its results of operations. Meanwhile, ARS market could also be affected by the macroeconomic environment and geopolitical events. Uncertainty in the macroeconomic environment, resulting from a range of events and trends, including the rise in global inflation and interest rates, supply chain disruptions, geopolitical pressures, including the unknown impact of current and future trade regulations, changes in Asian-Pacific relations, fluctuation in foreign exchange rates, and associated global economic conditions may result in volatility in ARS market and NewGenIvf’s operating performance. For example, NewGenIvf derives a substantial portion of its revenue from Chinese clients and as such, its failure to maintain PRC-sourced revenues and access to new and existing clients from the PRC could materially and adversely affect its results of operations and competitive position. However, the near-term growth prospects of the PRC economy are unclear due to the uncertain effects of ongoing economic stress caused by policies to contain the COVID-19 pandemic, trade and national security policies, and the elevated levels of private and public indebtedness, among others. According to the National Statistics Bureau of the PRC, growth rate of China’s GDP for the year 2022 slowed down to 3.0% on a year-on-year basis compared to the growth rate of approximately 8.4% for the year 2021. In the second quarter of 2023, China’s GDP grew only 0.8% on a quarter basis, a significant slowdown from the 2.2% quarter growth registered in the first quarter of 2023. A prolonged downturn in the PRC economy generally could materially and adversely affect NewGenIvf’s results of operations and there is a significant likelihood that NewGenIvf’s actual results over the time periods and under the scenarios covered by the projections would be different. However, according to World Bank Group, China’s GDP grew 5.2% and 3% in 2023 and 2022 respectively. In 2024, according to National Bureau of Statistics of China, China GDP grew 5%. NewGenIvf believes that if recovery of the PRC economy is sustainable, it might increase the demand for NewgenIvf’s services and therefore in turn affect NewGenIvf’s results of operations.

Fluctuation of costs

NewGenIvf’s costs primarily include clinic costs, cost of goods sold, selling and marketing expenses and general and administrative expenses, details of which are set out below.

●	Clinic costs. NewGenIvf’s clinic costs primarily consisted of sub-contracting charges, office supplies and staff salaries and bonus, most of which are recognized during the provision of surrogacy services. Its clinic costs represented approximately 48.8%, 55.7% of its revenue for the years ended December 31, 2024 and 2023, respectively. As NewGenIvf gradually expands the scale of its operation and presence in Asia Pacific, its clinic costs are expected to increase in the foreseeable future, which will affect its profitability.

●	Cost of goods sold. NewGenIvf’s cost of goods sold primarily consisted of purchase and direct cost for IVF treatment services and surrogacy and ancillary caring services, most of which are recognized during the provision of IVF treatment services. Its cost of goods sold represented approximately 11.6% and 11.6% of the revenue for the years ended December 31, 2024 and 2023, respectively. NewGenIvf expects its cost of goods sold to increase in the foreseeable future as it gradually grows its revenues and expand its sales network.

●	Selling and marketing expenses. NewGenIvf’s selling and marketing expenses primarily consisted of social media expense. Its selling and marketing expenses represented approximately 3.8% and 0.4% of its revenue for the years ended December 31, 2024 and 2023, respectively. NewGenIvf expects its selling and marketing expenses to increase as it plans to expand its sales and scale its operation in Asia-Pacific.

●	General and administrative expenses. NewGenIvf’s general and administrative expenses primarily consisted of depreciation in operating lease right-of-use (“ROU”) assets and staff salaries and director fees. Its general and administrative expenses represented approximately 51.2% and 24.5% of its revenue for the years ended December 31, 2024 and 2023, respectively. NewGenIvf expects its general and administrative expenses to increase in line with its expansion plan.

NewGenIvf expects its cost structure to evolve as it develops and expands its business. As NewGenIvf continues to develop new services and technologies, NewGenIvf expects to incur additional costs in relation to its raw materials procurement, production and sales and marketing, among other things. Moreover, to support NewGenIvf’s business growth, it expects to increase its headcount, particularly for its lab and nurse team, and incur higher staff costs as a result.

Ability to maintain trust of clients and reputation in the industry

The success of NewGenIvf’s business will depend to a large extent on its ability to gain broad acceptance of its services from clients. Reputation is crucial in keeping existing clients and attracting new clients. NewGenIvf’s reputation depends on a number of factors, including for example the success, effectiveness, quality and pricing of its services, service offerings of its competitors, the effectiveness of its marketing efforts to drive awareness and the demand for fertility services, which eventually will affect its ability to maintain clients and attract new clients. Therefore, NewGenIvf’s success will depend to a large extent on its ability to maintain its reputation in the industry and its clients’ trust, which would affect the number of its clients and treatment cycles that will in turn affect its revenues.

NewGenIvf believes that the medical facilities in its network are increasingly recognized among clients, for their service quality, technological expertise and patient experience. NewGenIvf also hopes to keep its clients by providing discounts in treatment services and via the “success guarantee” program for egg donation services in Cambodia and surrogacy services in Kyrgyzstan, which provides treatments to clients until a success is achieved.

Based on its increasingly recognized reputation, NewGenIvf believes that there is substantial opportunity to continue to grow its revenue through attracting new clients. NewGenIvf’s addressable market is couples who want to have children, egg freezing patients, LGBT groups and couples with genetic abnormalities, particularly those in Asia Pacific. NewGenIvf believes that its current client base represents a small percentage of its total market opportunity. NewGenIvf intends to attract new clients by, among other things, making significant investments in sales and marketing to engage, educate and drive awareness of the unmet need of fertility treatment among its potential clients and by its customer-reference discounts mechanism. Additionally, NewGenIvf believes that its expanding presence has resulted in a heightened awareness of the need to offer fertility services and the value it provides to its clients, which it believes will help facilitate its growth. In addition, NewGenIvf is continuously utilizing its established client relationships to evaluate other potential services that could benefit its clients and simultaneously drive its growth.

International traveling conditions

The revenue from international clients is a critical component of NewGenIvf’s revenue. International traveling to Thailand, Cambodia and Kyrgyzstan may be affected by a number of factors, including local and global political, economic and cultural conditions. Furthermore, an outbreak, or threatened outbreak, of any severe contagious disease may also in turn significantly reduce the demand of traveling. For example, the COVID-19 pandemic has had resulted in a number of countries declaring a state of emergency and a number of countries, including the countries in Asian Pacific, imposing extensive travel restrictions. NewGenIvf’s revenue in the year 2021 was significantly adversely affected due to the impact from COVID-19 travel restrictions. In addition, a Chinese crime thriller, No More Bets, which has grossed more than $500 million at the international box office since its August 2023 release and which tells the harrowing story of characters being lured and kidnapped into a violent scam ring in an unnamed Southeast Asian country after accepting lucrative overseas job offers, and the continuing social media coverage may have brought fears and safety concerns to Chinese tourists of being scammed and kidnapped in Thailand and Cambodia. In addition, in October 2023, a 14-year-old with a gun opened fire in a luxury shopping mall in downtown Bangkok, killing two people and injuring five in one of Thailand’s most popular tourist destinations. These conditions may cause NewGenIvf difficulty in attracting clients from the PRC to travel to Thailand, Cambodia and Kyrgyzstan for NewGenIvf’s services, which could materially and adversely affect NewGenIvf’s operations and financial results.

Given the uncertainty of the local and global conditions and the countries’ future policy regarding international traveling, all of which are beyond NewGenIvf’s control, NewGenIvf’s results of operation may be materially and adversely affected by any changes in international travelling conditions.

Key Components of Results of Operations

NewGenIvf’s revenues were derived from two types of services: IVF treatment services and surrogacy and ancillary caring services.

Revenue

The following table sets forth a breakdown of NewGenIvf’s revenue by the types of services, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
IVF treatment services(1)	5,433,375	100.0	4,021,696	78.3
Surrogacy and ancillary caring services	-	-	1,114,457	21.7
Total revenues	5,433,375	100.0	5,136,153	100.0

(1)	Include an insignificant amount of revenue derived from consultation customers who used NewGenIvf’s non-IVF treatment and insignificant services, such as check-ups services, blood test services and other minor services.

NewGenIvf generated revenue from facilities located in various geographic regions. The following table sets forth a breakdown of NewGenIvf’s revenue based on the locations where the revenue originated, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
HK SAR	-	-	34,038	0.7
Kyrgyzstan	2,656,596	48.9	3,123,593	60.8
Cambodia	601,526	11.1	621,619	12.1
Thailand	2,175,253	40.0	1,356,903	26.4
Total revenues	5,433,375	100.0	5,136,153	100.0

NewGenIvf’s revenue results are affected by, among others, changes in sales price and the fluctuation of foreign currency rates with US dollars. A 5% change in sales price would cause 5% change in NewGenIvf’s revenue. Based on the breakdown of the revenue contribution in terms of currencies used by customers for 2024, a 5% change in foreign currency rates with US dollars would cause approximately 2.4% change in NewGenIvf’s revenue.

IVF treatment services

NewGenIvf generated revenue from IVF treatment services provided at facilities that NewGenIvf operated in Thailand and Cambodia. In addition, NewGenIvf also recognized revenues from IVF treatments included in surrogacy services performed in Kyrgyzstan. NewGenIvf’s revenue from IVF treatment service amounted to US$5,433,375 and US$4,021,696, representing approximately 100% and 78.3% of its total revenues in 2024 and 2023, respectively.

IVF treatment involves the performance of a series of medical treatment and procedures and eventually brings benefits to clients when embryo is successfully implanted. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure completed in clinic. The completion of the respective treatments and/or procedures are evidenced by treatment cards and reports maintained in the patient files indicating successful completion of respective promised obligations.

Surrogacy and ancillary caring services

NewGenIvf also generated revenue of US$1,114,457 from surrogacy and related ancillary caring services, approximately 21.7% of its total revenue in 2023, provided at facilities that NewGenIvf operated in Kyrgyzstan. In 2024, due to the reorganization of the Kyrgyzstan operations, NewGenIvf did not generate any revenue from surrogacy and related ancillary caring services.

In surrogacy and ancillary caring services, embryo from intending parents is implanted in the surrogate mother sub-contracted by NewGenIvf. During the pregnancy period of the surrogate mother, NewGenIvf provides ancillary caring services including maternity caring services such as regular body check and provision of vitamins, supplements and medicines to surrogate mothers, documentation service, and hotel accommodation services. Revenue from surrogacy and ancillary caring services is recognized at a point in time when the surrogate mother gives birth.

Cost of revenue

The following table sets forth a breakdown of NewGenIvf’s cost of revenue by the nature of the cost, in absolute amounts and as percentages of total cost of revenues, for the periods indicated.

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
Cost of revenues
Cost of goods sold	629,620	17.5	594,984	17.2
Clinic costs	2,976,861	82.5	2,859,384	82.8
Total cost of revenues	3,606,481	100.0	3,454,368	100.0

Cost of goods sold. Cost of goods sold primarily consisted of purchase and direct cost for IVF treatment services and surrogacy and ancillary caring services. NewGenIvf’s cost of goods was mostly recognized during the provision of IVF treatment services.

Clinic costs. Clinic costs primarily consisted of sub-contracting charges, office supplies and staff salaries and bonus. The largest portion of clinic costs was sub-contracting charges, representing fees paid to agents who recruited surrogate mothers and assisted in the documentation, consulting and medical treatment arrangement throughout treatment procedure. NewGenIvf’s clinic costs of goods were mostly recognized during the provision of surrogacy services.

Gross profit and gross margin

The following table sets forth NewGenIvf’s gross profit in absolute amounts and its gross margin as percentages of total revenues, for the periods indicated.

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
Gross profit	1,826,894	33.6	1,681,785	32.7
Revenues	5,433,375	—	5,136,153	—

NewGenIvf expects that gross profit and gross margin will continue to be affected by various factors including the geographic locations where treatments are performed, as well as the pricing with its clients, agent subcontracting charges and the costs of the supplies provided by major pharmaceutical companies, all of which are negotiated separately.

Operating expenses

NewGenIvf’s operating expenses consist primarily of selling and marketing expenses and general and administrative expenses. NewGenIvf’s selling and marketing expenses are primarily social media expenses. NewGenIvf’s general and administrative expenses mainly include depreciation in operating lease ROU assets, and staff salaries.

Other income

NewGenIvf’s other income consists primarily of partial waiver of promissory note

Interest expense

NewGenIvf’s interest expense is incurred in relation to its interest-bearing convertible bonds.

Taxation

British Virgin Islands

NewGenIvf is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payment of dividends to shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Under the two-tiered profits tax rates regime, Hong Kong tax residents are subject to Hong Kong profits tax in respect of profits arising in or derived from Hong Kong at 8.25% for the first HK$2 million of profits of the qualifying group entity, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the remaining estimated assessable profits.

Thailand

The companies incorporated in Thailand are taxed on worldwide income. A company incorporated outside of Thailand is taxed on its profits arising from or in consequence of the business carried on in Thailand. The Thailand corporate income tax rate is 20%. A foreign company not carrying on business in Thailand is subject to a final withholding tax on certain types of assessable income (e.g., interest, dividends, royalties, rentals, and service fees) paid from or in Thailand. The rate of tax is generally 15%, except for dividends, which is 10%, while other rates may apply under the provisions of a double tax treaty.

Cambodia

The standard rate of corporate income tax for companies and permanent establishments in Cambodia who are classified as medium and large taxpayers is 20%. For companies and permanent establishments who are classified as small taxpayers, the corporate income tax rates are progressive rates from 0% to 20%. In view of the annual turnover of the company, which ranges from KHR1 billion to KHR6 billion for service and commercial sectors, the company is considered a medium-sized company.

Kyrgyzstan

NewGenIvf is subject to a corporate income tax on its aggregate annual income earned worldwide. Non-resident legal entities carrying out business activities through a permanent establishment in Kyrgyzstan are subject to profit tax on the income attributed to the activities of that permanent establishments. Profit tax is calculated at a rate of 10% of aggregate annual income less allowed deductions.

Results of Operations

	For the Year ended December 31,
	2024	2023
	US$
Revenues	5,433,375	5,136,153
Cost of revenues	(3,606,481)	(3,454,368)
Gross profit	1,826,894	1,681,785

Operating expenses
Selling and marketing expenses	(206,314)	(18,030)
General and administrative expenses	(2,651,075)	(1,259,364)
Auditor’s fees	(130,000)	(362,149)
Total operating expenses	(2,987,389)	(1,639,543)

Operating (loss) income	(1,160,495)	42,242

Other income (expenses), net
Other income	971,391	111,837
Interest income	6,953	518
Interest expense	(778,656)	(46,179)
Total other income (expenses), net	199,688	66,176

(Loss) Income before taxes	(960,807)	108,418
Tax income (expense)	486,706	—
Net (loss) income	(474,101)	108,418
Less: net income attributable to non-controlling interests	50,542	(21,775)
Net (loss) income attributable to the shareholders of the Company	(524,643)	130,193
Other comprehensive (loss) income
Foreign currency translation adjustment	32,529	(22,704)
Total comprehensive (loss) income	(441,572)	85,714
Less: Total comprehensive (loss) income attributable to non-controlling interests	56,908	(27,621)
Total comprehensive (loss) income attributable to the shareholders of the Company	(498,480)	113,335

Earnings per share – basic	(66.2)	176.2
– diluted	(31.9)	176.2
Weighted average shares outstanding * – basic	7,162	615
- diluted	14,866	615

*	Subsequent to 2024 yearend, the Company carried out a 1-for-20 reverse stock split, a 1-for-10 reverse stock split and a 1-for-5 reverse stock split of its issued and unissued shares which was effected on February 11, 2025, May 5, 2025, and August 4, 2025, respectively. The shares above have been adjusted retrospectively for these reverse stock splits.

Year Ended December 31, 2024 Compared with Year Ended December 31, 2023

Revenue

NewGenIvf’s revenue increased by approximately 5.8% from US$5,136,153 in 2023 to US$5,433,375 in 2024.

IVF treatment services

NewGenIvf’s IVF treatment service revenue increased by approximately 35.1% from US$4,021,696 in 2023 to 5,433,375 in 2024. This increase was primarily the result of our continued expansion of clinics in Thailand and clinic in Kyrgyzstan focusing on IVF services.

Surrogacy and ancillary caring services

NewGenIvf’s surrogacy and ancillary caring services revenue decreased by approximately 100.0% from US$1,114,457 in 2023 to US$ Nil in 2024. This decrease was primarily the result of temporary cessation of surrogacy business due to the reorganization of Kyrgyzstan business operation.

Cost of revenue

NewGenIvf’s cost of revenue increased by approximately 4.4% from US$3,454,368 in 2023 to 3,606,481 in 2024.

Cost of goods sold

NewGenIvf’s cost of goods sold increased by approximately 5.8% from US$594,984 in 2023 to US$629,620 in 2024, primarily attributed to the increase on procurement costs. The increase in IVF treatment services, directly leading to increase in cost of goods sold.

Clinic costs

NewGenIvf’s clinic costs increased by approximately 4.1% from US$2,859,384 in 2023 to US$2,976,861 in 2024, primarily due to the relocation arrangement, certain daily operating schedules stopped, resulting in the clinic’s service being temporarily ceased.

Gross profit

NewGenIvf’s gross profit increased by approximately 8.6% from US$1,681,785 in 2023 to US$1,826,894 in 2024 to, primarily attributable to a reorganizing of our cooperation model with subcontractors and the increased efficiency of our marketing services, resulting in a decrease in unit service costs per customer, directly leading to increases in gross profit margins.

NewGenIvf’s gross margin slightly increased from 32.7% in 2023 to 33.6% in 2024.

Operating expenses

NewGenIvf’s operating expenses increased by approximately 82.2% from US$1,639,543 in 2023 to US$2,987,389 in 2024, primarily attributable to (i) professional fees of US$769,820 incurred in 2024 being related to business combination with ACSA and the convertible note financing; (ii) license fee of US$123,000 in 2024 related to the use of MicroSort technology; and (iii) staff and director salary and personnel cost of US$888,861 in 2024 due to enlargement of sales force and administrative staff to implement our business expansion pan.

Other income

NewGenIvf’s other income increased from US$111,837 in 2023 to US$971,391 in 2024, primarily attributable to a partial waiver of promissory note and legal fee payable.

Interest expense

NewGenIvf’s interest expense increased from US$46,179 in 2023 to US$778,656 in 2024 as a result of more interest expenses on convertible note issuance in 2024.

Tax income (expense)

NewGenIvf made no provision for income taxes in 2024 and 2023. Thailand’s taxable income in 2024, if any, would be offset by the tax loss carryforward from previous years. With the disposition of First Fertility Bishkek LLC in 2024, income tax liabilities, if any, in Kyrgyzstan would be borne by the new shareholder of First Fertility Bishkek LLC. There was no assessable income generated from Hong Kong and Cambodia.

During the year ended December 31, 2024 excess provision of US$486,706 was reversed as they are no longer deemed to be payable.

Net income

NewGenIvf’s incurred a net loss of US$474,101 in 2024 while there was a net income of US$108,418 in 2023.

Liquidity and Capital Resources

Cash flows and working capital

NewGenIvf’s principal sources of liquidity have been cash flows generated from its business operations and external financing via various instruments. As of December 31, 2024 and 2023, NewGenIvf had US$457,740 and US$54,104, respectively, in cash and cash equivalents. NewGenIvf had working capital (defined as total current assets deducted by total current liabilities) of a surplus of $452,391 and US$79,000, respectively, as of December 31, 2024 and 2023.

As of December 31, 2024, NewGenIvf owed US$154,453 to shareholders. Nevertheless, NewGenIvf is able to generate sufficient cash flow from its business operations and financing activities to operate and grow its business.

NewGenIvf continually seeks to monetize from positive cash flow contracts and increase revenue from its operating activities. NewGenIvf monitors its current and expected liquidity requirements to help ensure that it maintains sufficient cash balances to meet its existing and reasonably likely long-term liquidity needs.

NewGenIvf intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities, in addition to funds raised from financing activities. NewGenIvf may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions it may decide to pursue. If its existing cash is insufficient to meet its requirements, NewGenIvf may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts NewGenIvf needs or on terms acceptable to it, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute NewGenIvf’s earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict NewGenIvf’s operations and its ability to pay dividends to its shareholders. If NewGenIvf is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. Please see “Risk Factors — Risks Relating to NewGenIvf’s Business and Industry — NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.”

The following table presents NewGenIvf’s selected consolidated cash flow data for the periods indicated.

	For the Year ended December 31,
	2024	2023
	US$
Net cash used in operating activities	(8,264,074)	(1,766,135)
Net cash used in investing activities	(53,045)	(69,848)
Net cash provided by financing activities	8,675,790	1,881,493

Net increase in cash and cash equivalents	358,671	45,510
Effect of foreign currency translation on cash and cash equivalents	44,965	(18,962)
Cash and cash equivalents, beginning of year	54,104	27,556
Cash and cash equivalents, end of year	457,740	54,104

Operating activities

Net cash used in operating activities was US$8,264,074 for the year ended December 31, 2024. The difference between NewGenIvf’s net loss of US$474,101 for the year ended December 31, 2024 and the net cash used in operating activities was primarily attributable to (i) an increase of agent’s receivable of US$1,191,795, (ii) a cash deposit of US$1,000,000 with a digital trading platform and settlement of charges in relation to the de-spac and business reorganisation.

Net cash used in operating activities was US$1,766,135 for the year ended December 31, 2023. The difference between NewGenIvf’s net profit of US$108,418 for the year ended December 31, 2023 and the net cash used in operating activities was primarily attributable to refund of payment from clients from the contract liabilities and the expenses spent on the legal and professional cost which was capitalized in the book of 2023.

Investing activities

Net cash used in investing activities in 2024 was US$53,045, primarily representing purchase of plant and equipment.

Net cash used in investing activities in 2023 was US$69,848, primarily representing purchase of plant and equipment.

Financing activities

Net cash provided by financing activities in 2024 was US$8,675,790, primarily representing issuance of share capital utilizing equity line of credit, convertible note issuance and proceeds from issuance of promissory notes all totaling to an amount of $8,583,597.

Net cash provided by financing activities in 2023 was US$1,881,493, primarily representing amounts advanced to shareholder and repayment of prior loans from related parties.

Contractual Obligations

The following table sets forth NewGenIvf’s main contractual obligations and commitments as of December 31, 2024 and December 31, 2023.

	December 31,
	2024	2023
Operating lease	US$
- Payable less than 1 years	111,321	209,303
- Payable 1 – 2 years	10,300	111,613
- Payable 2.- 5 years	—	10,373
Total	121,621	331,289

Finance; lease
Lease liabilities – current portion	-	6,446
-
Convertible bonds-		-
2025	516,250	-
2026	457,250	-
2027	457,250	-
2028	507,250	-
2029	3,269,625	-
Total	5,207,625

The convertible bonds have the option of being converted to Class A ordinary shares at the discretion of the holder, any time after issuance. The conversion, however, is subject to certain terms and conditions, including the requirement of the shareholdings not to exceed 9.99% of the Company’s shares. As of December 31, 2024, this criterion has been met.

Off-Balance Sheet Commitments and Arrangements

NewGenIvf has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties, nor any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, NewGenIvf does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. NewGenIvf does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Dividend Policy

NewGenIvf Group Limited is a holding company with no material operations of its own. NewGenIvf Group Limited conducts all of its operations through its subsidiaries. As a result, NewGenIvf Group Limited’s ability to pay dividends depends upon dividends paid by its subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to the Company.

NewGenIvf Group Limited is permitted under BVI law to provide funding to its subsidiaries in Hong Kong, Thailand, Cambodia and Kyrgyzstan through loans or capital contributions without restrictions on the amount of the funds.

In addition, the Company’s subsidiaries are currently permitted to pay dividends to the Company in accordance with relevant laws and regulations. Payment of dividends requirements in a company incorporated under the laws of Thailand is governed by the Civil and Commercial Code of Thailand. For example, the company may not declare dividends if the company has incurred losses, the company must appropriate to a reserved fund at each dividend contribution of dividend of at least one-twentieth of the profits until the fund reaches one-tenth of the capital, or the dividends payment must be made to the shareholders within one (1) month from the dividend declaration date. On the capital remittance or payment of dividends to the shareholders from outside of Thailand, it is regulated by the regulations issued by the Bank of Thailand, including the Exchange Control Act B.E. 2485 (1942). The fund remittance from Thailand to a foreign jurisdiction may require an approval from the Bank of Thailand or require notifying the Bank of Thailand for such transfer, depending on the types of the remittance transactions, through the commercial bank in the country. For a company incorporated under the laws of Kyrgyzstan, under Kyrgyz regulations of dividends (net profit), the dividends can be paid once a year depending on the results of the financial year of the company.

Quantitative and Qualitative Disclosure about Market Risk

Accounts receivable

In order to minimize the credit risk, NewGenIvf’s management team monitors and ensures that follow-up action is taken to recover overdue debts. NewGenIvf considers the probability of default upon initial recognition of the asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period. To assess whether there is a significant increase in credit risk, NewGenIvf compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forwarding-looking information, such as GDP growth rate and nominal GDP per capita. Based on the impairment assessment performed by NewGenIvf, the directors considered the loss allowance for account receivables as of December 31, 2023 and December 31, 2024 is $19 and $19, respectively.

Cash and cash equivalents

NewGenIvf is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings. The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.

Deposits and other receivables, amount due from shareholders and loan to A SPAC I

NewGenIvf assessed the impairment for deposits and other receivables, due from shareholders and loan to A SPAC I individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for deposits and other receivables and due from shareholders as of December 31, 2024 was US$4 and Nil respectively. The loss allowance for deposits and other receivables, and due from shareholders and loan to A SPAC I as of December 31, 2023 is $14, $17,818 and Nil, respectively.

Cash flow interest rate risk

NewGenIvf is exposed to cash flow interest rate risk through the changes in interest rates related mainly to its variable-rates bank balances.

NewGenIvf currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor NewGenIvf’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Sensitivity analysis

The sensitivity analysis below has been determined by assuming that a change in interest rates had occurred at the end of the reporting period and had been applied to the exposure to interest rates for financial instruments in existence at that date. 1% increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 1% higher or lower and all other variables were held constant, NewGenIvf’s post tax loss for the years ended December 31, 2024 and 2023 would have increased or decreased by approximately US$26,894 and US$122, respectively.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect NewGenIvf’s financial position as a result of a change in foreign currency exchange rates.

NewGenIvf’s monetary assets and liabilities are mainly denominated in HK$ and THB which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of NewGenIvf, the currency risk of US$ is considered insignificant. NewGenIvf currently does not have a foreign currency hedging policy to eliminate currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

Economic and political risks

NewGenIvf’s operations are mainly conducted in Thailand, Cambodia and Kyrgyzstan. Accordingly, NewGenIvf’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Thailand, Cambodia and Kyrgyzstan.

NewGenIvf’s operations in Thailand, Cambodia and Kyrgyzstan are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among other things, the political, economic and legal environment and foreign currency exchange. NewGenIvf’s results may be adversely affected by changes in the political and social conditions in Thailand, Cambodia and Kyrgyzstan, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Travel restriction risk

International clients contribute a large portion of NewGenIvf’s revenue. International clients need to travel to Thailand, Cambodia and Kyrgyzstan for treatment services, where NewGenIvf’s operations are mainly conducted.

International traveling to Thailand, Cambodia and Kyrgyzstan may be affected by a number of factors, including local and global political and economic conditions. Furthermore, an outbreak, or threatened outbreak, of any severe contagious disease may also in turn significantly reduce the demand of traveling or cause extensive travel restrictions. NewGenIvf’s results may be materially and adversely affected if travel restriction was imposed or difficulties in cross-border flow arose.

Inflation risk

Management of NewGenIvf monitors changes in prices levels. Historically inflation has not materially impacted NewGenIvf’s consolidated financial statements; however, significant increases in the price of labor that cannot be passed to NewGenIvf’s customers could adversely impact its results of operations.

Critical Accounting Policies, Judgments and Estimates

NewGenIvf prepares its financial statements in conformity with U.S. GAAP, which requires NewGenIvf to make judgments, estimates and assumptions. NewGenIvf continually evaluates these estimates and assumptions based on the most recently available information, its historical experience and various other assumptions that NewGenIvf’s management believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from its expectations as a result of changes in NewGenIvf’s estimates. Some of NewGenIvf’s accounting policies require a higher degree of judgment than others in their application and require NewGenIvf to make significant accounting estimates.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing NewGenIvf’s financial statements. NewGenIvf’s management believes the following accounting policies involve the most significant judgments and estimates used in the preparation of their financial statements.

Going Concern

The going concern assumption is a fundamental principle in the preparation of financial statements, and it is management’s responsibility to evaluate whether there are any conditions or events that raise substantial doubt about the Company’s ability to continue operating for the foreseeable future. Management’s assessment of the Company’s ability to continue as a going concern for the financial year ending 2024 has been addressed in the foregoing paragraph.

The Company is always closely monitoring the market for opportunities and has also been carrying out various fundraising projects to improve the Company’s cash flow position. As of April 10, 2025, all promissory notes as of December 31, 2024 have been settled, and convertible bonds comprising the Initial Note, the First Mandatory Additional Note, and the Second Mandatory Additional Note, have been converted into shares in the Company. A further $2,000,000 of the Third Mandatory Additional Note was issued subsequent to year end and remains outstanding. Moreover, the Company has access to an equity line of credit facility of up to $100,000,000 from White Lion Capital, of which approximately $11.66 million has been drawn and become equity to date.

The Company can make no assurance that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and its financial statements.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

Equity Line of Credit

The Company entered into an equity line of credit agreement with White Lion Capital in November 2024. As part of the agreement, the Company is required to pay a commitment fee of 700,000 shares to the White Lion Capital. The commitment fee is a cost incurred to secure the equity line of credit. The relevant US GAAP guidance for this treatment can be found in ASC 340-10-S99-1, which states that costs incurred to raise capital should be recorded as a reduction of Additional Paid in Capital (“APIC”) and shall be excluded from the determination of net income or the results of operations under all circumstances. The commitment fee of 700,000 shares was directly offset against APIC. The financing arrangement resulting from the commitment fee is that of equity financing and not debt financing in characteristics.

The commitment fee paid in the form of shares, are recorded at fair value of the shares issued, determined based on the market price of the shares at the date of issuance. The fair market value of the shares is recorded as APICs (since we do not have par value), and APIC – deferred cost of financing, both of which are presented in the Statement of Equity. The APIC – deferred financing cost is amortised over the term of the facility and credited into APIC. There is no impact nevertheless on the total equity of the Company and for purposes of presentation in the Statement of Equity, APIC and APIC – deferred financing cost are not segregated.

Principles of consolidation and basis of preparation

The accompanying consolidated financial statements reflect the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company balances and transactions have been eliminated in consolidation.

The business combination transaction between Legacy NewGenIvf and SPAC I was accounted for as a reverse recapitalization under ASC 805, Business Combinations, with NewGenIvf Group Limited, and deemed to be the accounting acquirer. As SPAC I did not meet the definition of a business under ASC 805, the transaction was not treated as a business combination. Instead, it was accounted for as a recapitalization.

Accordingly, the consolidated assets, liabilities and results of operations of the accounting acquirer will become the historical financial statements of the Company, and the accounting acquirer’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. The Legacy NewGenIvf was the legal acquiree but deemed to be the accounting acquirer. The Company was the legal acquirer but deemed to be the accounting acquiree in the reverse merger. The historical financial statements prior to the acquisition are those of the accounting acquirer (Legacy NewGenivf). After completion of the Merger Transaction, the Company’s consolidated financial statements include the assets and liabilities, the operations and cash flow of the accounting acquirer. Any excess of the value of shares issued by the Company over the net book value of the accounting acquirer will be recognized as a reduction to equity (APIC).

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. The Company derives revenue principally from provision of In vitro fertilization (“IVF”) treatment and surrogacy and ancillary caring services. Revenue from contracts with customers is recognized using the following five steps:

(1)	identify its contracts with customers;

(2)	identify its performance obligations under those contracts;

(3)	determine the transaction prices of those contracts;

(4)	allocate the transaction prices to its performance obligations in those contracts; and

(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into verbal agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and consent forms are signed by the customers prior to each promised service or bundle of services that are inter dependent. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service component as settlement is predominantly required prior to performance of the promised service.

The Company derives its revenues from two sources: (1) revenue from IVF treatment, and (2) revenue from surrogacy and ancillary caring services.

Revenue from IVF treatment

In vitro fertilization (“IVF”) treatment is an assisted reproductive technique where eggs and sperm are collected and fertilized in laboratory to become embryo. Fertilized embryo is then implanted to the customer or a surrogate mother. IVF treatment involves the performance of a series of medical treatment as well as procedures and brings benefits to clients as the service of bundles service is completed. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure or bundles thereof, are completed in clinic. The full completion of the various procedures and treatments are evidenced by treatment cards and reports included within the patient files indicating successful completion of the service.

Revenue from surrogacy and ancillary caring services

The Company provides surrogacy and ancillary caring services solely in Kyrgyzstan. Embryo from blood parents is implanted to surrogate mother contracted by the Company or its agents. During pregnancy period, the Company provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. The key performance obligation is identified as a single performance obligation where a baby is born, therefore revenue from surrogacy and ancillary caring services is recognized at a point in time when surrogate mother gives birth. The Company collects approximately 40% of contract sum upfront, and remaining contract sum is collected in installments across pregnancy period of surrogate mother. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 8 below.

Revenue from egg freezing and storage facility

The Company provides access to the facility to its customers. Upon request for the service, which is agreed verbally and followed by signed consent form from the customer, the Company makes available access to the facility with no further substantial involvement. Revenue is recognized at a point in time when the facility is made available to the customer at the agreed consideration by the provision of specific address within the facility as maintained in the patient file. The receipt of consideration is assured as payment is required upfront.

Principal versus agency considerations

The Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to the provision of services to a customer. In these instances, the Company determines whether it has promised to provide the service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). This determination is a matter of judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from the performance of the procedures and treatment on a gross basis as the Company is responsible for the fulfillment, controls the delivery of the promised service, and has full discretion in establishing prices and therefore is the principal in the arrangement.

Lease

NewGenIvf adopted ASU 2016-02, “Leases” (Topic 842). Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as NewGenIvf does not have reasonable certainty at lease inception that these options will be exercised. NewGenIvf generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. NewGenIvf has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

As of December 31, 2024, there were $98,570 ROU assets and $118,757 in lease liabilities based on the present value of the future minimum rental payments of leases, respectively. NewGenIvf’s management believes that using an incremental borrowing rate of the minimum loan rate and Hong Kong Dollar Best Lending Rate (“BLR”) minus 0.125% was the most indicative rate of NewGenIvf’s borrowing cost for the calculation of the present value of the lease payments; the rate used by NewGenIvf was 6.6% and 5.5% respectively.

As of December 31, 2023, there were $283,847 ROU assets and $326,107 in lease liabilities based on the present value of the future minimum rental payments of leases, respectively. NewGenIvf’s management believes that using an incremental borrowing rate of the Hong Kong Dollar Best Lending Rate (“BLR”) minus 0.125%   was the most indicative rate of NewGenIvf’s borrowing cost for the calculation of the present value of the lease payments; the rate used by NewGenIvf was 5.0%.

Financial instruments

NewGenIvf’s financial instruments, including cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and amounts due from (to) shareholders, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures” requires disclosing the fair value of financial instruments held by NewGenIvf. ASC Topic 825, “Financial Instruments” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and amounts due from (to) shareholders each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest. NewGenIvf analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity” and ASC 815. See “Note 2 — Summary of Significant Accounting Policies” for details.

Recent accounting pronouncements

The FASB has introduced expanded income tax disclosure requirements under ASU 2023-09 to improve transparency. Companies will now need to provide a detailed reconciliation of their effective tax rate, breaking down federal, state, and foreign taxes, as well as specific categories like tax credits and foreign earnings. Additionally, businesses must disclose income taxes paid by jurisdiction, offering investors greater clarity on tax obligations. These changes apply to both public and private companies, with annual reporting periods beginning after December 15, 2024 (2025 for calendar-year entities). This update aims to reduce ambiguity in tax reporting and align disclosures with investor needs.

In March 2024, the FASB issued ASU No. 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which provides illustrative guidance to help entities determine whether profits interest and similar awards should be accounted for as share-based payment arrangements within the scope of ASC 718. ASU 2024-01 is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Group is currently evaluating the impact of the adoption of ASU 2024-01 on its consolidated financial statements and related disclosures.”

A major shift in digital asset accounting, ASU 2023-08 requires companies to measure certain crypto assets (e.g., Bitcoin, Ethereum) at fair value rather than applying the previous impairment-only model. This means entities must recognize quarterly fair value adjustments in their financial statements, increasing volatility in reported earnings but improving transparency. The standard applies to fiscal years beginning after December 15, 2024, and impacts both corporate treasuries and investment firms holding cryptocurrencies. This change aligns GAAP closer to fair value accounting seen in other investment holdings, addressing criticisms of the old impairment approach.

In March 2025, the FASB issued ASU 2025-02, Liabilities (Topic 405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. (“ASU 2025-02”) which amends the Accounting Standards Codification to remove the text of SEC Staff Accounting Bulletin (“SAB”) 121 “Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users” as it has been rescinded by the issuance of SAB 122. ASU 2025-02 is effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. It is not expected to have an impact on the Company’s consolidated financial statements.

BUSINESS

Overview

We are an assisted reproductive services (“ARS”) provider in Asia-Pacific. Since the opening of our first clinic in Thailand in 2014, we have established ourself as a long-standing ARS provider in this region. Our strategic presence in Thailand, Cambodia, and Kyrgyzstan positions us to take advantage of opportunities across Asia-Pacific. According to China Insights Consultancy (“CIC”), from 2014 to 2022, there was a rising number of women in the key ARS-targeted age group (ages 15 to 49) in Asia Pacific and a growing trend towards later maternal age. The number of married women of reproductive age in Asia Pacific has risen from 816.4 million in 2014 to 833.2 million in 2022. Additionally, according to CIC, there was increasing social acceptance of ARS use in Asia Pacific countries such as China, India, and Thailand during the same period. For example, the number of ARS users in China has risen from 136.8 thousand in 2017 to 184.9 thousand in 2022 approximately and that in Japan has risen from 98.0 thousand in 2017 to 128.5 thousand in 2022.

According to CIC, the prevalence of infertility in Asia-Pacific developing countries is substantial. For example, the infertility rate in Thailand, India and China was about 15.4%, 13.8% and 17.8%, respectively, in 2022. In India, the infertility rate in 2020 was approximately 13.1%, representing an annual growth of 2.6%. The infertility rate in China was around 17.6% in 2020, representing an annual growth of 0.6%. Infertility is increasingly gaining society’s attention as individuals are more openly discussing their struggles. Despite the prevalence of infertility, access to treatment is often limited in the Asia Pacific region. According to CIC, financial challenges, costs of treatment, and limited availability or capacity of fertility medical care are some of the main challenges in the fertility marketplace in Asia-Pacific region. Religious, social and cultural roadblocks can also prevent hopeful couples from realizing their dream to have children. We believe that we can help address some of these key challenges of Asia-Pacific fertility industry.

History and Development of the Company

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”); and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

NewGenIvf’s Business

With a focus on providing fertility treatments to fulfil the dreams of building families, NewGenIvf mainly offers two services, namely: (i) in vitro fertilization (“IVF”) treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. Currently, we have three clinics: one clinic in Thailand, one clinic in Cambodia, and one clinic in Kyrgyzstan.

●	IVF treatment service: For the years ended December 31, 2024 and 2023, we generated approximately 100% and 78.3% respectively of our revenue from IVF treatments. We primarily provide our clients with conventional IVF/intracytoplasmic sperm injection (“ICSI”) and embryo transfer services. As technology has progressively advanced, we have been able to, through technologies and facilities provided by MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases. IVF treatment involves the performance of a series of medical treatment and procedures that are not separately distinct and only brings benefits to clients when embryo is successfully implanted, therefore revenue from IVF treatment is recognized at a point in time when it is completed in clinic. The completion of this treatment is evidenced by a written IVF report indicating successful embryo implantation.

●	Surrogacy and ancillary caring services: We also generate revenue from surrogacy services and related ancillary caring services in Kyrgyzstan. For the years ended December 31, 2024 and 2023, we generated approximately Nil % and 21.7%, of our revenue from surrogacy and ancillary caring services. For surrogacy services, NewGenIvf conducts implantation of embryos from biological parents in surrogate mothers. In addition, NewGenIvf provides a “success guarantee” program for egg donation services in Cambodia and surrogacy services in Kyrgyzstan. Under this optional program, patients pay additional fees of approximately 40% of the original price and can have repeated attempts of IVF cycles, egg donation services and/or surrogacy services until the procedures are successful. The additional costs to NewGenIvf are generally limited and amount to approximately 30% of the original costs because NewGenIvf’s clinics, together with the patients, can choose suitable egg donors and surrogate mothers to limit the additional costs. During the pregnancy period, NewGenIvf provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. Revenue from surrogacy and ancillary caring services is recognized at a point in time when the surrogate mother gives birth. Surrogacy services provide infertile couples with an alternative method of having children. During 2024, we did not generate any revenue from Surrogacy as we went through a series of reorganization in Kyrgyzstan, resulting in a sale of 100% equity interest in First Fertility Bishkek Limited Liability Company and acquisition of 100% equity interest in Bi Clinic Limited Liability Corporation.

For the years ended December 31, 2024 and 2023, NewGenIvf’s revenue was US$5,433,375 and US$5,136,153, and its net income/(loss) was US$(474,101) and US$108,418, respectively.

Market Opportunity

According to CIC, NewGenIvf’s core market for fertility services is substantial and growing rapidly, driven by, among other things, societal and cultural shifts, such as people starting families later in life and other health-related challenges which could impact couples’ and individuals’ ability to have children. In addition, NewGenIvf believes that continued overall de-stigmatization of infertility will help drive better access to, and stronger demand for, fertility treatment services, thereby further enabling the expansion of NewGenIvf’s addressable market. According to CIC, the market size of fertility treatments in Asia Pacific was increasing steadily and the potential size of the Asia fertility market is expected to reach US$37.4 billion by 2030. NewGenIvf believes its market opportunity is substantial and is continuing to grow as a result of the rising demand for fertility services, the lack of adequate offerings in the market and the increasing awareness of the challenges of infertility.

Competitive Strengths

NewGenIvf believes that the following competitive strengths have positioned it to meet growing opportunities in the fertility market across Asia-Pacific, and have differentiated it from its competitors:

Broad-range ARS Provider Offering Comprehensive Fertility Treatment Services

With almost a decade of experience in the fertility market, NewGenIvf has built a reputation in the IVF industry in Asia-Pacific. NewGenIvf has reinforced its long-standing position through expanding its service offerings and locations to address the evolving clients’ needs or requests.

NewGenIvf’s comprehensive fertility treatment offerings in Thailand, Cambodia, and Kyrgyzstan, primarily including IVF, egg donation (in Cambodia) and surrogacy services (in Kyrgyzstan), make it convenient for clients in Asia-Pacific market to have access to various fertility services but with a relatively low cost, as compared with the US market. Meanwhile, the average cost per IVF cycle by NewGenIvf is around US$7,000 (excluding medication). Each of NewGenIvf’s clinics in Thailand, Cambodia, and Kyrgyzstan has its own specialty, and together, NewGenIvf is able to provide more flexibility and options to its patients. For example, NewGenIvf’s Thailand clinic focus on IVF and related ancillary services including HIV sperm washing, egg freezing, and chromosome screening. The clinic in Cambodia specializes in providing both IVF services and egg donation services. NewGenIvf opened the clinic in Kyrgyzstan in 2019, which broadened NewGenIvf’s services by being legally qualified/received approval letter from The Ministry of Health of Kyrgyzstan to offer surrogacy services. As of December 31, 2024, NewGenIvf was the one of the few ARS providers in Kyrgyzstan and one of the few companies in Kyrgyzstan that is licensed to offer surrogacy services in Kyrgyzstan.

NewGenIvf attributes its track record of success to its experienced physicians and its ability to provide comprehensive ARS services, allowing it to meet patients’ increasing demand for advanced, high-end, and sophisticated ARS, a higher standard and a wider range of advanced services.

NewGenIvf has extensive experience serving Asia-Pacific patients and a deep understanding of their general profiles. In particular, NewGenIvf has personnel speaking multiple languages, including nurses, facilitators, and translators, who are familiar with the health condition and culture of Asia-Pacific patients from different countries in the region. NewGenIvf believes that it is therefore well-positioned to benefit from market growth driven by Asia-Pacific patients travelling to its clinics for treatment.

Attractive Market with Significant Demand and Fast Growth

NewGenIvf operates in the ARS market in Asia Pacific, positioning it to leverage on an attractive market with compelling underlying growth potential.

Built on years of experience, NewGenIvf has established a strong reputation in its industry, which in turn attracted potential business partners to approach NewGenIvf to negotiate cooperations and referrals. Over the years, NewGenIvf sends representatives to medical expos mostly held in the PRC to approach potential business partners and establish new partnerships by entering into agency agreements with each agent. NewGenIvf has become a significant partner with approximately 90 fertility service agents in China as well as in India. Normally, each agency agreement has a maximum term of one year, which is renewable upon mutual agreement. Agents typically market and promote NewGenIvf’s services by word-to-mouth referrals and other measures and NewGenIvf pays the agents commission at a range of 10% to 25% of the treatment fees upon the completion of client’s treatment. Normally, agents provide potential clients’ contact information to the sales team of NewGenIvf, who then approach potential clients and provide consultation on services. With its partnerships in various countries, NewGenIvf believes it is able to better benefit from the growing market opportunities.

Exclusively Owned and Licensed Technology for Family Planning and Access to Mature Fertility Technologies

NewGenIvf believes that its licenses and/or access to mature technologies contribute to its ability to identify and tailor ARS services to individual patient’s needs. These technologies include:

●	MicroSort Technology: NewGenIvf acquired the MicroSort Technology from Genetics & IVF Institute, Inc. (“GIVF”) pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”). As such NewGenIvf exclusively owns the MicroSort Technology. Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of the Genetics & IVF Institute, Inc. to use MicroSort technology in Thailand and Cambodia. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

●	Preimplantation Genetic Screening (“PGS”): PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

●	Next-Generation Sequencing (“NGS”): NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”) to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

●	Preimplantation Genetic Diagnosis (“PGD”): Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a process more enhanced than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women better achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Well Established Brand with Reliable Reputation

The founders of NewGenIvf entered the fertility market as agents in 2011 by introducing patients in need to a Thailand clinic for fertility treatments. The founders of NewGenIvf started to operate their own clinic in Thailand in 2014 and subsequently added clinics in Cambodia and Kyrgyzstan. Since then, NewGenIvf has attracted clients from countries throughout Asia-Pacific, including Mainland China, Hong Kong, India, Thailand, Australia and Taiwan.

NewGenIvf benefits from the favourable geographic locations of its clinics, especially its clinic in Thailand. Located in central Bangkok and situated in one of the biggest shopping malls of the city, the clinic is located in close proximity to various transportation facilities and popular tourist attractions, such as the Erawan Shrine. In this regard, NewGenIvf believes that its business has benefited from, and will continue to benefit from, the convenience of its locations.

NewGenIvf has developed a relatively replicable and scalable operating model that supports high productivity at its assisted reproductive medical facilities in Asia. Under this model, NewGenIvf’s medical facilities have established standardized operating procedures to select the treatment process according to each patient’s profile. NewGenIvf’s medical and operational personnel are organized into specialized teams according to the different stages of the treatment process and different patient profiles. When patients are initially admitted or would like to seek additional medical services later on, they are assigned to one of the optimal medical teams, which NewGenIvf believes is better suited after taking into account the patient’s diagnosis and preferences. NewGenIvf believes that this model allows each team to improve its efficiency and arrange suitable physicians for patients.

The physicians of NewGenIvf have also developed and employed an operating model that seeks to increase the effectiveness of physicians by utilizing standardized workflows and operating procedures with teams of supporting nurses and medical assistants. This helps to increase the number of IVF treatment cycles that physicians can perform while providing treatment customized based on patient conditions.

With its established client service history, accumulated experience as well as its continuous upgrades and development of treatment models, NewGenIvf believes that it will be able to better monetize its brands through its business.

Experienced Management Team

The NewGenIvf management team has considerable experience in the ARS market and the broader healthcare industry. A considerable number of NewGenIvf’s management are physicians or laboratory technicians who possess extensive experience in the ARS industry and are experts in their respective fields. NewGenIvf’s Chief Executive Officer, Mr. Alfred Siu, has more than 13 years of experience in the fertility service market. Dr. Wiphawee Luangtangvarodom had over 8 years of experience as an obstetrician and gynecologist. NewGenIvf’s two lab supervisors, Ms. Anussara Phinyong, and Ms. Araya Boonchaisitthipong, each had over eight years of experience in the embryologist field. These individuals have extensive experience in managing assisted reproductive medical facilities. NewGenIvf is also led by other members of the professional management team, who are intimately involved in the operational and financial management of NewGenIvf’s Group. Leveraging their experience, NewGenIvf believes that it is well positioned to expand its network and aims to become a leader in the Asia Pacific ARS market.

Strategies

NewGenIvf’s vision is to provide tailored ARS solutions to fulfil patients’ dreams of becoming a parent. To realize this vision, NewGenIvf plans to adopt the following strategies:

Offer Broad Fertility Services for Fertility Tourists across Asia Pacific

NewGenIvf intends to provide broad fertility services for fertility tourists seeking high quality, cost effective and comprehensive fertility solutions. According to CIC, the demand for fertility tourism is driven by a variety of factors including the prevalence of infertility, the introduction of the Three-Child policy in China, the improved understanding of assisted reproductive technology and increased affordability of ARS. To address these needs, NewGenIvf plans to offer its customers a “hassle-free”, seamless and integrated ARS and hospitality arrangement experience. To complement its fertility services, NewGenIvf intends to integrate its offerings with additional services for traveling patients, most of whom are first-time fertility tourists, such as translation service, hotel arrangement and airport pickup services. NewGenIvf plans to enhance its customers’ experience by entering into exclusive cooperation arrangements with local premium hospitality providers.

Continue to Invest in Laboratories and Facilities

NewGenIvf believes laboratories and treatment facilities are critical to supporting its future research, development and clients experience. NewGenIvf currently operates two laboratories that offer IVF services, one in Thailand and one in Cambodia, and plans to continue to scale up its existing laboratories. NewGenIvf plans to continue to invest in upgrading its laboratories and facilities to complement its growth and expansion, which it believes will help NewGenIvf maintain an edge over its competitors with regard to technology, operational efficiency, scalability, and client experience.

NewGenIvf intends to develop advanced facilities for its existing laboratories, which will be conducting research on ARS related basic science and experiments relating to emerging technologies to improve ARS success rates and lower costs. NewGenIvf also plans to correlate its data on patient treatment protocols to the embryo physiologic data and the pregnancy success rate-related data to identify better treatment protocols to increase ARS success rates. NewGenIvf intends to continue to actively promote technological cooperation with tertiary institutions to discover ways to improve its IVF success rates. Furthermore, NewGenIvf seeks to actively deploy the technology that it possesses to expand the services it provides.

NewGenIvf has accumulated experience in treating patients over 40 years old with premature ovarian failure and patients who have had recurrent ARS implementation failure, by, for the example, injecting platelet rich plasma into the ovaries to stimulate and support growth of the follicles. NewGenIvf is also implementing certain technological advancements relevant to the ARS industry, including microfluidics, automated sperm analysers, time lapsed incubators, non-invasive preimplantation genetic testing (“PGT”) of cell-free DNA in spent media, automated systems for oocyte/embryo vitrification to reduce reagent consumption and decrease labor intensity, mitochondria replacement therapy to reconstruct oocytes by nuclear transfer of polar body genome from an MII oocyte into an enucleated donor MII cytoplasm, to increase the number of oocytes available for the treatment of infertile women, preimplantation methylome screening. There are also breakthrough developments in science including organ culture systems, induced pluripotent stem cells, embryonic stem cells, spermatogonial stem cells for creation of functional gametes, but these techniques are not yet ready for human clinical trials.

NewGenIvf also intends to develop clinically customised interior design concepts for its medical facilities, including improved service rooms, consultation rooms, reception areas, nutrition food areas, and traditional Chinese medicine (such as acupuncture) facilities.

Increase Brand Awareness and Market Share

NewGenIvf intends to maintain and strengthen its brand awareness and market share in Asia Pacific. In order to expand its reach and increase patient numbers, NewGenIvf plans to collaborate with local hospitals, companies, premium hospitality providers and other key players in the ARS industry in Asia Pacific. Additionally, NewGenIvf intends to increase brand awareness through social media promotions and marketing initiatives, and establishing its business development team with the goal of attracting new patients and partners across Asia Pacific. Meanwhile, NewGenIvf intends to provide innovative treatment services to attract more clients. For example, NewGenIvf plans to introduce IVF mental health services, which allows clients who fail in IVF treatments to access online consultation for further treatment plans such as egg donation and surrogacy. These new treatments services aim to enable NewGenIvf to attract potential clients. By adopting a comprehensive strategy to expand its market share, NewGenIvf aims to strengthen its reputation as a long-standing ARS provider and capture additional market share of the growingly ARS market in Asia-Pacific.

Expand Service Reach Through Acquisitions and Partnerships

Leveraging its reputation and footprint in its current markets, NewGenIvf intends to expand its reach, services offering and client base through strategic acquisitions and/or partnerships in Asia Pacific. Acquisitions of or by companies offering similar services could not only allow NewGenIvf to diversify its client base, but also allow it to benefit from potential economies of scale and increasing efficiency through consolidation. NewGenIvf could also leverage the acquired or acquiring company’s customer base, reputation and expertise to further improve its offerings and operations. NewGenIvf intends to focus on ARS providers in Asia Pacific which possess all conventional licenses and locally recognized brands. For the global market beyond Asia Pacific, NewGenIvf intends to expand its footprint through partnerships with other IVF clinics.

In addition, NewGenIvf plans to explore expanding its client base by offering its fertility services as part of corporate benefit programs in Asia. NewGenIvf believes that there is potential in Asia in offering fertility treatments as a benefit for employees, particularly in companies with a large number of female employees of childbearing age. By partnering with corporate clients to provide fertility benefits, NewGenIvf can increase its market reach, enhance its brand reputation, and drive client growth. NewGenIvf’s broad range of fertility services, including IVF and egg freezing, can help corporate partners differentiate their employee benefits in the competitive employment landscape, which could make them more attractive to potential employees. Additionally, by offering these services, companies can help address the growing concern of delayed childbearing, which is becoming more common among women according to CIC. NewGenIvf plans to collaborate with potential corporate clients to develop customized fertility benefit programs that cater to their specific needs, and to provide comprehensive support and counselling throughout the process.

Meanwhile, NewGenIvf also intends to attract more clients by establishing its “home country gynecologist partnership program”. Under the program, NewGenIvf may, subject to its discretion and screening process, offer treatment services to clients with reduced time requirements to be spent overseas. Depending on local laws, the potential clients may be able to complete their treatments with gynecologists NewGenIvf partners with, in their home countries.

NewGenIvf had entered into a non-binding term sheet dated June 3, 2024 (the “Term Sheet”) with COVIRIX Medical Pty Ltd (“COVIRIX”) for a proposed reverse merger (the “Proposed Transaction”). However, on September 21, 2024, COVIRIX withdrew from the Proposed Transaction, as such the Proposed Transaction was terminated with no cost to the Company. On December 11, 2024, NewGenIvf also announced its entry into a binding term sheet with European Wellness Investment Holdings Limited (“EWIHL”) for a proposed reverse merger (“EWIHL Proposed Transaction”), completion of which was subject to, among other conditions, the completion of due diligence, the negotiation of a definitive agreement, and obtaining adequate financing. On March 31, 2025, NewGenIvf terminated the term sheet for the EWIHL Proposed Transaction as EWIHL had failed to produce certain draft audited financials, which were specifically required in the term sheet.

On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”), NewGenIvf purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort technology (as described below from GIVF for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (equivalent to 2,500 Class A Ordinary Shares after Third Reverse Stock Split) (“MicroSort Acquisition”).

White Lion Transaction

On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Class A Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of the Registration Statement registering the resale of the shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until (i) 36 months from the date of execution of the White Lion Purchase Agreement, or (ii) at the Company’s option, until 65 months from the date of the execution of the White Lion Purchase Agreement in the event that $100,000,000 of purchases under the White Lion Purchase Agreement have been completed prior to the 36 month anniversary of the Execution Date (the “Commitment Period”).

During the Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may exercise its right to sell its Class A Ordinary Shares to White Lion. The Company may deliver a Regular Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Ordinary Shares equal to the lesser of (i) $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five (5) Business Days immediately preceding the Purchase Notice, or (ii) 40% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement), subject to a maximum Investment Limit of $3,000,000.

The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company may require White Lion to purchase up to a number of Ordinary Shares equal to $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to a Regular Purchase Notice, the purchase price per share will be the lower of (i) the closing price of Ordinary Shares prior to the receipt of the applicable Purchase Notice, or (ii) the product of (a) the lowest daily VWAP of the Ordinary Shares during the Regular Purchase Valuation Period (as defined in the White Lion Purchase Agreement), and (b) 98%.

For shares being issued pursuant to a Rapid Purchase Notice, the Company may opt for the purchase price per share to be (i) equal to the lowest traded price of the Ordinary Shares on the date that the notice is delivered, or (ii) 97% of the lowest traded price of the Ordinary Shares one hour following White Lion’s written confirmation of the acceptance of the Rapid Purchase Notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% (subject to increase, in the sole discretion of White Lion, to 9.99%) of the number of Class A Ordinary Shares outstanding immediately prior to the issuance of Class A Ordinary Shares issuable pursuant to a purchase notice.

The Company has the right to terminate the White Lion Purchase Agreement in the event of a material breach of the White Lion Purchase Agreement by White Lion. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the Commitment Period and (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion 700,000 Class A Ordinary Shares (“Commitment Shares” and equivalent to 700 Class A Ordinary Shares after Third Reverse Stock Split). Additional Ordinary Shares may be issued to White Lion under certain conditions, including in connection with material transactions or upon achieving specified investment thresholds. The Commitment Shares will be fully earned by White Lion regardless of termination of the White Lion Purchase Agreement.

The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Business Model

With a focus on providing fertility treatments to fulfil couples and individuals’ dreams of raising children, NewGenIvf offers mainly two services, namely: (i) IVF treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. The following table sets forth NewGenIvf’s revenue by service offerings and as a percentage of total revenue for the periods indicated:

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
IVF Treatment Service	5,433,375	100.0	4,021,696	78.3
Surrogacy and Ancillary Caring Services	—	—	1,114,457	21.7
Total Revenue	5,433,375	100.0	5,136,153	100.0

IVF Treatment Service

NewGenIvf primarily provides its clients with conventional IVF/ICSI and embryo transfer services. NewGenIvf is also able to, through MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases.

IVF treatments that NewGenIvf provides address tubal factor, ovulatory dysfunction, diminished ovarian reserve, endometriosis, uterine factor, male factor, unexplained infertility and other causes. IVF bypasses the function of the fallopian tube by achieving fertilization within a laboratory environment. Ovarian hyper-stimulation is common with IVF treatments to recruit numerous follicles to increase the chances for success. Follicles are retrieved trans-vaginally using a vaginal probe and ultrasound guidance. Anaesthesia is frequently used due to the number of follicles retrieved and the resulting discomfort experienced by the patient. The eggs are identified in the follicular fluid and combined with sperm and culture medium in culture dishes, which are placed in an incubator with a temperature and gas environment designed to mimic the condition of the fallopian tubes. Once the embryos develop, typically over a 3-to-5-day period, they are transferred to the uterine cavity. According to CIC, the average clinical pregnancy success rates, using 5-day incubation, averaged approximately 64.6% (with no PGT) for IVF, with live birth rate at approximately 28.7%.

As a long-standing IVF treatments provider in Asia-Pacific, NewGenIvf had completed over 4,500 cycles of IVF treatments from 2014 to 2024. For the years ended December 31, 2024 and 2023, the revenue from NewGenIvf’s IVF treatments was US$5,433,375 and US$4,021,696, respectively, representing 100% and 78.3% of its total revenue in the corresponding periods.

IVF Treatments Process

A typical IVF treatment process mainly includes two stages, the pre-IVF treatment stage and the IVF treatment stage. During the IVF treatment process, NewGenIvf also provides support services such as nutrition guidance and psychological counselling. The flow chart below shows the stages involved in a typical IVF treatment process:

At the pre-IVF treatment stage, clients attend an initial consultation, undergo pre-IVF tests, and undergo treatment for gynaecological and andrological diseases, if needed. At the initial consultation, a physician reviews the clients’ detailed medical history to collect more information relating to the potential cause of their infertility. The client then undergoes various pre-IVF tests, which may include, among other things, blood pressure, hormone level, ultrasound, infectious disease screening, uterine evaluation and male fertility test. The physician will then design treatment plans based on the client’s medical history and results of the tests. If the client is satisfied with treatment plan and the test results are acceptable to the physician, the physician will prescribe medications and start stimulation treatment.

The first step of the cycle is to boost egg production through injecting synthetic hormones. Over about one week of ovarian stimulation, clients are monitored on a regular basis with blood test and transvaginal ultrasound. If follicles have reached at least 10 mm in size, an additional antagonist drug will be added into the daily injection schedule. This is used to prevent ovulation before ovum pickup time. After another few days of ovarian simulation, if follicle growth is consistent and majority of follicles are around 16 mm to 17 mm, the final injection of a human chorionic gonadotropin will be administered. The trigger injection is the final step of the stimulation process and is for the maturation of the eggs in the follicles before they are collected. The next major step is to retrieve the eggs with a minor surgical procedure called Trans Vaginal Follicle Aspiration conducted under anaesthesia. At the same time the male partner collects the sperms for fertilizing the eggs in the laboratory by a process known as intracytoplasmic sperm injection. The fertilized embryos are cultured in the laboratory for two to six days. Embryos that grow well are biopsied and tested by PGT to detect potential genetic diseases.

The final step is to transfer the embryos into the uterus using a catheter. Within eight days after the embryo transfer, a blood test can be conducted to detect whether the implantation was successful.

MicroSort Technology

MicroSort technology is a preconception process developed by the Genetics and IVF Institute, Inc. that aims to improve the chances that the baby to be conceived will be of the desired gender and prevents certain gender-related hereditary diseases.

Semen samples usually contain equal amounts of sperm carrying the Y chromosome (which will produce a boy), and sperm carrying the X chromosome (which will produce a girl). During the MicroSort process, the sperm sample is washed to remove seminal liquid and nonmotile cells. After the washing, the sample is stained with a special fluorescent material that attaches to the DNA contained in the sperm. The stained sperm cells are analyzed one by one by a flow cytometer, in which cells pass through a laser to make the stain attach to the DNA fluoresce. The sperm containing the X chromosome (which have more DNA and therefore more stain) will shine brighter than the sperm containing the Y chromosome. The flow cytometer uses a special software to identify X and Y chromosome sperm based on their fluorescence signature. The sperm carrying the chromosome that will produce the desired gender are separated from the rest of the sample -resulting in an enriched sperm sample ready for use.

NewGenIvf held an exclusive license granted by a division of GIVF, MicroSort International, to use the MicroSort technology in Thailand and Cambodia. MicroSort’s licenses for NewGenIvf’s operation in Thailand and Cambodia were each provided under a lease and service agreement. In April 2019, First Fertility PGS entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Thailand and in March 2019, Phnom Penh Center entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Cambodia (together, the “Lease and Services Agreements”). Pursuant to the Lease and Services Agreements, First Fertility PGS and Phnom Penh Center each had the exclusive right to utilize the MicroSort equipment and to market and sell MicroSort sperm sorting services in Thailand and Cambodia, respectively. MicroSort International was responsible for the maintenance of MicroSort equipment and technical and engineering support. The term of each Lease and Service Agreements was initially from 2019 to 2024, which shall be automatically renewed for one year unless a written notice of at least 180 days prior to the intended termination date is provided. The consideration under each of the Lease and Services Agreements was US$9,000 per month after six months.

On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”), NewGenIvf purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort technology from GIVF for a cash consideration of $750,000 and a share consideration of 125,000 Ordinary Shares (equivalent to 2,500 Class A Ordinary Shares after Third Reverse Stock Split) (“MicroSort Acquisition”).

Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of GIVF, MicroSort International, to use the MicroSort technology in Thailand and Cambodia. MicroSort’s licenses for NewGenIvf’s operation in Thailand and Cambodia were each provided under a lease and service agreement. In April 2019, First Fertility PGS entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Thailand and in March 2019, Phnom Penh Center entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Cambodia (together, the “Lease and Services Agreements”). Pursuant to the Lease and Services Agreements, First Fertility PGS and Phnom Penh Center each had the exclusive right to utilize the MicroSort equipment and to market and sell MicroSort sperm sorting services in Thailand and Cambodia, respectively. MicroSort International was responsible for the maintenance of MicroSort equipment and technical and engineering support. The term of each Lease and Service Agreements was initially from 2019 to 2024, which shall be automatically renewed for one year unless a written notice of at least 180 days prior to the intended termination date is provided. The consideration under each of the Lease and Services Agreements was US$9,000 per month after six months from the effective date of the agreements.

The flow chart below shows the process involved in MicroSort:

Preimplantation Genetic Screening

PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

Next-Generation Sequencing

NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid DNA or RNA to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

Preimplantation Genetic Diagnosis

Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a more enhanced process than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Surrogacy and Ancillary Caring Services

NewGenIvf also generated revenue from surrogacy services and related ancillary caring services in Kyrgyzstan. NewGenIvf conducts implantation of embryos from biological parents in surrogate mothers. During the pregnancy period, NewGenIvf provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. Revenue from surrogacy and ancillary caring services is recognized when the surrogate mother gives birth. Surrogacy services provide infertile couples with an alternative method of having children. In general, NewGenIvf provides certain discount to clients if they wish to pursue additional services such as egg donation and surrogacy, after several cycles of IVF treatments failures due to medical reasons including, but not limited to, the poor egg quality of aged female clients.

As compared to other countries, Kyrgyzstan has the following features that allow NewGenIvf to operates its surrogacy services: (i) surrogacy is legal and regulated, which means that there are less restrictions on either intended parents or surrogate mothers, and a parent-child relationship can be requested before the child’s birth; and (ii) the costs of operation and surrogate mother is favourable, given the cost of living in Kyrgyzstan is relatively low.

In addition to the regular surrogacy services, NewGenIvf is also able to assist the clients with birth certificate applications and facilitate the application of infants’ passports and visas as supplemental services.

For the years ended December 31, 2024 and 2023, the revenue from NewGenIvf’s surrogacy and ancillary caring services was US$ Nil and US$1,114,457, respectively, representing Nil % and 21.7% of its total revenue in the corresponding periods. During 2024, we did not generate any revenue from surrogacy as we went through a series of reorganization in Kyrgyzstan.

The flow chart below shows the stages involved in a typical surrogacy process:

In Kyrgyzstan, NewGenIvf also provides ancillary fertility services when carrying out surrogacy services. These ancillary fertility services include: (i) maternity caring service, and (ii) documentation service.

Network of Facilities

As of December 31, 2024, NewGenIvf had one administrative support office located in Hong Kong and three clinics located in Thailand, in Cambodia, and in Kyrgyzstan, respectively. The integration of the medical facilities in Thailand help NewGenIvf provide a more seamless one-stop experience to its clients. Set out below is an illustration of the locations of NewGenIvf’s clinics and marketing and sales office:

The following table sets forth the approximate aggregate average gross floor area (“G.F.A.”) of each of NewGenIvf’s clinics that were under lease and actively used for client service as of August 1, 2025:

As of August 1, 2025
(Square Feet)
Thailand
First Fertility PGS Center Co., Ltd. – PS Tower (“First Fertility PGS Center”)	14,750

First Fertility PGS Center Co., Ltd – Erawan Hotel (“First Fertility PGS Center”)	2,615

Cambodia
First Fertility Phnom Penh Center (“Phnom Penh Center”)	18,567

Kyrgyzstan
Bi Clinic Limited Liability Company (“Bi Clinic”)	2,164

Aggregate G.F.A	38,096

To increase the scale of NewGenIvf’s operations, NewGenIvf expanded its Thailand fertility services by leasing a new property for its second clinic Erawan Consultation Clinic in May 2023. Consisting of approximately 2,500 sq. ft., Erawan Consultation Clinic has been open since June 2025.

Currently, IVF treatments are performed in its Thailand and Cambodia clinics, egg donation services are provided in its Cambodia clinic, and surrogacy services are provided in its Kyrgyzstan clinic. The following table summarises the services available at NewGenIvf’s clinics:

	IVF Treatments	Surrogacy Services
Thailand
First Fertility PGS Centers	√	×

Cambodia
Phnom Penh Center (PS Tower)	√	×
First Fertility PGS Center (Erawan Hotel)	√	×

Kyrgyzstan
First Fertility Bishkek (Disposed of on December 18, 2024)	√	√
BiClinic (Acquired on December 17, 2024)	√	√

√	—	Yes

×	—	No

The following table sets forth a breakdown of revenue from services performed at NewGenIvf’s medical centers for the periods indicated:

	For the Year ended December 31,
	2024		2023
	US$	%	US$	%
HK SAR	-	-	34,038	0.7
Thailand	2,175,253	40.0	1,356,903	26.4
Cambodia	601,526	11.1	621,619	12.1
Kyrgyzstan	2,656,596	48.9	3,123,593	60.8
Total Revenue	5,433,375	100.0	5,136,153	100.0

Thailand Clinic

As of August 1, 2025, NewGenIvf had two operating clinics in Thailand. At the clinic in Thailand, NewGenIvf offers its clients customized fertility treatment solutions including IVF/ICSI, embryo culture, hormonal blood tests, infectious diseases tests, chromosome screening by PGT, hysteroscopy, sperm analysis, sorting, washing and freezing, and egg freezing. Its medical and operational personnel are organized into specialized teams according to the different stages of the IVF treatment process and different patient profiles. When clients are admitted, they are assigned to a team which NewGenIvf believes is better suited the clients after taking into account the clients’ diagnosis and preferences. Furthermore, NewGenIvf also provides related value-added services such as nutrition guidance, psychological counselling, acupuncture, and translation interpreters to supplement the IVF treatment. NewGenIvf prides itself on providing quality and customized treatment to its clients on a day-to-day basis.

As of August 1, 2025, the clinics in Thailand had 8 nurses, 8 full time lab physicians and embryologists, 22 administrative staff, totaling 38 staff members.

Cambodia Clinic

As of August 1, 2025, NewGenIvf has one clinic, Phnom Penh Center, in Cambodia. Phnom Penh Center is staffed with 4 Cambodian physicians, 2 embryologists, 6 nurses and 12 other staff, and offers similar IVF treatments as in Thailand and egg donation services. Phnom Penh Center operates under a license issued by Cambodia MOH for the Cambodian physician, who has entered into an agreement with Phnom Penh Center for the exclusive use of such license.

After eight years of development since its opening in 2015, Phnom Penh Center has become one of the long-standing ARS providers in Cambodia. According to CIC, it was the first to use conventional IVF technology which led to a successful birth in 2016 in Cambodia. Since its establishment, Phnom Penh Center achieved more than 1,600 IVF treatment cycles as of December 31, 2024. As of December 31, 2024, Phnom Penh Center’s IVF philosophy concentrates on three key points in the treatment process: the mother’s wellbeing, the technology used to assist mothers deliver a strong and healthy baby and the medical science used to ensure every chance of success for women in various age spectrums.

Clinic in Kyrgyzstan

NewGenIvf established First Fertility Bishkek in October 2019 in Kyrgyzstan for its surrogacy services, as Kyrgyzstan has supply of surrogate candidates at a relatively low cost and a more friendly legal environment for surrogacy services. In 2020, First Fertility Bishkek obtained the license to provide ARS and surrogacy services, becoming one of the few facilities licensed to offer ARS and one of the facilities licensed to offer surrogacy services in Kyrgyzstan as of December 31, 2024, according to CIC. In addition, NewGenIvf also provide related ancillary fertility services when carrying out surrogacy services. These ancillary fertility services include: (i) maternity caring service, and (ii) documentation service.

Physicians at First Fertility Bishkek have expertise in sourcing surrogate mothers, techniques of embryo transfers, prenatal care, baby delivery, and postnatal care. First Fertility Bishkek also collaborates closely with Phnom Penh Center in arranging shipment of frozen embryos. NewGenIvf hires local physicians and local staff. NewGenIvf also provides training for newly admitted Kyrgyzstan physicians and embryologists in Thailand. Some personnel who had relevant experience in Kyrgyzstan had also been sent from Cambodia to Kyrgyzstan to help manage such operations from time to time. However, during 2024, Kyrgyzstan operations had been reorganized, resulting in disposal of First Fertility Bishkek and acquisition of Bi Clinic Limited Liability Corporation in December 2024.

As of August 1, 2025, Bi Clinic had 1 full-time physician, 1 embryologist, 1 nurse, and 7 other staff.

Professionals

Licensed Physicians

As of August 1, 2025, NewGenIvf employed 5 licensed physicians, among which one was based in Cambodia, one was based in Kyrgyzstan, and the other three were based in Thailand. Most of NewGenIvf’s physicians had over 10 years of experience or above. The following table summarises the number and types of such licensed physicians as of August 1, 2025.

Country	Licensed physician	Licenses and Approvals	Effective Period	Issuing Authority
Cambodia	Mr. Keut Serey	Decision on permission for beauty treatment operation	December 14, 2022 – December 14, 2026	The Ministry of Health of Cambodia
Thailand	Dr Keatthisak Boonsimma	Number 31801 Medical Practitioner License	April 1, 2005 – Indefinite	Royal Thai College of Obstetricians and Gynaecologists of Thailand
		Number 22624/2554 OB-Gyn License	July 1, 2014 – Indefinite	Medical Council of Thailand
		Number 40962/2563 Reproductive Medicine Diploma	July 1, 2020 – Indefinite	Medical Council of Thailand
Thailand	Dr. Anurach Kulvanitchaiyanunt	Practice License No. 11755	February 1 2025 – Indefinite	Medical Council of Thailand
Thailand	Dr Wiphawee Luangtangvarodom	Number 38347/2562 OB-Gyn License	August 1, 2019 – Indefinite	Medical Council of Thailand
		Number 43217/2564 Reproductive Medicine License	July 1, 2021 – Indefinite	Medical Council of Thailand
		Number 48510 Medical Practitioner License	April 1, 2014 – Indefinite	Medical Council of Thailand
Kyrgyzstan	Dr Myrzalymbekova A.B.	Number & numero; CO170001836 Medical Certificate	June 23. 2017 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0002953 Medical Practitioner	25 April 2018 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;11373\2565 Medical Certificate	16 August 2024 – Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0003447 Medical Certificate	12 April 2023 – Indefinite	Medical Council of Kyrgyzstan

Customers

For the years ended December 31, 2024 and 2023, the majority of NewGenIvf’s clients were from China (including mainland China and Hong Kong). The number of Thai and Cambodian local patients generally increased in 2023 and 2024 compared with earlier years due to the impact of COVID-19 on international travel. NewGenIvf enters into a service agreement with each of its customers that outline, among other things, the scope of services, service fees, payment terms and rights, responsibilities and obligations of each party. Consent is obtained from the patients prior to the provision of the various treatments. Customers are not entitled to enjoy the relevant services until outstanding amounts have been settled pursuant to the relevant contract. Sales to individual consumers did not vary significantly and none of the customers contribute more than 10% of NewGenIvf’s revenue for the years ended December 31, 2024 and 2023.

In addition to significant customers using NewGenIvf’s IVF treatment services and surrogacy and ancillary caring services, NewGenIvf also has customers who utilize the access to the freezing and storage facility and other relatively insignificant services, such as check-ups services, blood test services and other minor services (the latter category of customers are referred to as “consultation customers”).

In addition to significant customers using NewGenIvf’s IVF treatment services and surrogacy and ancillary caring services, NewGenIvf also has customers who only use its relatively insignificant services, such as check-ups services, blood test services and other minor services (the latter category of customers are referred to as “consultation customers”).

Sales and Marketing

For the years ended December 31, 2024 and 2023, NewGenIvf promoted brand awareness through its sales teams and, in many cases, through cooperating with third-party agencies and partners.

NewGenIvf’s sales teams have broad experience in fertility services and are responsible for identifying potential clients and managing the overall sales process. NewGenIvf’s sales team primarily relies on social media marketing, word-of-mouth referrals, recognition of its brand, printed advertisements and marketing events. NewGenIvf spends marketing expenses on placing advertisements through popular social media platforms, maintaining the official website of NewGenIvf and sending information through its official accounts on social media platforms.

Supply and Procurement

NewGenIvf’s procurement is mainly for medications, laboratory media and reagents, laboratory consumables, and blood test reagents. As of December 31, 2023, there was one supplier that individually contributed more than 10% of the Group’s trade payable, accounting for 30.6% of the Group’s trade payables. For both the years ended December 31, 2024 and 2023, no vendor contributed more than 10% of total direct cost of the Group. NewGenIvf’s procurement team is experienced in selecting cost-effective supplies as well as selecting reliable suppliers. NewGenIvf’s major suppliers are pharmaceutical companies.

Competition

NewGenIvf believes that it is a long-standing provider of ARS in Asia Pacific that competes primarily based on the following competitive factors:

●	the value and comprehensiveness of the solutions;

●	treatment that is effective and achieves desired outcomes;

●	clients’ experience, including dedicated patient education, clinical guidance and emotional support; and

●	access to a network of high-quality fertility specialists.

NewGenIvf competes primarily with other regional fertility service providers. While NewGenIvf does not believe any single competitor offers a comparably robust and integrated fertility solution package as NewGenIvf in the regions that it operates, NewGenIvf’s competitors may compete in a variety of ways, including by providing better services, having established local connections, fulfilling evolving client needs, as well as conducting brand promotions and other marketing activities.

As NewGenIvf may introduce new ancillary services and other companies may introduce similar fertility services as NewGenIvf’s, NewGenIvf may become subject to additional competition.

Facilities

As of December 31, 2024, in addition to its clinics, NewGenIvf leased one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices. NewGenIvf also operates its medical facilities as described above in “— Network of Facilities” above. NewGenIvf believes that its existing facilities are suitable and adequate to meet its current needs.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Securityholders of up to 50,000,000 Class A Ordinary Shares, which includes (i) up to 20,000,000 Class A Ordinary Shares issuable by the Company to White Lion Capital, LLC (“White Lion”) in connection with the Common Stock Purchase Agreement dated as of November 21, 2024, by and between the Company and White Lion (the “White Lion Purchase Agreement”), and (ii) up to 30,000,000 Class A Ordinary Shares issuable upon the conversion of (a) the Remaining Additional Notes (as defined below), (b) the senior convertible notes exchanged on August 8, 2024 (the “Exchange Notes”), (c) the exercise of Series A warrants to purchase Class A Ordinary Shares (the “Series A Warrants”), (d) the exercise of Series B warrants to purchase Class A Ordinary Shares (the “Series B Warrants”), (e) the exercise of Series C warrants to purchase Class A Ordinary Shares (the “Exchange Warrants and together with the Series A Warrants, and the Series B Warrants, the “Warrants”), and (f) the New CB Initial Note. We are registering the Resale Shares to satisfy certain registration rights that we have granted to the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below presents information regarding the Selling Securityholders and the Resale Shares that they may offer from time to time under this prospectus. This table is prepared based on information known to us as of September 12, 2025. The number of shares in the column “Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus” represents all of the Class A Ordinary Shares that the Selling Securityholders may offer under this prospectus. The Selling Securityholders may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Class A Ordinary Shares with respect to which a Selling Securityholder has voting and investment power. The percentage of Class A Ordinary Shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 2,152,702 Ordinary Shares outstanding as of September 12, 2025. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

The Company may require the Selling Securityholders to suspend the sales of the Resale Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Securityholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage of Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(2)	Percentage of Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)(2)
JAK Opportunities VI LLC (3)	0		30,000,000	(5)	0	0%
White Lion Capital LLC (4)	0		20,000,000		0	0%

(1)	The applicable percentage of beneficial ownership is calculated based on the total number of ordinary shares issued and outstanding, being 2,152,702 shares as of the date of this prospectus.

(2)	Represents the amount of ordinary shares that will be held by the Selling Securityholder after completion of this offering based on the assumptions that (a) all ordinary shares, including all ordinary shares underlying the Notes and Warrants, registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of ordinary shares are acquired or sold by the Selling Securityholder prior to completion of this offering. However, the Selling Securityholder is not obligated to sell all or any portion of the ordinary shares offered pursuant to this prospectus.

(3)	The Selling Securityholder, JAK Opportunities VI LLC (“JAK VI”), is wholly-owned by ATW Opportunities Master Fund II, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC serves as the investment manager to the Fund (the “Adviser”). The Fund and the Adviser may be deemed to have shared voting and dispositive power with respect to the shares of common stock beneficially owned by the Selling Securityholder and may be deemed to be the beneficial owner of these shares. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). The Managing Members, in their capacity as Managing Members of the Adviser, may also be deemed to have investment discretion and voting power over the shares of common stock beneficially owned by the Selling Securityholder. The Fund, the Adviser and the Managing Members each disclaim any beneficial ownership of such holdings. The address of this Selling Securityholder is c/o ATW Partners Opportunities Management, LLC, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(4)	The business address of White Lion is 17631 Ventura Blvd, Suite 1008, Encino, CA 91316

(5)	In accordance with the terms of the Registration Rights Agreement with this Selling Securityholder, for purposes of the calculations of ordinary shares to be sold by this Selling Securityholder pursuant to the prospectus we are assuming (i) an event of default under the Fifth Tranche Note and the Additional Remaining Notes has not occurred and the issuance of 250% of the ordinary shares underlying the Fourth Tranche Note, assuming that (x) all Additional Notes issuable under the Securities Purchase Agreement (as defined below) have been issued and (y) the Notes, including payment of 14.75% interest on the Notes through the fifty-four (54) month anniversary of the issuance date of such Notes, are converted in full at an alternate conversion price of $0.2388 per share, without regard to any limitations set forth therein and (ii) the issuance of the maximum amount of ordinary shares underlying the Warrants, exercised in full at the applicable exercise price without regard to any limitations set forth therein.

PLAN OF DISTRIBUTION

We are registering the Class A Ordinary Shares previously issued and the Class A Ordinary Shares issuable upon conversion of the Notes and exercise of the Warrants, to permit the resale of these Class A Ordinary Shares by the holders of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Class A Ordinary Shares, although we will receive (i) the exercise price of any Warrants not exercised by the Selling Securityholders on a cashless exercise basis, and (ii) gross proceeds of up to $500 million from the sale of our Class A Ordinary Shares to White Lion pursuant to the White Lion Purchase Agreement. We will bear all fees and expenses incident to our obligation to register the Selling Securityholder’s Class A Ordinary Shares.

The Selling Securityholders may sell all or a portion of the Class A Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Class A Ordinary Shares for whom they may act as an agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholders will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay all expenses of the registration of the Class A Ordinary Shares, estimated to be $. in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Securityholders will pay all underwriting discounts and selling commissions if any. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

Class A and Class B Ordinary Shares

General

The Memorandum and Articles of Association authorize the issuance of unlimited Class A Ordinary Shares, unlimited Class B Ordinary Shares and unlimited preferred shares with no par value (“Preferred Shares”). As of the date of this prospectus, we have 2,148,596 Class A Ordinary Shares outstanding, 4,106 Class B Ordinary Shares outstanding, and no Preferred Shares outstanding. All of our outstanding Class A Ordinary Shares are validly issued, and fully paid. Our Class A Ordinary Shares and Class B Ordinary Shares are not subject to any preemptive right.

Hei Yue Tina Fong and Wing Fung Alfred Siu control the voting power of all of the outstanding Class B Ordinary Shares. Although Ms. Fong and Mr. Siu control the voting power of all of the outstanding Class B Ordinary Shares, their control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee (as defined in the Memorandum and Articles of Association) of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “— Optional and Mandatory Conversion.”

Dividends.

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and applicable law. No dividend may be declared and paid unless the Board of Directors determine that, immediately after the payment, the value of the Company assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of our shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to one hundred (100) votes. At any meeting of shareholders a resolution put to the vote of the meeting shall be decided by way of a poll and not by way of a show of hands.

A meeting of the shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the shares entitled to vote on resolutions of the shareholders to be considered at the meeting. As a BVI business company, the Company is not obliged by the BVI Act to call shareholders’ annual general meetings. The Memorandum and Articles of Association provide that the Company may (but is not obliged to) in each calendar year hold a general meeting as its annual general meeting in which case the Company will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of the Company’s shareholders may be convened by any director or, upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30 percent of the votes attaching to the issued and outstanding shares entitled to vote at general meetings in respect of the matter for which the meeting is requested, in which case the directors are obliged to convene such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, the Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days and not more than sixty (60) days is required for the convening of the Company’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

Any resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Conversion

Subject to any applicable adjustment pursuant to the Memorandum and Articles of Association, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Liquidation.

As permitted by the BVI Act and the Memorandum and Articles of Association, the Company may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if the Company’s assets exceed the Company’s liabilities and the Company is able to pay the Company’s debts as they fall due. The Company may also be wound up in circumstances where the Company is insolvent in accordance with the terms of the BVI Insolvency Act (As Revised).

If the Company is wound up and the assets available for distribution among the Company’s shareholders are more than sufficient to repay all amounts paid to the Company on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to the Company on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up, the liquidator appointed by the Company may, in accordance with the BVI Act, divide among the Company’s shareholders in specie or kind the whole or any part of the Company’s assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder

Redemption, Repurchase and Surrender of Ordinary Shares.

The Company may issue shares on terms that such shares are subject to redemption, at the Company’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by the Board of Directors. The Company may also repurchase any of its shares provided that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the shareholder whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

Variations of Rights of Shares.

If at any time the Company’s share are divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares have no general right under BVI law to inspect or obtain copies of the Company’s list of shareholders or its corporate records. However, the Company will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.

The Memorandum and Articles of Association authorize the Board of Directors to issue additional Class A or Class B Ordinary Shares from time to time as the Board of Directors shall determine, to the extent of available authorized but unissued shares. The Memorandum and Articles of Association also authorize the Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

The Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares.

Anti-Takeover Provisions

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including (i) provisions that authorize the Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders; and (ii) provisions providing that directors may not be removed by the shareholders except for cause.

Preferred Shares

Subject to applicable law and the Memorandum and Articles of Association, the Board of Directors may issue Preferred Shares with such preferred rights as they shall determine. The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in the Memorandum and Articles of Association, which shall be amended accordingly prior to the issue of such Preferred Shares.

TAXATION

The following is a general summary of the material U.S. federal income tax consequences relevant to an investment in our Ordinary Shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our Ordinary Shares.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a securityholder of the Company as a result of the ownership and disposition of the Company Securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws, or, except as discussed here, any tax reporting obligations of a holder of the Company Securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold the Company Securities as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	expatriates or former citizens or long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	any holder that is not a U.S. Holder;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who receive stock of the Company through the issuance of restricted share under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	U.S. shareholders of controlled foreign corporations, as those terms are defined in Sections 951(b) and 957(a), respectively;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Class A Ordinary Shares (excluding treasury shares);

●	holders holding ASCA securities, or, after the Business Combination, the Company Securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the Company Securities, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds the Company Securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of ownership and disposition of the Company Securities.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF THE COMPANY SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF THE COMPANY SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Distribution on the Class A Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on the Class A Ordinary Shares that is made out of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on Nasdaq will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on Nasdaq, there can be no assurance that the Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, the Company will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by the Company, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by the Company on the Class A Ordinary Shares exceeds the Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s the Class A Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of the Class A Ordinary Shares and the Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such the Class A Ordinary Shares or Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the Class A Ordinary Shares or Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Class A Ordinary Shares or Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of the Class A Ordinary Shares or the Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share of the Company on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in an ordinary share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A Ordinary Shares received would equal the holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the Class A Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Ordinary Share would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Class A Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. Holder holds the Company Securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If the Company is not a PFIC in the 2024 taxable year, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a “reorganization”) upon the exchange of ASCA securities for The Company securities pursuant to the Reincorporation Merger. The gain (or loss) would be computed as described above under “— If the Reincorporation Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of ASCA securities for The Company securities would be allocated ratably over the U.S. Holder’s holding period for the ASCA securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which ASCA was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that ASCA became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

Whether the Company is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of the Company’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of the Company’s subsidiaries and the market value of their assets in that year. Whether a Company subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause the Company and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether the Company or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, there can be no assurance that the Company will timely provide a PFIC annual information statement for 2024 or going forward. The failure to provide such information on an annual basis could preclude U.S. Holders from making or maintaining a “qualified electing fund” election under Section 1295 of the Code.

If the Company were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares, the U.S. Holder did not make a valid “mark-to-market” election, such U.S. Holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of the Company Securities (including a redemption treated as a sale or exchange); and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s Company Securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in the Company is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to the Company’s PFIC status will be made annually, an initial determination that the Company is a PFIC will generally apply for subsequent years to a U.S. Holder who held Company Securities while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the Class A Ordinary Shares and for which the Company is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to the Class A Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that the Company is treated as a PFIC the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares in a taxable year in which the Company is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Class A Ordinary Shares and for which the Company is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Company Securities are traded), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the Class A Ordinary Shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the Class A Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company were to receive a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Company Securities should consult their own tax advisors concerning the application of the PFIC rules to the Company Securities under the U.S. Holders’ particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends received by U.S. Holders of the Class A Ordinary Shares (including constructive dividends), and the proceeds received on sale or other taxable disposition of the Class A Ordinary Shares or Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to the Company Securities, subject to certain exceptions (including an exception for the Company Securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold the Company Securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of the Company Securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our Ordinary Shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law concerning this offering will be passed upon for us by Han Kun Law Offices LLP. Certain legal matters as to BVI law will be passed upon for us by Ogier. Han Kun Law Offices LLP may rely upon Ogier with respect to matters governed by BVI law.

EXPERTS

The financial statements of NewGenIvf Limited as of December 31, 2024 and 2023 included in this prospectus have been so included in reliance on the report of J & S Associate PLT (“J & S”), an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting. For the years ended December 31, 2022 included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$
Printer fees and expenses		$1,500	*
Legal fees and expenses	$		*
Miscellaneous		$5,000	*
Total	$

*	This is an estimate.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States District Court for districts in the State of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

The British Virgin Islands courts are unlikely:

●	to recognize or enforce against the Company, judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against the Company, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgment is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this registration of the Ordinary Shares to be sold by the Selling Securityholders. This prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.newgenivf.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

50,000,000 Ordinary Shares

NewGenIvf Group Limited

PROSPECTUS

                   , 2025

NEWGENIVF LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of NewGenIvf Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NewGenIvf Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows in each of the years for the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 2, the Company has restated its consolidated financial statements as of December 31, 2021 and 2022, and for the years then ended.

Correction of errors in the classification of subscription receivable

The Company had previously erroneously presented subscription receivable as an asset; that classification was incorrect. According to Article 5-02.29 of Regulation S-X, subscription receivable should be presented as a deduction from equity rather than an asset. The Company has reassessed the classification of subscription receivable and has determined that it should be deducted from equity.

Recognition of directors’ remuneration for principal shareholders

The Company has previously recorded no directors’ remuneration to Mr. Siu Wing Fung, Alfred and Ms. Fong Hei Yue, Tina, who are concurrently directors and principal shareholders of the Company. The absent of cost recognition was incorrect. According to SAB Topics 1:B and 5.T., principal shareholders not receiving compensation for their time and effort serving as directors are making a capital contribution to the Company. The Company has reassessed the fair value of services rendered by these directors and has determined that it should be recorded as an operating expense and additional paid-in capital.

Emphasis of Matter — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2021, the Company had a working capital deficit and shareholders’ deficit, accordingly, these factors gave rise to substantial doubt that the Company would continue as a going concern. As of December 31, 2022, the Company had an improvement in its capital position where the Company had net positive shareholders’ equity position, but the Company still had a working capital deficit; accordingly, the Company had not alleviated the substantial doubt that it would continue as a going concern. Management closely monitors the Company’s financial position and result of operations and has prepared a plan that includes raising additional capital and implementing improvements to increase profitability to address this substantial doubt. Details of this plan are also found in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171

San Mateo, California

September 28, 2023

We have served as the Company’s auditor since 2022.

J&S ASSOCIATE PLT
(formerly known as J & S Associate)
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

NEWGENIVF GROUP LIMITED

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Newgenivf Group Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2024 and December 31, 2023, the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2024, and December 31, 2023, and the results of its operations and its cash flows for the years ended then, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has generated a loss and suffered from an accumulated deficit of $985,994 as of December 31, 2024 and a deficit in shareholders’ equity of $1,481,757 as of that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 3 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ J&S Associate PLT

Certified Public Accountants

Firm ID: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

May 20, 2025,

(reissued for 2024 for effects of Reverse Stock Split effected on May 5, 2025)

NEWGENIVF GROUP LIMITED
CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2023
(Stated in US Dollars)

	December 31,	December 31,
	2024	2023**
ASSETS
Current assets
Cash and cash equivalents	$457,740	$54,104
Accounts receivable, net	49,245	9,374
Inventories	80,813	126,264
Deposits, other receivables and deferred legal & IPO cost, net	195,446	512,581
Deposit with a digital asset trading platform	1,000,000	—
Receivable from agents	1,191,795	—
Prepayments	197,706	1,262,228
Loan to A SPAC I	—	140,000
Due from shareholders	—	354,285

Total current assets	3,172,745	2,458,836

Non-current assets
Plant and equipment, net	273,096	162,157
Right-of-use assets, net	98,570	283,847
Prepayments	33,333	1,582,156

Total non-current assets	404,999	2,028,160

TOTAL ASSETS	$3,577,744	$4,486,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,298,964	$172,626
Accrued liabilities and other payables	500,729	241,613
Contract liabilities	63,489	7,937
Due to related parties	154,453	—
Operating lease liabilities, current	108,526	207,128
Finance lease liabilities, current	—	6,446
Convertible notes	82,447	—
Promissory note	500,000	—
Taxes payable	11,746	486,706
Total current liabilities	2,720,354	1,122,456

Non-current liabilities
Operating lease liabilities, non-current	10,231	118,979
Convertible notes, non-current	2,328,916	—

Total non-current liabilities	2,339,147	118,979

Total liabilities	$5,059,501	$1,241,435

Shareholders’ equity
Ordinary shares, no par value, 50,000,000 shares authorized and 113,852* and 50,747* shares issued and outstanding as of December 31, 2024 and 2023 respectively	$—	$—
Subscription receivable	(204,000)	(127,564)
Additional paid-in capital	122,505	4,331,815
Accumulated deficit	(985,994)	(461,351)
Accumulated other comprehensive (loss) income	18,875	(7,288)
Equity attributable to the shareholders of the Company	(1,048,614)	3,735,612
Non-controlling interests	(433,143)	(490,051)
Total shareholders’ equity	(1,481,757)	3,245,561

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,577,744	$4,486,996

*	The shares as presented have been adjusted retrospectively for two Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued and in May 2025 of 1 share for every 10 existing share issued respectively.
**	Re-presented as mentioned in Note 23

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(Stated in US Dollars)

	December 31,
	2024	2023	2022
Revenues	$5,433,375	$5,136,153	$5,944,190
Cost of revenues	(3,606,481)	(3,454,368)	(4,406,421)
Gross profit	1,826,894	1,681,785	1,537,769

Operating expenses
Selling and marketing expenses	(206,314)	(18,030)	(36,194)
General and administrative expenses	(2,781,075)	(1,621,513)	(1,102,870)

Total operating expenses	(2,987,389)	(1,639,543)	(1,139,064)

Operating (loss) income	(1,160,495)	42,242	398,705

Other income (expenses), net
Other income, net	971,391	111,837	23,019
Interest income	6,953	518	21
Interest expense	(778,656)	(46,179)	(77,757)
Total other income (expenses), net	199,688	66,176	(54,717)

(Loss) Income before taxes	(960,807)	108,418	343,988
Tax income (expense)	486,706	—	(208,141)
Net (loss) income	(474,101)	108,418	135,847
Less: net income (loss) attributable to non-controlling interests	50,542	(21,775)	(322,820)
Net (loss) income attributable to the shareholders of the Company	$(524,643)	$130,193	458,667

Other comprehensive income (loss)
Foreign currency translation adjustment	32,529	(22,704)	(1,920)
Total comprehensive (loss) income	(441,572)	85,714	133,927
Less: total comprehensive (loss) income attributable to non-controlling interests	56,908	(27,621)	(323,458)
Total comprehensive (loss) income attributable to the shareholders of the Company	$(498,480)	$113,335	457,385

Earnings per share – basic	$(13.2)	$35.3	47.2
– diluted	(6.4)	35.3	47.2
Weighted average shares outstanding *- basic	35,811	3,076	2,880
- diluted	74,332	3,076	2,880

●	Adjusted retrospectively for the two reverse stock splits that was effected in February 2025 of 1 share for every 20 existing share issued and in May 2025 of 1 share for every 10 existing share issued.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(Stated in US Dollars)

	Number of shares	Ordinary shares	Subscription receivable	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total attributable to the shareholders of the Company	Non- controlling interests	Total
Balance, January 1, 2022**	50,747		$—	$263,421	$(1,050,211)	$10,852	(775,938)	$(138,972)	$(914,910)
Net income (loss)	—	—	—	—	458,667	—	458,667	(322,820)	135,847
Foreign currency translation adjustment	—	—	—	—	—	(1,282)	(1,282)	(638)	(1,920)
Capital injection by directors	—	—	—	240,000	—	—	240,000	—	240,000
Issuance of shares	—	—	$(319,872)	961,538	—	—	641,666	—	641,666
Balance, December 31, 2022**	50,747	—	$(319,872)	$1,464,959	$(591,544)	$9,570	$563,113	$(462,430)	$100,683

Balance, January 1, 2023	50,747	—	(319,872)	$1,464,959	$(591,544)	$9,570	$563,113	$(462,430)	$100,683
Net income (loss)	—	—	—	—	130,193	—	130,193	(21,775)	108,418
Foreign currency translation adjustment	—	—	—	—	—	(16,858)	(16,858)	(5,846)	(22,704)
Settlement of subscription receivable	—	—	192,308	—	—	—	192,308	—	192,308
Issuance of shares	—	—	—	2,866,856	—	—	2,866,856	—	2,866,856
Balance, December 31, 2023**	50,747		$(127,564)	$4,331,815	$(461,351)	$(7,288)	$3,735,612	$(490,051)	$3,245,561

Balance, January 1, 2024	50,747	—	$(127,564)	$4,331,815	$(461,351)	$(7,288)	$3,735,612	$(490,051)	$3,245,561
Net (loss) income	—	—	—	—	(524,643)	—	(524,643)	50,542	(474,101)
Foreign currency translation adjustment	—	—	—	—	—	26,163	26,163	6,366	32,529
Reverse capitalization	—	—	—	(6,028,690)	—	—	(6,028,690)	—	(6,028,690)
Settlement of subscription receivable	—	—	127,564	—	—	—	127,564	—	127,564
Remeasurement of share based compensation	—	—	—	(2,766,856)	—	—	(2,766,856)	—	(2,766,856)
Issuance of shares under ELOC/Note Conversion arrangement	63,105	—	(204,000)	4,586,236	—	—	4,382,236	—	4,382,236
Balance, December 31, 2024	113,852	—	(204,000)	122,505	(985,994)	18,875	(1,048,614)	(433,143)	(1,481,757)

*	The no of shares as presented have been adjusted retrospectively for a Reverse Share Split effected in February 2025 of 1 share for every 20 existing share issued and a Reverse Share Split effected in May 2025 of 1 share for every 10 existing share issued respectively.
**	Re-presented as mentioned in Note 23

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(Stated in US Dollars)

	December 31,
	2024	2023**	2022**
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(474,101)	$108,418	$135,847
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of plant and equipment	19,502	31,173	100,533
Amortization of right-of-use assets	186,762	198,535	203,411
Loss on disposal of plant and equipment	—	—	114,013
Amortisation of share-based compensation expense	33,334	—	—
Non cash discount on convertible notes	402,500	—	—
Provision of expected credit loss allowance	—	625	10,777
Interest expense	778,656	46,179	—
Waiver of related party balance	—	(88,151)	—
Gain on lease modification	(13,092)	—	—
Gain on promissory note	(953,861)	—	—
Directors’ remuneration	—	—	240,000
Legal and professional fee	—	27,320	—
(Gain on) Provision for income taxes	(486,706)	—	208,141
Changes in operating assets and liabilities:
Accounts receivable	(39,871)	1,166	129,922
Inventories	45,451	(80,665)	(7,219)
Deposit and other receivables, net	(2,000,851)	(448,266)	(15,197)
Accounts payable	1,126,338	71,362	58,752
Accrued liabilities and other payables	(6,750,587)	(51,167)	190,689
Contract liabilities	55,552	(1,352,231)	548,010
Operating lease liabilities	(204,846)	(230,433)	(175,132)
Finance lease liabilities	—	—	(19,476)
Tax paid	11,746	—	(12,170)
Net cash (used in) provided by operating activities	(8,264,074)	(1,766,135)	1,710,901

CASH FLOWS FROM INVESTING ACTIVITY
Purchase of plant and equipment	(53,045)	(69,848)	(94,452)
Net cash used in investing activity	(53,045)	(69,848)	(94,452)

CASH FLOWS FROM FINANCING ACTIVITIES
Amount due from A SPAC I	140,000	(140,000)	—
Finance lease	(6,446)	(9,317)	(19,476)
Other borrowings, net	8,583,597	—	128,204
Issuance of shares (net of reverse capitalization effect)	—	192,308	—
Interest paid	(677,663)	(24,704)	—
Amount with related parties	508,738	1,863,206	(1,742,509)
Subscription receivable	127,564	—	—

Net cash provided by (used in) financing activities	8,675,790	1,881,493	(1,633,781)

Net increase/(decrease) in cash and cash equivalents	358,671	45,510	(17,332)
Effect of foreign currency translation on cash and cash equivalents	44,965	(18,962)	16,124
Cash and cash equivalents, beginning of year	54,104	27,556	28,764
Cash and cash equivalents, end of year	$457,740	$54,104	27,556

Supplementary cash flow information:
Taxes paid	$—	$—	(12,170)
Interest paid	$(768,068)	$(24,704)	(55,469)

**	Re-presented as mentioned in Note 23

During the year ended December 31, 2024, no cash was exchanged in respect of these transactions:

a.	$2,650,000 of convertible debt was converted into equity.

b.	Reversal arising from remeasurement of share-based compensation within prepayment amounting to $2,739,856.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(Stated in US Dollars)

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”) and then the listed company was renamed as NewGenIvf Group Limited; and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from Legacy NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

The following is an organization chart of the Company and its subsidiaries as of December 31, 2024:

The Company’s subsidiaries are detailed in the table as follows:

Name	Background	Ownership %	Principal activity
NewGenivf Limited	● A Cayman Islands company ● Incorporated on 16 January, 2019	100%	Investment holding
FFPGS (HK) Limited	● A Hong Kong company ● Incorporated on December 19, 2019	100%	Marketing and administrative services
Well Image Limited	● A Hong Kong company ● Incorporated on July 11, 2008	100%	Investment holding
Med Holdings Limited (“Med Holdings”) (Note)	● A Thailand company ● Incorporated on January 21, 2015	49%*	Investment holding
First Fertility PGS Center Limited (“FFC”) (Note)	● A Thailand company ● Incorporated on March 6, 2014	74%	Provision of IVF treatment
First Fertility Phnom Penh Limited (“FFPP”)	● A Cambodia company ● Incorporated on August 10, 2015	100%	Provision of IVF treatment
Bi Clinic Ltd (“FFBi”)	● A Kyrgyzstan company ● Incorporated on December 16, 2021 ● Acquired on December 17, 2024	100%	Provision of IVF treatment, surrogacy and ancillary caring services
Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd. (“SZ QianHai”)	● A Shenzhen China, PRC company ● Incorporated on October 24, 2024	100%	Marketing and administrative services

*	Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

Note:

According to Thailand’s Foreign Business Act (the “FBA”), the majority shareholdings of limited company incorporated in Thailand is required to be owned by Thai nationals.

With reference to the capital structure and voting rights structure of ordinary shares and preference shares (the “Share Structure”) of Med Holdings and FFC, all the preference share capital shall be owned by a Thai national. No preference shares, however, have been issued to date. The ordinary shares and preference shares have the same rights and status in all respects except for the distribution of profits by way of dividends with details as follow:

(a)	Dividends from profits of Med Holdings and FFC shall be allocated to the holders of preference shares at a rate fixed from time to time by the board of directors prior to allocating to the holders of ordinary shares. In any event, such dividends to be allocated to the holders of preference shares shall not exceed 15% of the total amount of dividends declared from time to time;

(b)	After allocation of dividends as per (a) above, the rest of the dividends shall be distributed equally amongst the holders of ordinary shares according to their shareholding ratio;

(c)	The holders of preferred shares shall be entitled to dividends only in respect of the years for which the Company has declared a dividend payment, and there shall be no cumulative dividends; and

(d)	Dividends allocated to the holders of preferred shares in each year shall be limited at the rate as stated in (a) only. No additional dividends shall be paid to the holders of preferred shares.

Based upon the management’s judgement on the Shares Structure, as the Company is able to exercise majority voting power in any board meeting, the Company accounts for Med Holdings and FFC as subsidiaries on the ground that the Company is able to control Med Holdings and FFC by exercising its majority voting power in any board meetings.

On April 17, 2024, the Company entered into a non-binding term sheet (the “Non-Binding Term Sheet”) with European Wellness Investment Holdings Limited (“EWIHL”) for (i) the potential acquisition of the entire equity interest of EWIHL by the Company for a consideration of US$268,000,000 to be payable by issuing 53,600,000 ordinary shares of the of the Company to the shareholder(s) of EWIHL or its associate and (ii) the fund-raising activity by the Company from public or private shareholders, and in a form mutually acceptable to the parties, including structured equity investment for up to US$30 million. On December 11, 2024, NewGenIvf announced its entry into a binding term sheet with European Wellness Investment Holdings Limited (“EWIHL”) for the above proposed reverse merger, completion of which was subject to, among other conditions, the completion of due diligence, the negotiation of a definitive agreement, and obtaining adequate financing.

On May 24, 2024, the Company received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its non-compliance with two (2) listing requirements for continued listing on Nasdaq pursuant to Nasdaq Listing Rules. On November 21, 2024, a delisting notice was received from the continued non-compliance. The Company had filed to appeal the delisting determination and undertook several strategic actions to regain compliance with Nasdaq’s listing require. On February 27, 2025. received approval for the transfer the Company’s securities from the Nasdaq Global Market to the Nasdaq Capital Market and on March 10, 2025 its compliance with the listing requirements thereof.

On June 3, 2024, the Company announced the execution of a non-binding term sheet (the “Term Sheet”) regarding a proposed reverse merger (the “Proposed Transaction”) with pharmaceutical company COVIRIX Medical Pty Ltd (“COVIRIX”). The consideration was to be settled by way of the issuance of 102,890,000 (pre Reverse Stock Splits) of its ordinary shares to the shareholder(s) of COVIRIX or their respective nominees (the “COVIRIX Shareholders”) in exchange for 100% equity interest of COVIRIX, at a deemed price per share of US$6, representing an aggregate amount of US$617,340,000. Simultaneously, it is proposed that COVIRIX undertakes to introduce investors to raise US$6 million at US$6 per share for NIVF, in a form mutually acceptable to both NewGen and COVIRIX. Following stockholder approval of the Proposed Transaction, COVIRIX Shareholders are expected to hold approximately 85.8% equity interest in NewGen. However, on September 21, 2024, COVIRIX withdrew from the Proposed Transaction, as such the Proposed Transaction was terminated with no cost to the Company.

On August 7, 2024, the Company entered into a Securities Purchase Agreement with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing with JAK Opportunities VI LLC (“JAK” and such initial closing, the “Initial Closing”), pursuant to which the Company agreed to sell to JAK (a) a senior convertible note (the “Initial Note”) in the aggregate original principal amount of $1,100,000, and which terms are further set forth below under the subheading “(ii) Initial Closing with JAK”, (b) a warrant to purchase 1,325,301 Class A Ordinary Shares of the Company (subject to Reverse Stock Split adjustments), no par value (“Class A Shares” and such warrant, the Series A Warrant), and (c) a warrant to purchase 180,722 Class B Ordinary Shares (subject to Reverse Stock Split adjustments) of the Company, no par value (“Class B Shares” and such warrant, the Series B Warrant, and the Series B Warrants, together with the Series A Warrants, the “Warrants”); and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of (a) one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $9,500,000) (the “Additional Notes,” and, together with the Initial Note, the “Notes”).

On August 12, 2024, the Company and JAK consummated the Initial Closing. The Initial Note sold to JAK in connection with the Securities Purchase Agreement bears an interest rate of 14.75% per annum and is convertible into the Company’s Class A Shares as follows: the Conversion Amount (as defined below) into validly issued, fully paid and non-assessable Class A at the Conversion Rate determined by dividing the aggregate of the principal sum plus the interest rates (including late interest charges, if any) and the Make-Whole Amount, if any, by conversion price of $0.83.

At the Initial Closing, the Company also sold to JAK a Series A Warrant to purchase 1,325,301 Class A Shares and a Series B Warrant to purchase 180,722 Class B Shares subject to Reverse Stock Split adjustments.

Additionally, in connection with the Securities Purchase Agreement, the Company entered into amendment and exchange agreements with certain holders of its convertible promissory notes (the “Existing Notes” and each of such amendment and exchange agreements, “Amendment and Exchange Agreement”), pursuant to which the Company will exchange the Existing Notes by issuing, among other things, (i) senior convertible notes in the aggregate principal amount of $2,700,000 (the “Exchange Notes”) and (b) a series of warrants to initially acquire up to a certain number of ordinary shares to the holders of the Existing Notes set forth therein or in the Amendment and Exchange Agreement (the “Exchange Warrants”)

On August 28, 2024, the Company consummated the second tranche of its debt financing under the terms of the Securities Purchase Agreement. At the closing of the second tranche, the Company sold to JAK Opportunities VI LLC (“JAK”) a senior convertible note (the “Note”) in the principal amount of $500,000.

On November 11, 2024, the Company consummated the third tranche of its debt financing under the terms of the Securities Purchase Agreement (“SPA”) referenced in the current report on Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) on August 16, 2024. The Form 6-K filed with the SEC on August 16, 2024 is incorporated by reference herein. Pursuant to the terms of the SPA, the Company may elect at the second additional mandatory closing to sell and the institutional investor party to the SPA shall be required to purchases, subject to certain conditions, an additional note (“Second Additional Mandatory Note”) in the principal amount of $1,500,000, after the effective date of the Registration Statement (as defined in the SPA). The sale of the Second Additional Mandatory Note resulted in $1,395,000 of gross proceeds to the company before fees and expenses. The Notes bears an interest rate of 14.75% per annum and may be adjustable from time to time pursuant to its terms, with maturity at the 4.5 years anniversary of the date of issuance, subject to extension at the option of the holders in certain circumstances. The Second Additional Note are convertible at any time, at an initial conversion price of $0.658.

On November. 18, 2024, the Company entered into a binding term sheet (the “Term Sheet”) with White Lion Capital, LLC, (“White Lion”) a California-based institutional investor focused on high-growth, early-stage public companies, setting out the principal terms and conditions for a $100 million equity line of credit, expandable to $500 million. Pursuant to the Term Sheet, NewGen will have the option, but not the obligation, to sell to White Lion up to $100.0 million in shares of common stock over an initial 36-month period, with the potential to increase to $300.0 million upon substantial M&A or merger activity, and further to $500.0 million after $250.0 million has been drawn.

On November 29, 2024, the Company appointed Tam, Chun Wa to the Company’s Board of Directors (the “Board”). Mr. Tam will serve as an independent director. In addition, Mr. Tam has been named to the Audit Committee of the Board. Following the appointment of Mr. Tam, the Board consists of five members.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of preparation

The accompanying consolidated financial statements reflect the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company balances and transactions have been eliminated in consolidation.

Management has prepared the accompanying consolidated financial statements and these notes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company maintains its general ledger and journals with the accrual method accounting.

The business combination transaction between Legacy NewGenIvf and SPAC I was accounted for as a reverse recapitalization under ASC 805, Business Combinations, with NewGenIvf Group Limited, and deemed to be the accounting acquirer. As SPAC I did not meet the definition of a business under ASC 805, the transaction was not treated as a business combination. Instead, it was accounted for as a recapitalization.

Accordingly, the consolidated assets, liabilities and results of operations of the accounting acquirer will become the historical financial statements of the Company, and the accounting acquirer’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. The Legacy NewGenIvf was the legal acquiree but deemed to be the accounting acquirer. The Company was the legal acquirer but deemed to be the accounting acquiree in the reverse merger. The historical financial statements prior to the acquisition are those of the accounting acquirer (Legacy NewGenivf). After completion of the Share Exchange Transaction, the Company’s consolidated financial statements include the assets and liabilities, the operations and cash flow of the accounting acquirer. Any excess of the value of shares issued by the Company over the net book value of the accounting acquirer will be recognized as a reduction to equity (APIC).

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiaries, FFPGS (HK) Limited and Well Image Limited, are Hong Kong dollar (“HK$”). Med Holdings and FFC use Thai baht (“THB”) as their functional currencies. First Fertility Phnom Penh Limited and Bi Clinic Ltd (“FFBi”) uses United States dollar (“USD”) as their functional currencies. Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd. (“SZ QianHai”) uses Chinese Renminbi (“CNY”) as its functional currency.

Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive income as other comprehensive income or loss.

Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive income as other income (other expenses).

The value of foreign currencies including, the HK$, THB and RMB, may fluctuate against the United States dollar. Any significant variations of the aforementioned currencies relative to the United States dollar may materially affect the Company’s financial condition in terms of reporting in USD. The following table outlines the currency exchange rates that were used in preparing the accompanying consolidated financial statements:

		2024	2023	2022
Period-end	$: HK$	7.8000	7.8000	7.8000
Period average	$: HK$	7.8000	7.8000	7.8000
Period-end	$: THB	34.3353	34.2265	34.6153
Period average	$: THB	35.2262	34.7867	35.1428
Period-end	$: RMB	7.2994	7.0971	6.9091
Period average	$: RMB	7.1946	7.0835	6.4569

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term deposits with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Deposits, other receivables and deferred legal& IPO cost, net

Deposits, other receivables and deferred Initial Public Offering (“IPO”) cost, net primarily include deposits paid to suppliers, prepaid expenses, the prepaid professional fee which meets the definition of deferred IPO cost, and a cash deposit of US$1,000,000 with OSL Group, a digital asset trading platform listed in Hong Kong Stock Exchange, for the Company’s future digital asset diversification strategy.

Deferred IPO costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and that were charged to additional paid-in capital upon the completion of the Initial Public Offering.

Legal and professional fees incurred in connection with issuing convertible debt are deferred and amortized over the life of the debt. These costs are presented as a direct deduction from the carrying amount of the debt liability on the balance sheet (per ASC 835-30).

Share based compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718-10, Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment arrangements related to the acquisition of goods and services from both nonemployees and employees based on fair values of the shares to be issued estimated at grant date. The stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.

Fair value is determined based on the estimated market prices of the Company’s Common Stock at the respective issuance date in accordance with ASC 718, taking into consideration the volatility of the market price of the shares, the terms of the instruments and the conditions upon which they were granted.

Property and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0%. The estimated useful lives of the plan and equipment are as follows:

Furniture and fixtures	3 – 5 years
Leasehold improvements	the lesser of useful life or term of lease
Medical instruments	3 – 10 years
Motor vehicle	3 – 5 years
Office equipment	3 – 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are expensed as incurred. Significant renewals and betterments that extend the useful life of an assets are capitalized.

Impairment of long-lived assets

The Company evaluates the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may become obsolete from a difference in the industry, introduction of new technologies, or if the Company has inadequate working capital to utilize the long-lived assets to generate adequate profits. Impairment is present if the carrying amount of an asset is less than its expected future undiscounted cash flows.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported lower the carrying amount or fair value less cost to sell.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs are determined on a first-in, first-out basis. Net realizable value is based on the estimated selling prices less any estimated costs to be incurred to completion and disposal. A provision for excess and obsolete inventory will be made based primarily on products approaching expiry period and forecasts of product demand. The excess balance above the product demand as determined by this analysis becomes the basis for excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory would not be reversed if market conditions improve.

Other borrowings

Other borrowings are recognized initially at fair value, net of debt issuance costs incurred. Other borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of debt issuance costs) and the redemption value is recognized in the consolidated statements of operations over the period of the borrowings using the effective interest method.

Convertible Instruments

Convertible Instruments are categorized as equity or debt based on the terms of the notes. Convertible Notes are recorded at amounts equal to the proceeds of the issuance, including the embedded conversion feature, and net of discounts and unamortized debt issuance in accordance with ASC 480-10-55-44 on the consolidated balance sheets. An evaluation of all conversion, purchase and redemption features contained in a debt instrument is performed to determine if there are any embedded features that require bifurcation as a derivative. The conversion feature is recorded separately as a derivative liability at its fair value, calculated using the Black-Scholes model.

Debt issuance and offering costs are amortized over the contractual term of the Convertible Notes, to the consolidated statements of operations in accordance with ASC 835-30-45-1A.

The convertible notes are subsequently recorded at amortized cost, with interest expense recognized using the effective interest method. The derivative liability, if any is remeasured at fair value at each reporting date and any gain or loss on fair value is recognized in the statement of comprehensive income.

Promissory Notes

Promissory notes, originated from ASCA’s transaction and being taken over by NewGenIVF Group Limited upon merger, are of non-interest bearing and recorded at original cost. They are subsequently measured at amortised cost, with interest expense recognized using the effective interest method in the consolidated statement of income.

Ordinary shares

The Company’s ordinary shares are stated at no par value. The difference between the consideration received, net of issuance cost, is recorded in additional paid-in capital.

On January 21, 2025, the Board of Directors of the Company approved a reverse stock split of all of the Company’s issued and unissued shares, including the Class A ordinary shares with no par value (the “Class A Ordinary Shares”), Class B ordinary shares with no par value and preferred shares with no par value, at an exchange ratio of one (1) share for twenty (20) shares (the “Reverse Stock Split”). Upon the opening of the market on February 11, 2025, the Company’s Class A Ordinary Shares will begin trading on the Nasdaq Global Market (“Nasdaq”) on a post-Reverse Stock Split basis.

On April 15, 2025, the Board of Directors of the Company approved a reverse stock split of all of the Company’s issued and unissued shares, including the Class A ordinary shares with no par value (the “Class A Ordinary Shares”), Class B ordinary shares with no par value and preferred shares with no par value, at an exchange ratio of one (1) share for ten (10) shares (the “Reverse Stock Split”). Upon the opening of the market on May 5, 2025, the Company’s Class A Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post-Reverse Stock Split basis.

In accordance with ASC 505, the reverse stock split is to be accounted for retrospectively.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606 on April 1, 2017 using the full retrospective method which requires the Company to present the financial statements for all periods as if Topic 606 had been applied to all prior periods. The Company derives revenue principally from provision of In vitro fertilization (“IVF”) treatment and surrogacy and ancillary caring services. Revenue from contracts with customers is recognized using the following five steps:

(1)	identify its contracts with customers;

(2)	identify its performance obligations under those contracts;

(3)	determine the transaction prices of those contracts;

(4)	allocate the transaction prices to its performance obligations in those contracts; and

(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into verbal agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and consent forms are signed by the customers prior to each promised service or bundle of services are inter dependant. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service component as settlement is predominantly required prior to performance of the promised service.

The Company derives its revenues from two sources: (1) revenue from IVF treatment, and (2) revenue from surrogacy and ancillary caring services.

Revenue from IVF treatment

In vitro fertilization (“IVF”) treatment is an assisted reproductive technique where eggs and sperm are collected and fertilized in laboratory to become embryo. Fertilized embryo is then implanted to the customer or a surrogate mother. IVF treatment involves the performance of a series of medical treatment as well as procedures and brings benefits to clients as the service of bundles service is completed. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure or bundles thereof, are completed in clinic. The full completion of the various procedures and treatments are evidenced by treatment cards and reports included within the patient files indicating successful completion of the service.

Revenue from surrogacy and ancillary caring services

The Company provides surrogacy and ancillary caring services solely in Kyrgyzstan. Embryo from blood parents is implanted to surrogate mother contracted by the Company or its agents. During pregnancy period, the Company provides ancillary caring services including regular body check and provision of vitamins, supplements and medicines to surrogate mothers. The key performance obligation is identified as a single performance obligation where a baby is born, therefore revenue from surrogacy and ancillary caring services is recognized at a point in time when surrogate mother gives birth. The Company collects approximately 40% of contract sum upfront, and remaining contract sum is collected in installments across pregnancy period of surrogate mother. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 8 below.

Revenue from egg freezing and storage facility

The Company provides access the facility to its customers. Upon request for the service, which is agreed verbally and followed by signed consent form from the customer, the Company makes available access to the facility with no further substantial involvement. Revenue is recognized at a point in time when the facility is made available to the customer at the agreed consideration by the provision of specific address within the facility as maintained in the patient file. The receipt of consideration is assured as payment is required upfront.

Principal versus agency considerations

The Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to the provision of services to a customer. In these instances, the Company determines whether it has promised to provide the service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). This determination is a matter of judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from the performance of the procedures and treatment on a gross basis as the Company is responsible for the fulfillment, controls the delivery of the promised service, and has full discretion in establishing prices and therefore is the principal in the arrangement.

Contract related assets and liabilities are classified as current assets and current liabilities. Significant balance sheet accounts related to the revenue cycle are as follows:

Account receivables, net

Accounts receivable, net are stated at the original amount less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence for the Company to reasonably estimate the amount of probable loss.

Contract liabilities

Contract liabilities represent considerations received from customers in advance of satisfying the Company’s performance obligations under the contract. These amounts are expected to be earned within 12 months and are classified as current liabilities.

Expected credit loss

ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime expected credit loss methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures. Expected credit losses are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e., the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Company expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

Retirement benefits

Retirement benefits in the form of mandatory government-sponsored defined contribution plans are charged to either expense as incurred or allocated to wages as part of cost of revenues.

Segment information

The Company determines its reportable segments using the management approach based on internal reporting used by the Chief Operating Decision Maker (“CODM”), comprising the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), for decision-making, resource allocation, and performance assessment.

The Company does not distinguish revenues, costs, or expenses by segments, operational or geographical, but reports them in aggregate. Based on this assessment, management has determined that the Company operates as a single reportable segment under ASC 280. Accordingly, all required segment financial information is included in the consolidated financial statements. However, we segregate IVF revenue from surrogacy revenue as these two revenue types are critical to our business.

The Company’s CODM is Mr. Siu Wing Fund Alfred, its CEO. Geographic disclosures of long-lived assets and revenue from external customers as of December 31, 2024 and 2023 are presented in Note 15.

Leases

The Company measured the lease in accordance to ASU 2016-02, “Leases” (Topic 842). Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events recognized in the consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax bases of assets and liabilities and are measured using the income tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are provided when it is more likely than not that a deferred tax asset is not realizable or recoverable in the future.

The Company determines that the tax position is more likely than not to be sustained and records the largest amount of benefit that is more likely than not to be realized when the tax position is settled. the Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Comprehensive Income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the years and the foreign currency translation adjustments.

Earnings per share

The Company computes earnings per share (“EPS”) following ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Potentially anti-dilutive securities (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation. There were no potentially dilutive securities that were in-the-money that were outstanding during the years ended December 31, 2024, 2023 and 2022.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Non-controlling interests

Non-controlling interests are presented as a separate component of equity on the consolidated balance sheets and net (loss) income and other comprehensive loss are attributed to controlling and non-controlling interests respectively.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers. Furthermore, the risk is mitigated by ascertaining upfront payments for services prior to their performance.

Concentration of customers

As of December 31, 2024 and 2023, one and two customers respectively which individually contributed more than 10% of trade receivable, and accounted for 89% and 96.3% of the Company’s trade receivable respectively.

None of the customers contributed more than 10% of revenue for years ended December 31, 2024 and 2023.

Concentration of suppliers

As of December 31, 2024 and 2023, nil and one supplier respectively which individually contributed more than 10% of trade payable, accounted for nil % and 30.6% of the Company’s trade payable respectively.

For both the years ended December 31, 2024 and 2023, no vendor contributed more than 10% of total purchases of the Company.

Financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivables, net, deposits, other receivables and deferred IPO cost, net, loan to A SPAC I, accounts payables, accrued liabilities and other payables, and due from (to) shareholders, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures” requires disclosing the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and amounts due from (to) related parties each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 — inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and information that are observable for the asset or liability, either directly or indirectly, for substantially the financial instrument’s full term

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity” and ASC 815.

Recently issued accounting pronouncements

The FASB has introduced expanded income tax disclosure requirements under ASU 2023-09 to improve transparency. Companies will now need to provide a detailed reconciliation of their effective tax rate, breaking down federal, state, and foreign taxes, as well as specific categories like tax credits and foreign earnings. Additionally, businesses must disclose income taxes paid by jurisdiction, offering investors greater clarity on tax obligations. These changes apply to both public and private companies, with annual reporting periods beginning after December 15, 2024 (2025 for calendar-year entities). This update aims to reduce ambiguity in tax reporting and align disclosures with investor needs.

A major shift in digital asset accounting, ASU 2023-08 requires companies to measure certain crypto assets (e.g., Bitcoin, Ethereum) at fair value rather than applying the previous impairment-only model. This means entities must recognize quarterly fair value adjustments in their financial statements, increasing volatility in reported earnings but improving transparency. The standard applies to fiscal years beginning after December 15, 2024, and impacts both corporate treasuries and investment firms holding cryptocurrencies. This change aligns GAAP closer to fair value accounting seen in other investment holdings, addressing criticisms of the old impairment approach.

Save for elsewhere disclosed, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheet, statement of operations and comprehensive income (loss) and statement of cash flows.

NOTE 3 — GOING CONCERN.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has generated a loss and suffered from an accumulated deficit of $985,994 as of December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these include but not limited to issuance of share through equity line of credit with White Lion Capital and conversion of JAK’s promissory notes. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company closely monitors the market for opportunities and has also been carrying out various fundraising projects to improve the Company’s cash flow position. As of this report date, all promissory notes as of December 31, 2024 have been settled, and convertible bonds comprising the Initial Note, the First Mandatory Additional Note, and the Second Mandatory Additional Note, have been converted into shares in the Company. A further $2,000,000 of the Third Mandatory Additional Note was issued subsequent to year end and remains outstanding. Moreover, the Company has access to an equity line of credit facility of up to $100,000,000 from White Lion Capital, of which approximately $7.1 million has been drawn and become equity to date.

The Company can make no assurance that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and its financial statements.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	December 31,
	2024	2023
Accounts receivable	$49,264	$9,393
Less: allowance for expected credit loss	(19)	(19)
	$49,245	$9,374

As of the end of each of the financial year, the aging analysis of accounts receivable, net of allowance for expected credit loss, based on the invoice date is as follows:

	December 31,
	2024	2023
Within 90 days	$49,245	$9,374
	$49,245	$9,374

The movement of allowances for expected credit loss is as follow:

	December 31,
	2024	2023
Balance at beginning of the year	$(19)	$(26)
Reversal of expected credit losses	-	7
Ending balance	$(19)	$(19)

NOTE 5 — INVENTORIES

Inventories consist of the following:

	December 31,
	2024	2023
Medicines, consumables and reagents for clinical and laboratory analyses	$80,813	$126,264
	$80,813	$126,264

NOTE 6 — DEPOSITS, PREPAYMENT, OTHER RECEIVABLES AND DEFERRED IPO COST, NET

Deposits, prepayment, other receivables and deferred IPO cost, net consist of the following:

	December 31,
	2024	2023
Current
Other receivables	$121,533	$15,910
Deposits	73,917	123,008
Deferred initial public offering “IPO” cost	-	373,677
Less: allowance for expected credit loss	(4)	(14)
	$195,446	$512,581

Deposit with a digital asset trading platform	$1,000,000	$-

Receivable from agents	$1,191,795	$-

Prepayments	$197,706	$1,262,228

Non-current
Prepayment	$33,333	$1,582,156
	$33,333	$1,582,156

Included in prepayment is an amount of $22,000 and $2,839,536 as of December 31, 2024 and 2023 respectively, being share-based compensation cost paid to consultants for services ranging from three to ten years and with termination clauses of one to three years respectively without any penalties. During the year, the scope of service was amended and accordingly the excess compensation was reversed against Additional Paid in Capital and the remaining value of service is recognized over the period of service in the Statement of Income.

The movement of allowances for expected credit loss is as follow:

	December 31,
	2024	2023
Balance at beginning of the year	$(14)	$(141)
Reversal of provision (Provision)	10	127
Ending balance	$(4)	$(14)

NOTE 7 — PROPERTY AND EQUIPMENT, NET

Plant and equipment, net consist of the following:

	December 31,
	2024	2023
At cost:
Building improvement	$196,929	$92,438
Furniture and fixtures	25,390	250,493
Medical instruments	785,776	844,809
Motor vehicle	142,936	142,936
Office equipment	361,385	150,688
	1,512,416	1,481,364
Less: accumulated depreciation	(1,239,320)	(1,319,207)
Total	$273,096	$162,157

Depreciation expenses for the years ended December 31, 2024 and 2023 were $19,502 and $31,173, respectively.

No impairment loss was recorded for the years ended December 31, 2024, and 2023.

NOTE 8 — ACCRUED LIABILTIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	December 31,
	2024	2023
Accrued expenses	$201,455	$43,633
Customer deposit	6,349	-
Withholding tax payable	4,361	7,349
Independent director fee payable	20,000	-
Compensation payable (Note 1)	100,802	144,015
Other payables	167,762	46,616
	$500,729	$241,613

Note 1:	Compensation payable represents a claim relating to an employee of the subsidiary. On April 23, 2023, a settlement agreement was entered into with the employee, with compensation payable over 12 instalments commencing April 2023.

NOTE 9 — CONTRACT LIABILITIES

Contract liabilities consist of the following:

	December 31,
	2024	2023
Balance at beginning of year	$7,937	$1,360,168
Additions	75,340	112,006
Recognized to revenue during the year	(19,788)	(122,662)
Refund to customers (Note 1)	-	(1,341,575)
Balance at end of year	$63,489	$7,937

Note 1:	Refund to customers are in relation to China-based clients who prepaid for surrogacy and ancillary caring services but requested for refund of fees so that they may appoint their own surrogate mothers in countries in which the Company does not conduct business. The Company sent the funds to accounts dictated by the clients and terminated service contract with those clients.

NOTE 10 — CONVERTIBLE NOTES, PROMISSORY NOTES, DERIVATIVE LIABILITY AND WARRANTS

Convertible Notes

	December 31,
	2024	2023
Convertible notes, at amortised cost are as follows:
Convertible notes at amortised cost	$3,059,595	-
Less: Deferred debt issuance cost	$648,232	-
Convertible notes, net	$2,411,363	-

	December 31,
	2024	2023
The convertible notes are repayable as follows:
Current liability	$82,447	-
Non-current liability	2,328,916	-
Total	$2,411,363

As of December 31, 2024, the Company had the following outstanding convertible notes:

	Principal	Conversion	Coupon	Issuance	Maturity
Note Holders	Amount	Price	Rate	Date	Date
JAK & affiliated holders	$50,000	0.830	14.75%	April 3, 2024	October 2, 2028
JAK & affiliated holders	1,100,000	0.830	14.75%	August 3, 2024	February 2, 2029
JAK & affiliated holders	500,000	0.950	14.75%	August 30, 2024	March 1, 2029
JAK & affiliated holders	1,500,000	0.686	14.75%	November 11, 2024	May 10, 2029
Total	3,150,000

During the year ended December 31, 2024, a total of $5,800,000 of convertible promissory notes were issued with a discount of 7%. These Notes are to be settled by way of cash or may be converted to Class A ordinary shares. The conversion of these notes are subject to certain criterions as mentioned in the Convertible Note Agreements, which include a beneficiary cap of 9.9% of shareholdings in the Company by JAK.

As of December 31, 2024, $2,650,000 of convertible notes were converted into 7,020,975 ordinary shares (equivalent to 35,105 post Reverse Stock Splits) by the note holder, thereby increasing our shareholder equity by the same amount.

The effective interest expense calculated at 16.96 % amounted to $765,177 and $nil for the year ended December 31, 2024 and December 31, 2023 respectively.

The transaction costs incurred on issuance of the Notes are capitalized and amortised over the term of the Notes as follows:

Transaction costs on issuance of Notes

	December 31,
	2024	2023
Balance at beginning of the year	$-	$-
Add: capitalized during the year	929,500	-
Less: amortized during the year	(281,268)	-
Ending balance	$648,232	$-

The following table sets forth the Company’s contractual obligations as of December 31, 2024 relating to the convertible notes:

2024
Convertible bonds-
2025	516,250
2026	457,250
2027	457,250
2028	507,250
2029	3,269,625
Total	5,207,625

Promissory Notes

	December 31,
	2024	2023
Balance at beginning of the year	$-	$-
Issued during the year	1,453,861	-
Waiver of liability	953,861	-
Ending balance	$500,000	$-

As of December 31, 2024, the Company has outstanding non-interest-bearing unsecured promissory notes with a total principal balance of US$500,000, which was settled fully in February 2025.

Derivative liability

Pursuant to ASC 815, a derivative liability had arisen from the issuance of convertible bonds which have the option of being converted to or exchanged for Class A ordinary shares at any time from date of issuance. The derivative liability is assessed to be a debt requiring to be bifurcated from the host contract and recorded at the fair value.

However, the conversion to ordinary shares is subject to certain terms and criteria as set within the Agreement, which includes restriction of conversion if the shareholdings by the note holder before and after the conversion exceeds 9.99%, as revised. As of December 31, 2024, the threshold has been met, and accordingly the derivative is assessed to have no value.

Free standing instruments – warrants

The convertible bond agreements as mentioned above granted the note holders 6,174,690 series A warrant, 180,722 series B warrant and 3,253,012 series C warrant, allowing the warrant holders to purchase additional Class A ordinary shares at an exercise price of $0.913, $0.001 and $0.924 respectively, subject to adjustments arising from the Reverse Stock Split.

The exercise of these warrants is subject to a 9.99% beneficial cap, as revised, which restricts the holder from exceeding shareholdings in excess of the cap in the Company. As of December 31, 2024, the threshold has been met, and accordingly the derivative is assessed to have no value.

NOTE 11 — LEASES

The Company has various operating leases for clinics and office spaces. The lease agreements do not specify an explicit interest rate. The Company’s management believes that the interest rate of 6.6% and 5.5% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments.

As of December 31, 2024 and 2023, the right-of-use assets totaled $98,570, and $283,847, respectively.

As of December 31, 2024 and 2023, lease liabilities consist of the following:

	December 31,
Operating lease	2024	2023
Lease liabilities – current portion	$108,526	$207,128
Lease liabilities – non-current portion	10,231	118,979
Total	$118,757	$326,107

	December 31,
Finance lease	2024	2023
Lease liabilities – current portion	$-	$6,446

The following is a schedule of future minimum payments under operating leases as of December 31, 2024:

December 31, 2024
Not later than 1 year	$111,321
Between 1 to 2 years	10,300
-
Total lease payments	121,621
Less: imputed interest	(2,864)
Total operating lease liabilities, net of interest	$118,757

Other lease information is as follows:

	December 31,
	2024	2023
	2.75 years	0.92 years
Weighted-average discount rate – operating leases	5%	5%
Short term lease cost	$234,767	$114,937

As of December 31, 2024 and 2023, there were $98,570 and $283,847 right of use (“ROU”) assets and $118,757 and $326,107 lease liabilities based on the present value of the future minimum rental payments of leases, respectively. The Company’s management believes that using an incremental borrowing rate of the minimum loan rate and the Hong Kong Dollar Best Lending Rate (“BLR”) minus 0.125% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 6.6% and 5.5% respectively.

NOTE 12 — EQUITY

Ordinary shares

As at December 31, 2023 and December 31, 2024, the Company is authorized to issue 10,000,000 ordinary shares. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors of the Company.

The equity of the Company as of December 31, 2024 and 2023 represents 113,852 and 50,747 ordinary shares with par value of $Nil. The number of shares as above have taken into consideration the reverse stock splits effected on February 11, 2025 at an exchange ratio of one (1) share for twenty (20) shares and on May 5, 2025 at an exchange ratio of one (1) share for ten (10) shares. Pursuant to ASC 505 the reverse stock split has been applied retrospectively.

Additional paid-in capital

Balance as at January 1,2023	$1,464,959
Issuance of shares as compensation for services (Note 1)	2,866,856
Balance as at December 31, 2023	4,331,815
Issuance of shares through Equity Line of Credit (Note 2)	1,936,236
Issuance of shares through conversion of convertible notes	2,650,000
Decrease in subscription receivable due to reduction of work by professionals (Note 1)	(2,766,856)
Business Combination (Note 3)	(6,028,690)
Balance as at December 31, 2024	$122,505

*	- the number of shares below have been amended to apply the two reverse stock splits in February 2025 and in May 2025 retrospectively.

Note 1: On January 10, 2023, the Company issued 137 ordinary shares to professional party for consulting service of 10 years, increasing the additional paid-in capital by $812,300. On December 4, 2023, the Company issued additional 345 shares to DoubleClick Services Limited for consulting service of 10 years, increasing the additional paid-in capital by $2,054,556. During 2024, the service scope and duration were reduced and the service value was adjusted accordingly pursuant to addendums to respective agreements

Note 2: On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, within 36 months from the Agreement effective date up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. The White Lion Purchase Agreement was included as Exhibit 10.27 of the Form F-1 registration statement filed on December 5, 2024.

On December 10, 2024, 3,500 Class A Ordinary Shares were issued to White Lion amounting $276,850, in consideration for White Lion’s commitment pursuant to the White Lion Purchase Agreement. In addition, on December 12, 2024, pursuant to this Agreement, the Company issued 19,000 Class A Ordinary Shares for a purchase price of $1,572,186. On December 24, 2024, the Company issued 2,500 Class A Ordinary Shares for a purchase price of $160,050. On December 31, 2024, the Company issued 3,000 Class A Ordinary Shares for a purchase price of $204,000.

Note 3: Upon de-spac business combination, additional paid-in capital and capital reserve of Legacy NewGenIvf was combined with additional paid-in capital and accumulated net losses of the A SPAC I Acquisition Corp and added into the additional paid-in capital of NewGenIvf Group upon the reverse take-over.

NOTE 13 — EMPLOYEE BENEFIT PLANS

HK SAR

The Company has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 5% of the employees’ basic salaries on monthly basis.

Thailand

The Company is obliged to make social security payments within the first 15 days of the month over which it is accrued. In 2024, the Company and its employees are each required to make contributions to the scheme calculated at 5% of the employee’s salary with a cap of THB750 per month.

Cambodia

Every business employing one or more workers must register its business and workers with the National Social Security Fund (the “NSSF”) for the Occupational Risk Scheme (for work-related accidents and occupational diseases), the Health Care Scheme and the Pension Scheme.

Once registered, the business must pay to the NSSF:

●	A monthly contribution equivalent to 0.8% of each worker’s monthly average wages (between $0.40 and $2.40 per month per worker) for the Occupational Risk Scheme.

●	A monthly contribution equivalent to 2.6% of a worker’s monthly average wages (between $1.30 and $7.80 per month per worker) for the Health Care Scheme.

●	A monthly contribution to the compulsory Pension Scheme, which is jointly paid by the employer and the employee at the same rate of 2% (total of 4%) of the contributable wage for the first five years. The contributable wage for the Pension Scheme ranges from between KHR400,000 (approximately $100) up to KHR1,200,000 (approximately $300).

Kyrgyzstan

The Company has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 15% and 8%, respectively of the employees’ basic salaries on monthly basis.

NOTE 14 — PROVISION FOR INCOME TAXES

Cayman Islands

NewGenIvf Limited was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payment of dividends by these entities to the shareholders, no Cayman Islands withholding tax will be imposed.

HK SAR

Under the two-tiered profits tax rates regime, Hong Kong tax residents are subject to Hong Kong Profits Tax in respect of profits arising in or derived from Hong Kong at 8.25% for the first HK$2 million of profits of the qualifying group entity, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the HK SAR profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the remaining estimated assessable profits.

Thailand

The companies incorporated in Thailand are taxed on worldwide income. A company incorporated abroad is taxed on its profits arising from or in consequence of the business carried on in Thailand. The corporate income tax (CIT) rate is 20%. A foreign company not carrying on business in Thailand is subject to a final withholding tax (WHT) on certain types of assessable income (e.g. interest, dividends, royalties, rentals, and service fees) paid from or in Thailand. The rate of tax is generally 15%, except for dividends, which is 10%, while other rates may apply under the provisions of a double tax treaty (DTT).

Cambodia

The standard rate of corporate income tax (“CIT”) for companies and permanent establishments who are classified as medium and large taxpayers is 20%. For companies and permanent establishments who are classified as small taxpayers, the CIT rates are progressive rates from 0% to 20%. In view of the annual turnover of the company, the annual turnover ranges from KHR1 billion to KHR6 billion for service and commercial sectors, the company shall consider as the medium-sized company.

Kyrgyzstan

The company is subject to a corporate income tax on their aggregate annual income earned worldwide. Non-resident legal entities carrying out business activities through a permanent establishment in Kyrgyzstan are subject to profit tax on the income attributed to the activities of that permanent establishments. During the year, excess tax payable of $486,706 were deemed to be no longer payable and reversed accordingly.

Profit tax is calculated at a rate of 10% of aggregate annual income less allowed deductions.

Significant components of the provisions for income taxes for the year ended December 31, 2024, and 2023 were as follows:

	December 31,
	2024	2023
Current tax provision Kyrgyzstan	$—	$—
Over provision of tax in prior year Kyrgyzstan	(486,706)	—
Current tax provision Cambodia	—	—
Total tax (income) expense	$(486,706)	$—

	December 31,
	2024	2023	2022
(Loss) Income before taxes	$(960,807)	$108,418	$343,988
Tax credit (expense) at the effective tax rates	(179,863)	10,732	(124,591)
Tax effect on non-taxable income	(81,323)	(39,173)	—
Tax effect on non-deductible expenses	129,814	—	369,101
Change in valuation allowance	131,991	28,441	—
Tax effect on utilization of tax losses	(127,521)	—	(36,369)
Tax losses unable to be utilized	126,902
Over provision of tax in prior year	(486,706)
Tax (income) expense	$(486,706)	$—	$208,141

Deferred tax asset, net

Significant components of deferred tax assets, net were as follows:

	December 31, 2024	December 31, 2023
	USD	USD
Deferred tax assets:
– Net operating loss carry forward	160,432	28,441
Less: valuation allowance	(160,432)	(28,441)
Deferred tax assets, net	—	—

As of December 31, 2024 and 2023, the Company had net operating loss carry forward of $972,316 and $164,721. The Company believes it is less likely than not that its operations will be able to fully utilize its deferred tax assets related to the net operating loss carry forward. As a result, the Company provided 100% allowance on deferred tax assets on net operating loss.

NOTE 15 — DISAGGREGATED REVENUES

The Company’s main business operations are to provide: (i) IVF treatment service; and (ii) surrogacy and ancillary caring services.

	For the year ended December 31,
Revenue from external customers	2024	2023	2022
IVF treatment service	$5,433,375	$4,021,696	$2,819,163
Surrogacy, ancillary caring and other services	—	1,114,457	3,125,027
Total revenues	$5,433,375	$5,136,153	$5,944,190

Geographical information

	December 31,
Revenue from external customers originated from	2024	2023	2022
HK SAR	$—	34,038	$—
Kyrgyzstan	2,656,596	3,123,593	5,060,973
Cambodia	601,526	621,619	377,608
Thailand	2,175,253	1,356,903	505,609
Total revenues	$5,433,375	5,136,153	$5,944,190

The revenue information above is based on the locations where the revenue originated.

	December 31,
Long-lived assets located at	2024	2023	2022
HK SAR	$3,081	$584	—
China	8,370	—	—
Kyrgyzstan	—	—	22,513
Cambodia	47,902	137,472	229,085
Thailand	312,313	307,948	254,745
	$371,666	$446,004	506,343

The Company’s long-lived assets consist of plant and equipment, net and operating leases right-of-use assets, net.

NOTE 16 — RISKS

A. Credit risk

Accounts receivable

In order to minimize the credit risk, the management of the Company monitors and ensures that follow-up action is taken to recover overdue debts. The Company considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forward-looking information, such as GDP growth rate and nominal GDP per capita. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for account receivables as of December 31, 2024 and 2023 to be $19.

Cash and cash equivalents

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies. The Company is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings.

Deposits and other receivables, amount due from shareholders and loan to A SPAC I

The Company assessed the impairment for deposits and other receivables, due from shareholders individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for deposits and other receivables, due from shareholders as of December 31, 2024 is $4, and $17,818, respectively. The loss allowance for deposits and other receivables, due from shareholders as of December 31, 2023 is $14, and $17,818, respectively.

B. Interest risk

Cash flow interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s variable-rates bank balances.

The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Sensitivity analysis

The sensitivity analysis below has been determined by assuming that a change in interest rates had occurred at the end of the reporting period and had been applied to the exposure to interest rates for financial instruments in existence at that date. 1% increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 1% higher or lower and all other variables were held constant, the Company’s net (loss) income for the years ended December 31, 2024 and 2023 would have increased or decreased by approximately $26,894 and$541, respectively.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in HK$, THB and RMB which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk of US$ is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

C. Economic and political risks

The Company’s operations are mainly conducted in Thailand, Cambodia and Kyrgyzstan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Thailand, Cambodia and Kyrgyzstan.

The Company’s operations in Thailand, Cambodia and Kyrgyzstan are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Thailand, Cambodia and Kyrgyzstan, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things including natural disasters and wars.

D. Inflation risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the Company’s consolidated financial statements; however, significant increases in the price of labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations.

NOTE 17 — RELATED PARTY BALANCES AND TRANSACTIONS

The summary of amount due from and due to related parties as the following:

		December 31,
	Relationship	2024	2023
Due from shareholders consist of the following:
Mr. Siu Wing Fung, Alfred (“Mr. Siu”)	Shareholders and directors	$404,549	$354,285

Due to a related party consist of the following:
Ms. Fong Hei Yue, Tina (“Ms. Fong”)	Shareholders and directors (note 1)	(497,200)
Harcourt Limited	A related party (note 2)	$(61,802)	$—

Note:

(1)	Ms. Fong is the spouse of Mr. Siu. The due to shareholders balance as of December 31, 2024 was $92,651 while the due from shareholders balance as of December 31, 2023 was $354,285.

(2)	The directors and shareholders of Harcourt Limited are Mr. Siu and Ms. Fong, Harcourt Limited therefore has the common ultimate beneficial owners with the Company.

The balance due from shareholders consist of the following:

	December 31,
	2024	2023
Due from/ (to)shareholders/ related party	$(154,453)	$372,103
Less: allowance for expected credit loss	—	(17,818)
	$(154,453)	$354,285

The movement of allowances for expected credit loss is as follow:

	December 31,
	2024	2023
Balance at beginning of the year	$(17,818)	$(17,059)
Reversal of Provision / (Provision)	17,818	(759)
Ending balance	$—	$(17,818)

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

	December 31,
	2024	2023	2022
Directors’ remuneration to Mr. Siu Wing Fung, Alfred	$190,000	$125,000	$120,000
Directors’ remuneration to Ms. Fong Hei Yue, Tina	190,000	125,000	120,000
Waiver of related party balance of Mr. Siu Wing Fung, Alfred	—	(88,151)	—

NOTE 18 — LOAN TO A SPAC I

On June 12, 2023, NewGenIvf Limited (the “Legacy NewGenIvf”) and A SPAC I Acquisition Corp (“A SPAC I”) entered into a First Amendment to Merger Agreement, pursuant to which the Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to A SPAC I to fund amounts required to further extend the period of time available for A SPAC I to consummate a business combination, and for working capital and payment of professional, administrative and operational expenses, and other purposes as mutually agreed by A SPAC I and the Legacy NewGenIvf. The Loan will only become repayable upon the closing of the Acquisition Merger. As of December 31, 2023, $140,000 was outstanding under the loan. The Legacy NewGenIvf completed the business combination with A SPAC I Acquisition Corp on April 3, 2024. After the combination, the balance of loan to ACSA was eliminated in the subsequent period.

NOTE 19 — COMMITMENTS & CONTINGENCIES

As of December 31, 2024 and 2023, the Company was not a party to any legal or administrative proceedings. As of December 31, 2024, the Company had commitment as described in Notes 10 and 11 to the financial statements.

The Company is also committed to honor its obligations pursuant to the convertible note agreements as described in Note 10

NOTE 20 — DISPOSAL OF SUBSIDIARY

On December 18, 2024, the Company completed the sale of its First Fertility Bishkek LLC to an unrelated third party for total consideration of US$11, consisting of cash.

As part of the disposal, all the outstanding account payables and receivables as well as all outstanding balances between the First Fertility Bishkek LLC and Harcourt, FFPGS, and the Director were transferred to the Seller. Any tax liabilities in Kyrgyzstan arising from the transfer of these balances shall be borne by the Buyer.

The following table summarizes the financial impact of the disposal:

●	Consideration received: Cash of $11

●	Net assets acquired of $486,706

●	Reversal of excess tax of $486,706

The disposal was accounted for in accordance with ASC 810, Consolidation. As a result, the Company deconsolidated First Fertility Bishkek LLC and recognized a write back of tax (after netting against the cash consideration received) in the amount of US$486,706 in the consolidated statements of operations for the year ended December 31, 2024.

The disposal did not represent a strategic shift and, therefore, was not classified as a discontinued operation under ASC 205-20.

NOTE 21 — BUSINESS ACQUISITION

On December 17, 2024, the Company acquired Bi Clinic Ltd (“Bi Clinic”), which holds a license for the provision of IVF treatment, surrogacy, and ancillary caring services, for total consideration of $15,000. The acquisition enhances the Company’s position in healthcare fertility sector. The transaction was accounted for as a business combination under ASC 805, Business Combinations.

At the acquisition date, Bi Clinic had not yet commenced revenue-generating activities but had established the necessary regulatory approvals and licensing framework to operate as an IVF and surrogacy service provider. These approvals, along with the Company’s planned integration of medical personnel and operational processes, provide the necessary inputs and substantive processes required to meet the definition of a business under ASC 805.

Since Bi Clinic had no other assets or liabilities, the entire purchase price was allocated to intangible assets, specifically the IVF license and regulatory approvals. No goodwill was recognized in connection with the transaction.

As Bi Clinic had no prior operations, its financial results have been included in the consolidated financial statements from the acquisition date, with no historical revenue or expenses impacting the Company’s consolidated results. Pro forma financial information has been omitted, as the acquisition is not considered material to the Company’s financial results.

NOTE 22 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 11, 2025, the Company carried out a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued shares into one share.

On February 24, 2025, the Company entered into a Consulting Services Agreement with A SPAC (Holdings) Group Corp (“ASPAC”), pursuant to which the Company engaged ASPAC for the provision of certain consulting services. It was agreed that the Company would provide consideration in the form of cash and shares. On March 3, 2025, the Company issued the 150,000 (equivalent to 15,000 post Second Reverse Stock Split) Class A Ordinary Shares to ASPAC.

On February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025. On March 10, 2025, the Company received a confirmation letter from Nasdaq confirming that it has demonstrated compliance with all of Nasdaq’s listing requirements, including shareholder equity of more than $2.5m, as required in the Panel’s decision letter dated February 19, 2025.

On February 28, 2025, the Company completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between the Company and GIVF (“Purchase Agreement”), the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort technology from GIVF for a cash consideration of $750,000 and a share consideration of 125,000 Ordinary Shares (“MicroSort Acquisition”). Under the terms of the agreement, the Company acquired the technology for US$5 million, which was satisfied through a combination of US$750,000 in cash and the issuance of 2,500,000 ordinary shares (as was adjusted to 12,500 ordinary shares after the Reverse Stock Split on February 11, 2025 and the Reverse Stock Split on May 5, 2025) at a deemed value of US$1.70 per share.

On February 18, 2025, the Company entered into a cooperation agreement with FERTILITY GROUP LLC (“BOBCARE”) to jointly develop fertility services in the Kyrgyzstan market. The collaboration aims to combine NewGen’s technical expertise in fertility treatments with BOBCARE’s market resources in the region. This strategic partnership is anticipated to contribute to NewGen’s market presence over the next three years, improving the competitive position of both parties in the Kyrgyzstan market. Both companies will work together on several initiatives, including enhancing clinical protocols and patient management systems, knowledge exchange between fertility specialists, coordinated marketing and brand-building activities in Kyrgyzstan, and developing specialized fertility treatment options for the regional market.

On March 31, 2025, the Company terminated the binding term sheet with healthcare company European Wellness Investment Holdings Limited (“EWIHL”) regarding their previously announced reverse merger transaction. On the grounds of non fulfilment of certain criteria as contained in the term sheet.

On March 31, 2025, the Company’s Board approved certain amendments to its Share Incentive Plan of 2024, the awards of which are valid for a period of 10 years from March 28, 2025, whereby the maximum aggregate number of shares with respect to which Awards may be granted under the Plan shall be 105,426 Shares, which may be increased from time to time as determined by the Board or Committee of the Board, in an amount equal to 20% of the then outstanding ordinary shares of the Company at the time of such increase. Shares may be made available from Shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. To date, no shares have been awarded under this Plan.

On April 1, 2025, the Company entered into a new Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with JAK, pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing, a senior convertible note in the aggregate original principal amount of $3,200,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the Company may require JAK (or JAK may require the Company, as applicable) to participate in the sale of one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $25,600,000).

On April 2, 2025, the Company consummated the fourth tranche of its debt financing under the terms of its existing Securities Purchase Agreement with the investor, At the closing of the fourth tranche, the Company sold to the investor a senior convertible note in the principal amount of $2,000,000. The Note bears an interest rate of 14.75% per annum and may be adjustable from time to time pursuant to its terms. The funding from these arrangements with the investor is intended to be used to finance the establishment of a fertility clinic in Dubai.

Mr. Yip Eng Jeremy Foo, a director of NewGenIvf Group Limited (the “Company”), has resigned from the Board of Directors of the Company, the Audit Committee of the Company, and the Compensation Committee of the Company due to personal reasons, effective April 4, 2025. Mr. Foo’s resignation did not result from any disagreement with the Board or the Company on any matter relating to the Company’s operations, policies or practices.

Ms. Florianna Ann Chi Wan Chan will be appointed as a director of the Company, effective April 15, 2025, to fill the vacancy on the Audit Committee and the Compensation Committee created by Mr. Foo’s resignation. Ms Chan has over 20 years of experience in project management, real estate development, and luxury hospitality, and is a proven leader in driving growth and operational excellence. Since 2015, Ms. Chan has led Lab Concept Company Limited, a subsidiary of The Lane Crawford Joyce Group, where she successfully restructured operations, spearheaded rebranding, and digitized processes, achieving significant revenue growth. Previously, she held senior roles at VCC Company Limited, Eton Properties, and Crown Macau, excelling in real estate development, marketing, and VIP services. She holds a Bachelor of Hospitality Management from Central Queensland University in Australia and an Advanced Diploma from William Angliss Institute of TAFE. Fluent in Cantonese, Mandarin, and English, Ms. Chan brings a deep understanding of Asia Pacific markets and a strategic vision that will drive the Company’s continued growth and success.

On April 15, 2025, the Board of Directors approved another reverse stock split of all of the Company’s issued and unissued shares, including the Class A ordinary shares with no par value (the “Class A Ordinary Shares”), Class B ordinary shares with no par value and preferred shares with no par value, at an exchange ratio of one (1) share for ten (10) shares. The Reverse Stock Split became effective on May 5, 2025, andits Class A Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post-Reverse Stock Split basis on such date. The Reverse Stock Split was intended for the Company to remain compliant with a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2).

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the Company will issue one full post-Reverse Stock Split Class A Ordinary Share to any shareholder at a participant level who would have been entitled to receive a fractional share as a result of the process. After the Reverse Stock Split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted by dividing the number of Class A Ordinary Shares into which the options, warrants and other convertible securities are exercisable or convertible by ten (10) in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share.

Subsequent to the year end and to the date of this report, $3,150,000 convertible notes outstanding as of December 31, 2024 had been converted to additional 259,425 Class A ordinary shares while Promissory Notes of $500,000 outstanding as of December 31, 2024 were settled. A further 166,000 shares totaling $5,193,763 were issued under the Equity Line of Credit with White Lion.

Other than the events mentioned above, there have been no other subsequent events noted till the date of these financial statements.

NOTE 23 — RECLASSIFICATION AND COMPARATIVE FIGURES

Certain prior year amounts have been reclassified to conform to the current year’s presentation. These include the re-presentation of share-based compensation to consultants pursuant to service agreements. In the prior year, compensation for future services to be rendered were recorded as subscription receivables in the Statement of Equity. In the current year, these compensation for services has been reclassified and measured at the fair value of the shares issued as compensation at grant date in accordance with ASC 718. This reclassification had no effect on previously reported net income.

The comparative figures in the consolidated balance sheets, statement of equity, consolidated statements of cash flows, together with the accompanying notes, where relevant reflect those of the Company after the reverse takeover and reorganization process in 2024, and accordingly differs from those audited and reported on by the predecessor auditor on NewGenIvf Limited, the legal acquiree and accounting acquirer, arising from the application of ASC 805, which requires retrospective application. The difference mainly impacts the equity in the consolidated balance sheets, the statement of equity and the consolidated statements of cash flows, including the relevant notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since the closing of the Business Combination which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

On April 3, 2024, the Company issued to certain investors 295,000 Class A Ordinary Shares (equivalent to 295 Class A Ordinary Shares post Reverse Stock Splits) which were converted from the ordinary shares of Legacy NewGenIvf pursuant to the terms of the Securities Purchase Agreement by and between A SPAC I Mini Acquisition Corp. and certain investors named therein (the “February Buyers”) on February 29, 2024. Pursuant to this Securities Purchase Agreement, A SPAC I Mini Acquisition Corp agreed to issue and sell to the February Buyers, in a private placement, an aggregate of up to $3,500,000 principal amount of convertible notes, consisting of one or more tranches: (i) an initial tranche of an aggregate principal amount of promissory notes of up to $1,750,000 and including an original issue discount of up to aggregate $122,500, and (ii) subsequent tranches of an aggregate principal amount of promissory notes of up to $1,750,000 and including an original issue discount of up to aggregate $122,500. The closing of the Initial Tranche took place on April 3, 2024. The Company also closed on a subsequent tranche of the aforementioned promissory notes in the principal amount of $250,000 by issuing and selling to the February Buyers shortly after the closing of the Business Combination, resulting in an aggregate principal amount of notes of $2,000,000 sold to the February Buyers. The form of these promissory notes is included as Exhibit 4.2 of the Form 6-K filed on April 4, 2024. The aforementioned Securities Purchase Agreement is included as Exhibit 4.1 of the Form 6-K filed on April 4, 2024.

2024 Debt Financing

On August 7, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing (and such initial closing, the “Initial Closing”), (a) a senior convertible note (the “Initial Note”) in the aggregate original principal amount not exceeding $1,100,000, convertible into Class A Ordinary Shares pursuant to its terms, (b) a warrant to purchase 1,325,301 Class A Ordinary Shares (such warrant, the “Series A Warrant” and prior to any Reverse Stock Splits), and (c) a warrant to purchase 180,722 Class A Ordinary Shares (the “Series B Warrant” and prior to any Reverse Stock Splits); and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of (a) one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $9,500,000) (the “Additional Notes”) and (b) related Warrants.

The Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated August 16, 2024 and is incorporated by reference herein. The Initial Note is filed as Exhibit 10.25 of this registration statement.

Additionally, in connection with the Securities Purchase Agreement, the Company entered into amendment and exchange agreements with certain holders of its convertible promissory notes (the “Existing Notes” and each of such amendment and exchange agreements, an “Amendment and Exchange Agreement”), pursuant to which the Company exchanged the Existing Notes by issuing, among other things, (i) senior convertible notes in the aggregate principal amount of $2,700,000 (the “Exchange Notes”, and, together with the Initial Note and the Additional Notes, the “Notes”) and (b) a series of warrants to initially acquire up to a certain number of Class A Ordinary Shares to the holders of the Existing Notes set forth therein (the “Exchange Warrants” and the Series A Warrants and the Series B Warrants, the “Warrants”). The Exchange Notes are in substantially similar form to the Initial Notes, which are discussed further below.

The Exchange Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 3,253,012 Class A Ordinary Shares (without reflecting any Reverse Stock Splits), subject to adjustment as provided therein. The Exchange Warrants may be exercised at any time after the exchange date, subject to the Maximum Percentage (as defined in the Exchange Warrants). The initial exercise price of the Exchange Warrants is $0.913 per share, subject to adjustment as provided therein. If at the time of exercise of the Exchange Warrants, there is no effective registration statement registering our Class A Ordinary Shares underlying such warrants, such warrants may be exercised on a cashless basis pursuant to their terms. The form of the Amendment and Exchange Agreement, the form of Exchange Notes, and the form of Exchange Warrants are filed as Exhibits 4.2, 4.3, and 4.4 to the Form 6-K dated August 16, 2024, and are incorporated herein by reference.

Initial Closing

On August 12, 2024, the Company and the Buyers consummated the Initial Closing. The Initial Note sold in connection with the Securities Purchase Agreement bears an interest rate of 14.75% per annum and is convertible into the Company’s Class A Ordinary Shares as follows: the Conversion Amount (as defined in the Initial Note) into validly issued, fully paid and non-assessable Class A Ordinary Shares at the Conversion Rate (as defined in the Initial Note); subject to adjustment as provided therein. No fractional Class A Ordinary Shares are issuable upon any such conversion. A holder may convert the Initial Notes at any time after the initial issuance date of such Initial Note, subject to the Maximum Percentage.

The form of the Initial Note is included as Exhibit A of the Securities Purchase Agreement filed as Exhibit 4.1 in the Form 6-K dated August 15, 2024.

At the Initial Closing, the Company also sold to the Buyers Series A Warrants to purchase an aggregate 1,325,301 Class A Ordinary Shares (without reflecting any Reverse Stock Splits) and Series B Warrants to purchase an aggregate 180,722 Class A Ordinary Shares (without reflecting any Reverse Stock Splits).

Series A Warrants.

The Series A Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 1,325,301 Class A Ordinary Shares (the “Series A Warrant Shares”), subject to adjustment as provided therein. The initial exercise price of the Series A Warrants is $0.913 per share, subject to adjustment as provided therein. If at the time of exercise of the Series A Warrants, there is no effective registration statement registering the shares of our Ordinary Shares underlying such warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Series B Warrants

The Series B Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 180,722 Ordinary Shares, subject to adjustment as provided therein. The Series B Warrants may be exercised at any time on or after February 12, 2025 (the “Initial Exercise Eligibility Date”), subject to the Maximum Percentage. The initial exercise price of the Series B Warrants was prepaid, except for a nominal exercise price of $0.001 per share, subject to adjustment as provided therein.

The form of the Series A Warrant and form of the Series B Warrant are included as Exhibit B of the Securities Purchase Agreement included as Exhibit 4.1 in the Form 6-K filed on August 16, 2024, which is incorporated herein by reference.

Second Tranche

On August 28, 2024, the Company closed on the second tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the second tranche, the Company sold the First Mandatory Additional Note in the aggregate principal amount of $500,000. The First Mandatory Additional Note is in substantially similar form to the Initial Note. Upon issuance of the First Mandatory Additional Note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to 2,236,446 (equivalent to approximately 2,236 Class A Ordinary Shares post Reverse Stock Splits). The First Mandatory Additional Note is included as Exhibit 4.1 in the Form 6-K filed on August 30, 2024, which is incorporated herein by reference.

Third Tranche

On November 11, 2024, the Company closed on the third tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the third tranche, the Company sold the Second Mandatory Additional Note in the aggregate principal amount of $1,500,000. The Second Mandatory Additional Note is in substantially similar form to the Initial Note. Upon issuance of the First Mandatory Additional Note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to 5,874,383 (equivalent to approximately 5,874 Class A Ordinary Shares post Reverse Stock Splits). The Second Mandatory Additional Note is included as Exhibit 4.1 in the Form 6-K filed on November 15, 2024, which is incorporated herein by reference.

Fourth Tranche

On April 2, 2025, the Company closed on the fourth tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the fourth tranche, the Company sold a senior convertible note (the “Fourth Tranche Note”) in the original principal amount of $2,000,000. The Fourth Tranche Note is in substantially similar form to the Initial Note. Upon issuance of the note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to approximately 159,223 (on a post Reverse Stock Splits basis). The Fourth Tranche Note is included as Exhibit 4.1 in the Form 6-K filed on April 3, 2025, which is incorporated herein by reference.

Fifth Tranche

On July 16, 2025, the Company consummated the fifth tranche of the 2024 Debt Financing under the terms of the Securities Purchase Agreement. At the closing of the fifth tranche, the Company sold to the Investor a senior convertible note (the “Fifth Tranche Note”) in the original principal amount of $2,000,000. The Note bears an interest rate of 14.75% per annum. The maximum number of Class A Ordinary Shares of the Company, no par value, which this note is issuable into is 6,923,990, based on a conversion price of $0.63 and assuming an interest rate of 14.75% through the fifty-four (54) month maturity of the Notes. Further the conversion price of the Note is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions, and full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect. The holder of the Note may convert any portion of the outstanding portion of the Note into validly issued, fully paid and non-assessable Class A Shares at the conversion price. No fractional Class A Shares are issuable upon any such conversion. If the issuance would result in the issuance of a fraction of a Class A Share, the Company shall round such fraction of a Class A Share up to the nearest whole share. The Fourth Tranche Note is included as Exhibit 4.1 in the Form 6-K filed on July 16, 2025, which is incorporated herein by reference.

Between November 7, 2024 and the date of this prospectus, the Company received gross proceeds of $7,850,000 and issued an aggregate of 573,837 Class A Ordinary Shares (on a post Reverse Stock Splits basis) to the Buyers.

The Company may receive up to approximately $18,540,961 in additional net proceeds from the 2024 Debt Financing if all remaining Additional Notes in the aggregate principal amount of $3,150,000 (together with the Fourth Tranche Note and Fifth Tranche Note, the “Remaining Additional Notes”) issuable pursuant to the Securities Purchase Agreement are sold and (ii) the Series A Warrants are increased by 10,157,580 assuming that (A) all Remaining Additional Notes are sold and (B) an Additional Share Price is equal to $1.3513 and (iii) all of the Warrants are exercised in full, based on the following assumptions (x) approximately $23,909,021 in net proceeds are received from the exercise of the Series A Warrants, assuming that the Series A Warrants are exercised in full at an exercise price of $1.8258 and the number of Ordinary Shares issuable upon exercise of the Series A Warrants equals 13,095,093, (y) approximately $1,485 in net proceeds are received from the exercise of the Series B Warrants, assuming that the Series B Warrants are exercised in full at an exercise price of $0.020 per share, and (z) approximately $3,005,784 in net proceeds are received from the exercise of the Exchange Warrants, assuming that the Exchange Warrants are exercised in full at an exercise price of $1.8258. The foregoing is subject to adjustment as set forth in the respective Notes and Warrants, as applicable.

White Lion Equity Line of Credit

On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. The White Lion Purchase Agreement was included as Exhibit 10.27 of the Form F-1 registration statement filed on December 5, 2024.

On December 10, 2024, 700,000 Class A Ordinary Shares (equivalent to 700 Class A Ordinary Shares post Reverse Stock Splits) were issued to White Lion, in consideration for White Lion’s commitment pursuant to the White Lion Purchase Agreement. Between December 12, 2024 and August 5, 2025, the Company received gross proceeds of $11,659,051 and issued an aggregate of 1,108,600 Class A Ordinary Shares (on a post-Reverse Stock Splits basis) to White Lion.

MicroSort Acquisition

On January 21, 2025, the Company entered into a Purchase Agreement with Genetics & IVF Institute, Inc. (“Purchase Agreement”), pursuant to which the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from Genetics & IVF Institute, Inc. for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (equivalent to 2,500 Class A Ordinary Shares post Third Reverse Stock Split) (“Share Consideration”). The Purchase Agreement is filed as Exhibit 10.30 in this registration statement. MicroSort Lab Services, LLC (“MicroSort”) was incorporated by Genetics & IVF Institute, Inc. in January 2025 to hold all of the Assets (as defined in the Purchase Agreement) to be transferred to the Company at closing. The Company’s acquisition of MicroSort was completed on February 28, 2025, and the Share Consideration was issued to GIVF on the same day.

ASPAC Consulting Services Agreement

On February 24, 2025, the Company entered into a Consulting Services Agreement with A SPAC (Holdings) Group Corp (“ASPAC”), pursuant to which the Company engaged ASPAC for the provision of certain consulting services. It was agreed that the Company would provide consideration in the form of cash and shares. On March 3, 2025, the Company issued the 150,000 Class A Ordinary Shares to ASPAC (equivalent to 3,000 Class A Ordinary Shares post Third Reverse Stock Split).

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1*	Form of Placement Agency Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the Company dated July 4, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Form 6-K filed with the SEC on July 7, 2025)
4.1	Specimen Class A Ordinary Share Certificate of the Company (incorporated by reference to Exhibit 2.1 of the report on Form 20-F filed with the Securities and Exchange Commission on April 9, 2024)
4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 2.2 of the report on Form 20-F filed with the Securities and Exchange Commission on April 9, 2024)
4.3	Warrant Agreement, dated February 14, 2022, by and between ASCA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2022)
4.4	Form of Assumption of Warrant Agreement (incorporated by reference to Exhibit 4.7 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
4.5*	Form of Ordinary Share Purchase Warrant
5.1*	Opinion of Ogier
10.1	Merger Agreement, dated as of February 15, 2023, by and among ASCA, NewGenIvf Limited, certain shareholders of NewGenIvf Limited, A SPAC I Mini Acquisition Corp., and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.2	First Amendment to the Merger Agreement, dated June 12, 2023, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2023)
10.3	Second Amendment to the Merger Agreement, dated December 6, 2023, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2023)
10.4	Third Amendment to the Merger Agreement, dated March 1, 2024, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.5	Stock Escrow Agreement, dated February 14, 2022 by and between ASCA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.5 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2022)
10.6	Voting and Support Agreement, dated as of February 15, 2023, by and among A SPAC I Acquisition Corp., A SPAC I Mini Acquisition Corp., NewGenIvf Limited, and certain shareholders of NewGenIvf Limited (incorporated by reference to Exhibit 10.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.7	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.8	Form of Lock-Up Agreement (incorporated by reference to exhibit 4.8 of the Company’s report on Form 20-F filed with the SEC on April 9, 2024)
10.9	Securities Purchase Agreement, dated February 29, 2024, by and among ASCA, The Company, Legacy NewGenIvf, the Buyers and Merger Sub (incorporated by reference to Exhibit 10.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.10	Form of Note between The Company and the Buyers (incorporated by reference to Exhibit 10.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.11	Acknowledgement Agreement, dated March 1, 2024, by and among ASCA, Legacy NewGenIvf and Chardan (incorporated by reference to Exhibit 10.3 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.12	Power Generator Lease Contract, dated January 10, 2021, between BD & H TECH Co., LTD. and First Fertility Phnom Penh Ltd (English Translation) (incorporated by reference to Exhibit 10.19 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.13	Property Lease Contract, dated June 22, 2020, between SOK HEANG and First Fertility Phnom Penh Ltd (English Translation) (incorporated by reference to Exhibit 10.20 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)

10.14	MicroSort Lease and Services Agreement, dated March 29, 2019, between First Fertility Phnom Penh Ltd and MicroSort International (incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.15	Management and Administrative Services Agreement, dated November 1, 2022, between First Fertility PGS Center Ltd and Med Holdings Ltd (incorporated by reference to Exhibit 10.22 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.16	MicroSort Lease and Services Agreement, dated April, 8, 2019, between First Fertility PGS Center Ltd. and MicroSort International (incorporated by reference to Exhibit 10.23 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.17	Medical Consulting Service Agreement, dated January 1, 2021, between First Fertility PGS Center Ltd and First Fertility Phnom Penh Ltd (incorporated by reference to Exhibit 10.24 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.18	Receivables Purchase Agreement, dated December, 28, 2022, between First Fertility PGS Center Ltd and Mr. Siu, Wing Fung Alfred (incorporated by reference to Exhibit 10.25 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.19	Master Services Agreement, dated December 21, 2022, between First Fertility PGS Center Ltd and First Fertility Phnom Penh Ltd (incorporated by reference to Exhibit 10.26 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.20	Form of Agreement for Storage of Embryos, Eggs, and Sperms Service between First Fertility PGS Center Ltd and Reproductive Expert Co Ltd (incorporated by reference to Exhibit 10.27 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.21	Form of NewGenIvf Group Limited 2024 Share Incentive Plan (incorporated by reference to exhibit 4.21 of the Company’s report on Form 20-F filed with the SEC on April 9, 2024)
10.22	Securities Purchase Agreement between A SPAC I Mini Acquisition Corp. and JAK Opportunities VI LLC dated February 29, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on April 4, 2024)
10.23	Form of Note between A SPAC I Mini Acquisition Corp. and JAK Opportunities VI LLC dated February 29, 2024 (incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 6-K filed with the SEC on April 4, 2024)
10.24	Securities Purchase Agreement between the Company and certain buyers dated August 7, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on August 16, 2024)
10.25	Form of Note between the Company and JAK Opportunities VI LLC dated August 7, 2024 (incorporated by reference to Exhibit 10.25 of the Company’s registration statement on Form F-1 (File No. 333-281964), filed with the Securities and Exchange Commission on September 6, 2024
10.26	Form of Note between the Company and JAK Opportunities VI LLC dated August 28, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on August 30, 2024)
10.27	Common Stock Purchase Agreement between the Company and White Lion Capital, LLC dated November 21, 2024 (incorporated by reference to Exhibit 10.27 of the Company’s registration statement on Form F-1 (File No. 333-283421), filed with the Securities and Exchange Commission on November 22, 2024)
10.28	Registration Rights Agreement between the Company and White Lion Capital, LLC dated November 21, 2024 (incorporated by reference to Exhibit 10.28 of the Company’s registration statement on Form F-1 (File No. 333-283421), filed with the Securities and Exchange Commission on November 22, 2024)
10.29	Form of Note between the Company and JAK Opportunities VI LLC dated November 11, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on November 15, 2024)
10.30	Purchase Agreement between the Company and Genetics and IVF Institute, Inc. dated January 21, 2025 (incorporated by reference to Exhibit 10.30 of the Company’s registration statement on Form F-1 (File No. 333-285629) filed with the Securities and Exchange Commission on March 7, 2025)
10.31	Consulting Services Agreement between the Company and A SPAC (Holdings) Limited dated February 24, 2025 (incorporated by reference to Exhibit 10.31 of the Company’s registration statement on Form F-1 (File No. 333-285629) filed with the Securities and Exchange Commission on March 7, 2025)
10.32	Securities Purchase Agreement between the Company and certain buyers dated April 1, 2025 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on April 3, 2025)
10.33*	Form of Securities Purchase Agreement between the Company and the purchasers
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Company’s annual report on Form 20-F filed with the SEC on April 22, 2025)
23.1*	Consent Letter from WWC, P.C.
23.2*	Consent Letter from J&S Associate PLT
23.3*	Consent of Ogier (included in Exhibit 5.1)
24.1*	Power of Attorney
97.1	Clawback Policy of the Company. (incorporated by reference to Exhibit 97.1 of the Company’s annual report on Form 20-F filed with the SEC on August 20, 2024)
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Fee Table

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

i.	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

ii.	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on September 15, 2025.

NEWGENIVF GROUP LIMITED

By:	/s/ Wing Fung Alfred Siu
Wing Fung Alfred Siu
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wing Fung Alfred Siu his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wing Fung Alfred Siu	Chief Executive Officer and Director,	September 15, 2025
Wing Fung Alfred Siu	(Principal Executive Officer)

/s/ Hei Yue Tina Fong	Director, Chief Marketing Officer	September 15, 2025
Hei Yue Tina Fong

/s/ Hok Man Jefferson Au	Independent Director	September 15, 2025
Hok Man Jefferson Au

/s/ Florianna Ann Chi Wan Chan	Independent Director	September 15, 2025
Florianna Ann Chi Wan Chan

/s/ Tam Chun Wa	Independent Director	September 15, 2025
Tam Chun Wa

/s/ Ho Fai Chung	Chief Financial Officer	September 15, 2025
Ho Fai Chung

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of NewGenIvf Group Limited, has signed this registration statement in on September 15, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.